Exhibit 2.1

Execution Version

BUSINESS COMBINATION AGREEMENT

dated as of

November 21, 2023

by and among

GLOBAL PARTNER ACQUISITION CORP II,

STRIKE mERGER sub i Inc.,

STRIKE merger sub ii llc.,

and

STARDUST POWER INC.

i

3.10	Information Supplied	37
3.11	Litigation	37
3.12	Contracts	38
3.13	Employment Matters	40
3.14	Taxes	42
3.15	Intellectual Property	44
3.16	Information Technology	45
3.17	Real Property	46
3.18	Corrupt Practices; Sanctions	47
3.19	Insurance	47
3.20	Competition and Trade Regulation	48
3.21	Environmental Matters	48
3.22	Brokers	49
3.23	Affiliate Agreements	49
3.24	No Other Representations or Warranties	49
Article IV REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR PARTIES		50
4.01	Organization, Standing and Corporate Power	50
4.02	Authority; Approval; Non-Contravention	50
4.03	Litigation	51
4.04	Compliance with Laws	52
4.05	Employee Benefit Plans	52
4.06	Financial Ability; Trust Account	52
4.07	Taxes	53
4.08	Brokers	55
4.09	Acquiror SEC Reports; Financial Statements; Sarbanes-Oxley Act	55
4.10	Business Activities; Absence of Changes	56
4.11	Registration Statement	58
4.12	No Outside Reliance	58
4.13	Capitalization	59
4.14	NASDAQ Stock Market Quotation	60
4.15	Contracts; No Defaults	60
4.16	Title to Property	61
4.17	Investment Company Act	61
4.18	Affiliate Agreements	61

4.19	Corrupt Practices	61
4.20	Takeover Statutes and Charter Provisions	62
4.21	No Other Representations or Warranties	62
Article V COVENANTS OF THE COMPANY		62
5.01	Conduct of Business	62
5.02	Inspection	65
5.03	HSR Act and Regulatory Approvals	66
5.04	No Claim Against the Trust Account	67
5.05	Proxy Solicitation; Other Actions	67
Article VI COVENANTS OF ACQUIROR		68
6.01	HSR Act and Regulatory Approvals	68
6.02	Indemnification and Insurance	69
6.03	Conduct of Acquiror During the Interim Period	70
6.04	Trust Account	72
6.05	Inspection	72
6.06	Acquiror Listing	73
6.07	Acquiror Public Filings	73
6.08	Section 16 Matters	73
6.09	Class B Conversion; Domestication	73
6.10	Extension of Business Combination Deadline	74
6.11	Acquiror Equity Incentive Plan	75
6.12	Consent of First Merger Sub	75
6.13	Consent of Second Merger Sub	75
6.14	Termination of Affiliate Contracts	75
Article VII JOINT COVENANTS		75
7.01	Support of Transaction	75
7.02	Exclusivity	76
7.03	Preparation of Registration Statement; Special Meeting; Solicitation of Acquiror Shareholder Approvals and Company Stockholder Approval	77
7.04	Tax Matters	80
7.05	Confidentiality; Publicity	81
7.06	Post-Closing Cooperation; Further Assurances	82
7.07	Private Placement; PIPE Financing	82

Article VIII CONDITIONS TO OBLIGATIONS		83
8.01	Conditions to Obligations of All Parties	83
8.02	Additional Conditions to Obligations of Acquiror and Merger Subs	83
8.03	Additional Conditions to the Obligations of the Company	84
Article IX TERMINATION/EFFECTIVENESS		85
9.01	Termination	85
9.02	Effect of Termination	87
Article X MISCELLANEOUS		87
10.01	Waiver	87
10.02	Notices	87
10.03	Assignment	88
10.04	Rights of Third Parties	88
10.05	Expenses	89
10.06	Governing Law	89
10.07	Captions; Counterparts	89
10.08	Schedules and Exhibits	89
10.09	Entire Agreement	89
10.10	Amendments	90
10.11	Severability	90
10.12	Jurisdiction; WAIVER OF TRIAL BY JURY	90
10.13	Enforcement	91
10.14	Non-Recourse	91
10.15	Non-survival of Representations, Warranties and Covenants	91

Exhibits

Exhibit A – Form of Company Support Agreement

Exhibit B – Form of Sponsor Letter Agreement

Exhibit C – Scope of Shareholder Agreement

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”), dated as of November 21, 2023, is entered into by and among Global Partner Acquisition Corp. II, a Cayman Islands exempted company (“Acquiror”), Strike Merger Sub I, Inc., a Delaware corporation and direct wholly-owned Subsidiary of Acquiror (“First Merger Sub”), Strike Merger Sub II, LLC, a Delaware limited liability company and direct wholly-owned Subsidiary of Acquiror (“Second Merger Sub” and, together with First Merger Sub, “Merger Subs”), and Stardust Power Inc., a Delaware corporation (“Company”). Except as otherwise indicated, capitalized terms used in this Agreement shall have the meanings set forth in Article I.

RECITALS

WHEREAS, Acquiror is a blank check company incorporated to acquire one or more operating businesses through a Business Combination;

WHEREAS, the Merger Subs are each newly formed, wholly-owned, direct Subsidiaries of Acquiror, and were formed for the sole purpose of the Mergers;

WHEREAS, subject to the terms and conditions hereof, at the Closing and after the Domestication, (a) First Merger Sub will merge with and into the Company, with the Company surviving as the Surviving Company (the “First Merger”) and (b) promptly following the First Merger, but in any event on the same day as the First Merger and as part of the same overall transaction as the First Merger, the Surviving Company will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with the Second Merger Sub surviving as the Surviving Entity;

WHEREAS, the respective boards of directors or sole member, as applicable, of each of Acquiror, First Merger Sub, Second Merger Sub and the Company have each approved and declared advisable, and in the case of Acquiror, the board of directors of Acquiror has determined to be in the best interests of Acquiror, this Agreement and the Transactions upon the terms and subject to the conditions of this Agreement and in accordance with the laws of its jurisdiction;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, certain Company Stockholders have entered into certain Support Agreements, dated as of the date hereof (the “Company Support Agreements”), with Acquiror and the Company, substantially in the form set forth on Exhibit A (Form of Company Support Agreement), pursuant to which, among other things, such Company Stockholders have agreed to execute and deliver a consent constituting the Company Stockholder Approval;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, the Sponsor, Acquiror, the Company and the directors and officers of Acquiror have entered into a letter agreement, dated as of the date hereof (the “Sponsor Letter Agreement” and, together with the Company Support Agreements, the “Support Agreements”), substantially in the form set forth on Exhibit B (Form of Sponsor Letter Agreement), pursuant to which, among other things, the Sponsor and the directors and officers of the Acquiror have agreed to, among other things, (a) vote, in their capacity as shareholders of Acquiror, in favor of this Agreement and the Transactions, (b) be bound by certain transfer restrictions with respect to its Acquiror Shares prior to Closing, (c) terminate certain lock-up provisions included in that certain Letter Agreement, dated as of January 11, 2021, as amended by that certain Letter Agreement Amendment, dated as of January 13, 2021, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement, (d) fully vest 3,000,000 of Sponsor’s Acquiror Class B Shares (as converted into Acquiror Class A Shares) immediately upon the Closing (and convert into Acquiror Common Stock); (e) subject 1,000,000 of Sponsor’s Acquiror Class B Shares (as converted into Acquiror Class A Shares and then converted into Acquiror Common Stock) to vesting (or forfeiture) on the basis of achieving certain trading price thresholds following the Closing; (f) forfeit 3,500,000 of Sponsor’s Acquiror Class B Shares for no consideration; and (g) waive any anti-dilution adjustment to the conversion ratio set forth in the Articles of Association or similar protection with respect to the Acquiror Common Stock, in each case, as more fully set forth in the Sponsor Letter Agreement;

WHEREAS, pursuant to the Articles of Association, Acquiror shall provide an opportunity to its shareholders to have their Acquiror Class A Shares redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Articles of Association, the Trust Agreement and the Proxy Statement in conjunction with, inter alia, obtaining approval of the Transactions from the shareholders of Acquiror (the “Offer”), which redemption shall take place prior to the Domestication;

WHEREAS, prior to the consummation of the Transactions and at least one (1) Business Day prior to the Domestication each then issued and outstanding Class B ordinary share of the Acquiror, par value $0.0001 per share (the “Acquiror Class B Shares”), shall convert automatically, on a one-for-one basis, into a Class A ordinary share of the Acquiror, par value $0.0001 per share (the “Acquiror Class A Shares”), in accordance with the Articles of Association (the “Class B Conversion”);

WHEREAS, prior to the consummation of the Transactions, Acquiror shall, subject to obtaining the applicable Acquiror Shareholder Approvals, (a) migrate and domesticate as a corporation in the State of Delaware in accordance with the DGCL and the CLCI (the “Domestication”) and (b) adopt the certificate of incorporation (the “Acquiror Charter”), in form and substance to be agreed to by the parties, acting commercially reasonably, which shall be the certificate of incorporation of Acquiror until thereafter supplemented or amended in accordance with its terms and the DGCL;

WHEREAS, prior to the consummation of the Mergers, and contemporaneously with the Domestication, Acquiror shall adopt the bylaws, in form and substance to be agreed to by the parties, acting commercially reasonably, which shall be the bylaws of Acquiror, until thereafter supplemented or amended in accordance with its terms and the DGCL;

WHEREAS, in connection with the Domestication, (a) each then issued and outstanding Acquiror Class A Share (including those shares issued in connection with the Class B Conversion), shall convert automatically, on a one-for-one basis, into a share of common stock, par value $0.0001 per share, of Acquiror (as part of its domestication as a corporation incorporated in the State of Delaware) (the “Acquiror Common Stock”); (b) each then issued and outstanding whole Existing Acquiror Warrant shall convert automatically into a whole warrant exercisable for one share of Acquiror Common Stock (each, an “Acquiror Warrant” and, collectively, the “Acquiror Warrants”), pursuant to the Warrant Agreement; and (c) each issued and outstanding Acquiror Unit that has not been previously separated will be cancelled and will entitle the holder thereof to one Acquiror Class A Share and one-sixth of one Existing Acquiror Warrant which shall each be automatically converted as set out in the foregoing clauses(a) and (b) respectively;

WHEREAS, Acquiror shall be renamed “Stardust Power Inc.” and the Acquiror Common Stock and Acquiror Warrants shall trade publicly on NASDAQ under “SDST” and “SDSTW” or other new ticker symbols selected by the Company;

WHEREAS, contemporaneously with the Closing, in connection with the Transactions, Acquiror, certain Acquiror Shareholders and certain Company Stockholders who will receive Acquiror Common Stock pursuant to Article II, will enter into a Registration Rights Agreement (the “Registration Rights Agreement”), in form and substance to be agreed to by the parties, acting commercially reasonably, to be effective upon the Closing;

WHEREAS, contemporaneously with the Closing, in connection with the Transactions, Acquiror, certain Acquiror Shareholders and certain Company Stockholders who will receive Acquiror Common Stock pursuant to Article II, will enter into a Shareholder Agreement (the “Shareholder Agreement”) addressing the items set forth on Exhibit C hereto and in form and substance to be agreed to by the parties, acting commercially reasonably, to be effective upon Closing;

WHEREAS, contemporaneously with the Closing, in connection with the Transactions, Acquiror and certain Company Stockholders who will receive Acquiror Common Stock pursuant to Article II, will enter into a Lock-up Agreement (the “Lock-up Agreement”), in form and substance to be agreed, to be effective upon the Closing; and

WHEREAS, each of the parties intends, for U.S. federal (and applicable state and local) Income Tax purposes, that (a) this Agreement constitutes, and is hereby adopted by the parties hereto as, a “plan of reorganization” for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a), (b) the Domestication shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code to which the Acquiror is a party under Section 368(b) of the Code, and accordingly, the taxable year of the Acquiror will end on the date that the Domestication is consummated pursuant to Treasury Regulations Section 1.367(b)-2(f)(4), (c) the Company SAFE Conversions shall constitute a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code and (d) the Mergers, taken together, constitute a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code as described in IRS Rev. Rul. 2001-46, 2001-2 C.B. 321 to which each of the Acquiror and Company are parties under Section 368(b) of the Code (clauses (a)-(d) collectively, the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, each of the Acquiror Parties and the Company agree as follows:

Article I

CERTAIN DEFINITIONS

1.01 Definitions. As used herein, the following terms shall have the following meanings:

“Acquiror” has the meaning specified in the preamble hereto.

“Acquiror Acquisition Proposal” means (a) any transaction or series of related transactions under which Acquiror, directly or indirectly, (i) acquires or otherwise purchases any other Person(s), (ii) engages in a Business Combination with any other Person(s) or (iii) acquires or otherwise purchases all or a material portion of the assets, equity or convertible debt securities or businesses of any other Persons(s) (in the case of each of clause (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of securities, purchase of assets, tender offer or otherwise) or (b) any equity or similar investment in Acquiror. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Agreements or the Transactions contemplated hereby or thereby shall constitute an Acquiror Acquisition Proposal.

“Acquiror Affiliate Agreement” has the meaning specified in Section 4.18.

“Acquiror Board” means the board of directors of Acquiror.

“Acquiror Board Recommendation” has the meaning specified in Section 7.03(f).

“Acquiror Charter” has the meaning specified in the Recitals hereto.

“Acquiror Class A Shares” has the meaning specified in the Recitals hereto.

“Acquiror Class B Shares” has the meaning specified in the Recitals hereto.

“Acquiror Common Stock” has the meaning specified in the Recitals hereto.

“Acquiror Cure Period” has the meaning specified in Section 9.01(c).

“Acquiror Equity Incentive Plan” has the meaning specified in Section 6.11.

“Acquiror Equity Plan Proposal” has the meaning specified in Section 7.03(e).

“Acquiror Material Contracts” has the meaning specified in Section 4.15(a).

“Acquiror Parties” means Acquiror and each of the Merger Subs, collectively.

“Acquiror Schedules” means the disclosure schedules of the Acquiror.

“Acquiror SEC Reports” has the meaning specified in Section 4.09(a).

“Acquiror Shareholder” means a holder of Acquiror Class A Shares or Acquiror Class B Shares.

“Acquiror Shareholder Approvals” means the Majority Acquiror Shareholder Approval and the Supermajority Acquiror Shareholder Approval.

“Acquiror Shares” means, collectively, the Acquiror Class A Shares and the Acquiror Class B Shares.

“Acquiror Units” means one Acquiror Class A Share and one-sixth of one Existing Acquiror Warrant.

“Acquiror Warrant” has the meaning specified in the Recitals hereto.

“Action” means any claim, action, suit, charge, assessment, complaint, audit, investigation, examination, arbitration or proceeding, in each case that is by or before any Governmental Authority.

“Additional Permitted Private Placement” has the meaning specified in Section 7.07(b).

“Additional Proposal” has the meaning specified in Section 7.03(e).

“Additional Subscribers” has the meaning specified in Section 7.07(b).

“Additional Subscription Agreements” has the meaning specified in Section 7.07(b).

“Adjournment Proposal” has the meaning specified in Section 7.03(e).

“Adjustments” has the meaning specified in Section 2.17(a).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person, through one or more intermediaries or otherwise.

“Agreement” has the meaning specified in the preamble hereto.

“Allocation Schedule” has the meaning specified in Section 2.06(a).

“Amendment Proposal” has the meaning specified in Section 7.03(e).

“Ancillary Agreements” means the Support Agreements, the Registration Rights Agreement, the Shareholder Agreement and the Lock-up Agreement.

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a foreign Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Antitrust Law” means the HSR Act, the Federal Trade Commission Act, the Sherman Act, the Clayton Act and any applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Articles of Association” means the Amended and Restated Memorandum and Articles of Association of Acquiror, adopted by a special resolution and effective on January 11, 2021, as amended by a special resolution dated January 11, 2023.

“Automatic Extensions” has the meaning specified in Section 6.10.

“Automatic Extension Deadline” has the meaning specified in Section 6.10.

“Balance Sheet Date” means September 30, 2023.

“Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), and each other “voluntary employees’ beneficiary associations,” under Section 501(c)(9) of the Code, employment, individual consulting, service, retirement, severance, termination pay, change in control, transaction or retention arrangements, deferred compensation, equity or equity-based compensation, cash-based incentive compensation, bonus, supplemental retirement, profit sharing, equity ownership, equity purchase, equity option, phantom equity, employee loan, insurance, medical, welfare, vacation, paid time off, fringe or other benefits or compensatory or similar plan, program, policy, agreement or arrangement or obligation, whether or not in writing and whether or not funded of any kind.

“Business Combination” has the meaning ascribed to such term in the Articles of Association.

“Business Combination Deadline” has the meaning specified in Section 6.10.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Cancelled Shares” has the meaning specified in Section 2.04(a)(ii).

“Cash” means, with respect to the Company, its cash and cash equivalents, including checks, money orders, marketable securities, short-term instruments, negotiable instruments, funds in time and demand deposits or similar accounts on hand, in lock boxes, in financial institutions or elsewhere, together with all accrued but unpaid interest thereon, and all bank, brokerage or other similar accounts.

“CBA” has the meaning specified in Section 3.12(a).

“Certificates of Merger” has the meaning specified in Section 2.02.

“Change in Control” means (i) a purchase, sale, exchange, merger, business combination or other transaction or series of related transactions in which substantially all of the Acquiror Common Stock is, directly or indirectly, converted into cash, securities or other property or non-cash consideration, (ii) a direct or indirect sale, lease, exchange or other transfer (regardless of the form of the transaction) in one transaction or a series of related transactions of a majority of the Surviving Entity’s assets, as determined on a consolidated basis, to a third party or third parties acting as a “group” (as defined in Section 13(d)(3) of the Exchange Act) or (iii) any transaction or series of transactions that results, directly or indirectly, in the stockholders of the Surviving Entity as of immediately prior to such transactions holding, in the aggregate, less than 50% of the voting equity interests of the Surviving Entity (or any successor of the Surviving Entity) immediately after the consummation thereof, in the case of each of clause (i), (ii) or (iii), whether by amalgamation, merger, consolidation, arrangement, tender offer, recapitalization, purchase, issuance, sale or transfer of equity interests or assets, or otherwise.

“Charter Amendment Extension” has the meaning specified in Section 6.10.

“Class B Conversion” has the meaning specified in the Recitals.

“CLCI” means the Companies Act (as Revised) of the Cayman Islands.

“Closing” has the meaning specified in Section 2.03.

“Closing Date” has the meaning specified in Section 2.03.

“Closing Statement” has the meaning specified in Section 2.07.

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning specified in the preamble hereto.

“Company Acquisition Proposal” means any transaction or series of related transactions under which any Person(s), directly or indirectly, acquires or otherwise purchases (a) the Company or any of its controlled Affiliates or (b) all or a material portion of the assets, equity or convertible debt securities or businesses of the Company or any of its controlled Affiliates (in the case of each of clauses (a) and (b), whether by merger, consolidation, recapitalization, purchase or issuance of securities, purchase of assets, tender offer or otherwise). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby shall constitute a Company Acquisition Proposal.

“Company Benefit Plan” means any Benefit Plan which is sponsored or maintained by, contributed to or required to be contributed to by, or with respect to which any current, contingent, or potential liability or obligation is borne by the Company or any of its Subsidiaries.

“Company Board” means the board of directors of the Company.

“Company Board Recommendation” has the meaning specified in Section 7.03(g).

“Company Book-Entry Shares” has the meaning specified in Section 2.11(a).

“Company Common Stock” means the common stock, par value $0.00001 per share, of the Company.

“Company Cure Period” has the meaning specified in Section 9.01(a).

“Company Director Designees” has the meaning specified in Section 2.13(d).

“Company Fully-Diluted Stock” means the sum of (without duplication) (a) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the First Effective Time, including without limitation any Company Restricted Stock whether vested or unvested, plus (b) the aggregate number of shares of Company Common Stock issuable upon exercise of all vested and unvested Company Options as of immediately prior to the First Effective Time but, for the avoidance of doubt, excluding any unissued Company Options plus (c) the number of shares of Company Common Stock issuable upon the Company SAFE Conversion.

“Company Intellectual Property” means all Owned Intellectual Property and all other Intellectual Property used or necessary for the operation of the business of the Company or any of its Affiliates, as currently conducted.

“Company Option” has the meaning specified in Section 2.08(a).

“Company Organizational Documents” means the certificate of incorporation and bylaws of the Company, in each case as may be amended from time to time in accordance with the terms of this Agreement.

“Company Permits” has the meaning specified in Section 3.07(d).

“Company Properties” has the meaning specified in Section 3.17(b).

“Company Restricted Stock” means shares of Company Common Stock acquired by the holder thereof (a) pursuant to a “Restricted Stock Purchase Agreement” or (b) pursuant to an award under the Company Stock Plan, including pursuant to an early exercise of a Company Option, and which shares of Company Common Stock remain unvested under the terms of the “Restricted Stock Purchase Agreement” or the “Stock Option Agreement – Early Exercise,” as applicable.

“Company August 2023 SAFE” means that certain Amended and Restated Simple Agreement for Future Equity issued by the Company to American Investor Group Direct LLC on November 18, 2023, in the amount of $2,000,000 with an additional commitment by American Investor Group Direct LLC to provide up to $28,000,000 more for a period of 42 months following the effective date of the Company SAFE.

“Company November 2023 SAFE” means that certain Simple Agreement for Future Equity issued by the Company to American Investor Group Direct LLC on November 18, 2023, in the amount of $3,000,000.

“Company SAFEs” means the Company August 2023 SAFE and the Company November 2023 SAFE.

“Company SAFE Amendments” means those amendments to the Company SAFEs, pursuant to (i) the Company SAFEs convert into Company Common Stock immediately prior to the Mergers, (ii) the Company SAFEs terminate once converted and (iii) the SAFE holders have no further rights under the SAFE and there is no Preferred Stock Purchase (as defined in the Company SAFEs).

“Company SAFE Conversions” means the conversion of the Company SAFEs into shares of Company Common Stock concurrently with the First Effective Time in accordance with the terms of the Company SAFEs.

“Company Schedules” means the disclosure schedules of the Company.

“Company Stock” means, collectively, the Company Common Stock.

“Company Stock Plan” means the Company’s 2023 Equity Incentive Plan and each other plan that provides for the award, to any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Company, of rights of any kind to receive equity securities of the Company or benefits measured in whole or in part by reference to securities of the Company.

“Company Stockholder” means the holder of either a share or shares of Company Common Stock.

“Company Stockholder Approval” has the meaning specified in Section 7.03(g).

“Company Subsidiary Securities” has the meaning specified in Section 3.05(c).

“Company Support Agreements” has the meaning specified in the Recitals.

“Company Transaction Expenses” means all Transaction Expenses of the Company as of the Measurement Time.

“Confidentiality Agreement” means that certain Mutual Confidential Disclosure Agreement, dated as of September 29, 2023, by and between the Company and Acquiror.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases and purchase orders.

“DGCL” means the General Corporation Law of the State of Delaware.

“Director Election Proposal” has the meaning specified in Section 7.03(e).

“Dissenting Shares” has the meaning specified in Section 2.15.

“DLLCA” means the Delaware Limited Liability Company Act.

“Domestication” has the meaning specified in the Recitals hereto.

“Domestication Proposal” has the meaning specified in Section 7.03(e).

“Earnout Shares” means 5,000,000 shares of Acquiror Common Stock.

“Enforceability Exceptions” has the meaning specified in Section 3.02(a).

“Enterprise Value” means $450 million.

“Environmental Laws” means any and all Laws and recognized and generally accepted good engineering practices and industry standards relating to pollution or protection of the environment (including natural resources), public or worker health and safety (to the extent relating to exposure to Hazardous Materials or fire protection and safety), or the use, generation, storage, emission, transportation, disposal, handling or release of or exposure to Hazardous Materials.

“Equity Value” means Enterprise Value (a) plus Cash as of the Measurement Time (b) minus Indebtedness of the Company as of the Measurement Time (c) minus Company Transaction Expenses.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any other Person that, together with such Person, is, or at any relevant time was, required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer and import controls, including the Export Administration Regulations and the customs and import Laws administered by U.S. Customs and Border Protection.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning specified in Section 2.11(a).

“Exchange Fund” has the meaning specified in Section 2.11(a).

“Exchanged Company Option” has the meaning specified in Section 2.08(a). 0.

“Exchanged Company Restricted Stock” has the meaning specified in Section 2.08(b).

“Existing Acquiror Private Placement Warrants” means those certain warrants to purchase Acquiror Class A Shares that were issued by Acquiror in a private placement to the Sponsor at the time of the consummation of the Acquiror’s initial public offering, with each whole warrant exercisable for one Acquiror Class A Share at an exercise price of $11.50 as contemplated under the Warrant Agreement.

“Existing Acquiror Public Warrants” means those certain warrants to purchase Acquiror Class A Shares, fractions of which were included as part of each Acquiror Unit, with each whole warrant exercisable for one Acquiror Class A Share at an exercise price of $11.50, as contemplated under the Warrant Agreement.

“Existing Acquiror Warrants” means the Existing Acquiror Private Placement Warrants and the Existing Acquiror Public Warrants.

“Extension” has the meaning specified in Section 6.10.

“Extension Amendment” has the meaning specified in Section 6.10.

“Extension Expenses” has the meaning specified in Section 6.10.

“Extension Proxy Statement” has the meaning specified in Section 6.10.

“Extension Recommendation” has the meaning specified in Section 6.10.

“Financial Derivative/Hedging Arrangement” means any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.

“Financial Statements” has the meaning specified in Section 3.06(b).

“First Certificate of Merger” has the meaning specified in Section 2.01.

“First Effective Time” has the meaning specified in Section 2.01.

“First Merger” has the meaning specified in the Recitals hereto.

“First Merger Sub” has the meaning specified in the preamble hereto.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Government Official” means any official or employee of any directly or indirectly government-owned or controlled entity, and any officer or employee of a public international organization, as well as any person acting in an official capacity for or on behalf of any such entity or for or on behalf of any such public international organization.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, arbitrator, arbitral body (public or private), court or tribunal.

“Governmental Order” means any order, judgment, ruling, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any material, substance or waste that is listed, regulated or defined as “hazardous,” “toxic” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under, or for which standards of conduct or liability may be imposed pursuant to, Environmental Laws, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, per- and poly-fluoroalkyl substances, flammable or explosive substances, toxic mold, lead, noise, odor or pesticides.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Income Taxes” means any federal, provincial, state, local or foreign income or franchise Taxes or other Taxes imposed on, or measured in whole or in part by reference to, net income or profits or gross receipts (including withholding Taxes) and any interest and penalties or additions thereon.

“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earnout” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn), (e) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (f) obligations under capitalized leases, (g) obligations under any Financial Derivative/Hedging Arrangement, (h) any other indebtedness or obligation reflected or required to be reflected as indebtedness in a consolidated balance sheet, in accordance with GAAP, (i) all obligations for cash incentive, severance, deferred compensation or similar obligations in respect of any current or former employee or other individual service provider of the Company (including the employer portion of any payroll social security, unemployment or similar Taxes), accrued prior to the Closing Date, (j) liabilities, including accounts payable to trade creditors and accrued expenses or purchase commitments, or (k) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (j) above and (l) with respect to each of the foregoing, any interest, breakage costs, prepayment or redemption penalties or premiums, or other fees or obligations (including unreimbursed expenses or indemnification obligations for which a claim has been made), in each case for this clause (l), to the extent unpaid and accrued as of the Closing Date; provided, however, that Indebtedness shall not include any amounts included as Transaction Expenses.

“Independent Directors” has the meaning specified in Section 2.13(d).

“Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Consent Authority relating to the Transactions or by any third party challenging the Transactions, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission or any subpoena, interrogatory or deposition.

“Insurance Policies” has the meaning specified in Section 3.19(a).

“Intellectual Property” means all intellectual property rights, as they exist anywhere in the world, whether registered or unregistered, including all: (a) patents and patent applications (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interferences thereof); (b) trademarks, service marks, trade dress, trade names, brand names, logos, corporate names and other indicia of source (together with the goodwill associated therewith); (c) copyrights, mask works and designs; (d) internet domain names and social media accounts and identifiers; (e) trade secrets and other intellectual property rights in know-how, inventions, processes, procedures, database rights, confidential information and other proprietary information and rights; and (f) intellectual property rights in Software.

“Interim Period” has the meaning specified in Section 5.01.

“Investment Company Act” means the Investment Company Act of 1940.

“IT Systems” means all computer hardware (including hardware, firmware, peripherals, communication equipment and links, storage media, networking equipment, power supplies and any other components used in conjunction with such), data processing systems, Software, and all other information technology equipment, and related documentation, in each case, owned or controlled by, or otherwise provided under contract to, the Company or any of its Affiliates or used in the operation of their businesses, together with the data contained therein or transmitted thereby.

“Knowledge” means the actual knowledge of (a) in the case of the Company, Roshan Pujari, Pablo Cortegoso and Anupam Agarwal, and (b) in the case of Acquiror Chandra R. Patel, Richard C. Davis and Jarett Goldman.

“Law” means any statute, law (including common law), act, code, ordinance, rule, regulation, or Governmental Order, in each case, of any Governmental Authority.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, easement, right of way, purchase option, right of first refusal, covenant, restriction, security interest, license, title defect, encroachment or other survey defect, or other lien or encumbrance of any kind, except for any restrictions arising under any applicable Securities Laws.

“LOI Date” means October 3, 2023.

“Majority Acquiror Shareholder Approval” means, with respect to any Proposal other than the Domestication Proposal, the affirmative vote of holders of a majority of the outstanding Acquiror Shares voting at the Special Meeting.

“Material Adverse Effect” means any event, change, circumstance or development that has or would reasonably be expected to have a material adverse effect on the assets, business, results of operations or financial condition of the Company; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (i) any change or development in applicable Laws or GAAP or any official interpretation thereof, (ii) any change or development in interest rates or economic, political, legislative, regulatory, business, financial, commodity, currency or market conditions generally affecting the economy or the industry in which the Company operates, (iii) the announcement or the execution of this Agreement, the pendency or consummation of the Mergers or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided, that the exceptions in this clause (iii) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 3.02(b) and, to the extent related thereto, the condition in Section 8.02(a)), (iv) any change generally affecting any of the industries or markets in which the Company operates or the economy as a whole, (v) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, epidemic, disease outbreak, pandemic, weather condition, explosion fire, act of God or other force majeure event, (vi) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel and (vii) any failure of the Company to meet any projections, forecasts or budgets; provided, that clause (vii) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), except in the case of clause (i), (ii), (iv), (v) and (vi) to the extent that such change has a disproportionate impact on the Company, as compared to other industry participants.

“Material Contracts” has the meaning specified in Section 3.12(a).

“Measurement Time” means 12:01 a.m. New York time on the Closing Date.

“Merger Consideration” means the aggregate number of shares of Acquiror Common Stock equal to (a) the Equity Value divided by (b) $10.00.

“NASDAQ” means the Nasdaq Stock Market LLC.

“NASDAQ Proposal” has the meaning specified in Section 7.03(e).

“Offer” has the meaning specified in the Recitals hereto.

“Owned Intellectual Property” means all Intellectual Property owned, or purported to be owned, by the Company or any of its Affiliates.

“Per Share Consideration” means the number of shares of Acquiror Common Stock equal to the Merger Consideration divided by the number of shares of Company Fully-Diluted Stock.

“Permitted Liens” means (a) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens (i) that arise in the ordinary course of business, (ii) relate to amounts not yet delinquent or (iii) that are being contested in good faith through appropriate Actions and either are not material or appropriate reserves for the amount being contested have been established in accordance with GAAP on the Financial Statements; (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (c) Liens for Taxes (i) not yet due and payable or (ii) which are being contested in good faith through appropriate Actions and for which appropriate reserves have been established in accordance with GAAP on the Financial Statements; (d) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not, individually or in the aggregate, materially interfere with the present uses of such real property; (e) non-exclusive licenses of Intellectual Property granted in the ordinary course of business; (f) Liens that secure obligations that are reflected as liabilities on the balance sheet included in the Financial Statements (which such Liens are referenced or the existence of which such Liens is referred to in the notes to the balance sheet included in the Financial Statements); and (g) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities, which do not materially interfere with the current use or occupancy of any real property leased by the Company.

“Person” means any individual, firm, corporation, exempted company, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Government Official, Governmental Authority or other entity of any kind.

“Predecessor Sponsor Loans” means (a) that certain promissory note issued by Acquiror to Sponsor in the principal amount up to $2,000,000 bearing no interest, dated as of August 1, 2022 and, as amended, maturing on the earlier of (i) January 14, 2023, (ii) Acquiror’s consummation of the Transactions or a similar merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination and (iii) the liquidation of Acquiror, with a principal amount outstanding thereunder of $785,000 as of the date hereof; and (b) that certain promissory note issued by Acquiror to Sponsor in the principal amount up to $250,000, dated as of January 3, 2023 and due and payable as the consummation of Acquiror’s consummation of the Transactions or a similar merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination, with a principal amount outstanding as of $0 as of the date hereof.

“Predecessor Sponsor Loans Settlement” means the settlement of all remaining Indebtedness of Acquiror with respect to the Predecessor Sponsor Loans, if any, in exchange for consideration consisting of additional private placement warrants of the SPAC on the same terms as the Existing Acquiror Private Placement Warrants.

“Private Placement” has the meaning specified in Section 7.07.

“Process” means, with respect to any data, information or IT Systems, any operation or set of operations performed on such data, information or IT Systems, including the access, creation, collection, use, storage, maintenance, processing, recording, sharing, distribution, transfer, transmission, receipt, import, export, protection, safeguarding, access, disposal or disclosure.

“Proposals” has the meaning specified in Section 7.04(e).

“Proxy Statement” means the proxy statement filed by Acquiror as part of the Registration Statement with respect to the Special Meeting for the purpose of soliciting proxies from Acquiror Shareholders to approve the Proposals (which shall also provide the holders of Acquiror Class A Shares with the opportunity to redeem such shares in conjunction with a shareholder vote on the Transactions).

“Real Property Documents” has the meaning specified in Section 3.17(c).

“Redeeming Shareholder” means an Acquiror Shareholder who demands that Acquiror redeem its Acquiror Class A Shares for cash in connection with the Transactions and in accordance with the Articles of Association.

“Registered IP” has the meaning specified in Section 3.15(a).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement” has the meaning specified in Section 7.03(a).

“Regulatory Consent Authorities” means the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, as applicable.

“Related Party” means, with respect to any party hereto, any Subsidiary or Affiliate thereof, or any business, entity or Person that any of the foregoing controls, is controlled by or is under common control with.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors and consultants of such Person.

“Sanctioned Person” means at any time any Person: (a) listed on any Sanctions-related list of designated or blocked persons; (b) a Governmental Authority of, resident in or organized under the Laws of a country or territory that is the target of comprehensive Sanctions from time to time (as of the date of this Agreement, Cuba, Iran, North Korea, Russia, Syria and the Crimea and non-government controlled areas of the Zaporizhzhia and Kherson regions of Ukraine, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic); or (c) majority-owned or, where relevant under applicable Sanctions, controlled by any of the foregoing.

“Sanctions” means those trade, economic and financial sanctions-related Laws, regulations, embargoes and restrictive measures administered, enacted or enforced from time to time by (a) the United States (including without limitation the Department of Treasury, Office of Foreign Assets Control), (b) the European Union and enforced by its member states, (c) the United Nations or (d) Her Majesty’s Treasury.

“Sarbanes - Oxley Act” means the Sarbanes - Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Second Certificate of Merger” has the meaning specified in Section 2.01.

“Second Effective Time” has the meaning specified in Section 2.01.

“Second Merger” has the meaning specified in the preamble hereto.

“Second Merger Sub” has the meaning specified in the preamble hereto.

“Securities Act” means the Securities Act of 1933.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) documentation including user manuals and other training documentation relating to any of the foregoing.

“Special Meeting” means an extraordinary general meeting of the holders of Acquiror Shares to be held for the purpose of approving the Proposals.

“Sponsor” means Global Partner Sponsor II LLC, a Delaware limited liability company.

“Sponsor Director Designee” has the meaning specified in Section 2.13(d).

“Sponsor Letter Agreement” has the meaning specified in the Recitals hereto.

“Sponsor Loan” means that certain Investment Agreement by and between Acquiror and Sponsor, dated as of January 13, 2023, together with any additional loans issued by Sponsor to Acquiror prior to Closing for the purpose of financing Acquiror’s operating and working capital needs (including to pay expenses incurred in connection with the consummation of the Transactions other transactions contemplated by this Agreement and any operating expenses incurred in the ordinary course of business) and Extension Expenses (including for the avoidance of doubt any deposits made into the Trust Account in connection therewith).

“Sponsor Loans Settlement” means the settlement of all remaining Indebtedness of Acquiror with respect to the Sponsor Loans, if any, in exchange for consideration consisting of (i) additional private placement warrants of the SPAC on the same terms as the Existing Acquiror Private Placement Warrants for all Sponsor Loan proceeds spent prior to the LOI Date and (ii) cash for all amounts of Sponsor Loan proceeds spent or amounts incurred thereunder from and after the LOI Date.

“Subscriber” has the meaning specified in Section 7.07.

“Subscription Agreements” has the meaning specified in Section 7.07.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Supermajority Acquiror Shareholder Approval” means, with respect to the Domestication Proposal only, the affirmative vote of holders of two-thirds (2/3) of the outstanding Acquiror Shares voting at the Special Meeting.

“Support Agreements” has the meaning specified in the Recitals hereto.

“Surviving Company” has the meaning specified in Section 2.01.

“Surviving Company Stock” has the meaning specified in Section 2.04(a).

“Surviving Entity” has the meaning specified in Section 2.01.

“Surviving Provisions” has the meaning specified in Section 9.02(b)

“Tax” means any federal, state, provincial, territorial, local, foreign and other net income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment, unemployment, compensation, utility, social security (or similar), withholding, payroll, ad valorem, transfer, windfall profits, franchise, license, branch, excise, severance, production, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, capital gains, goods and services, estimated, sales, use or other similar tax, governmental fee or other like assessment in the nature of a tax, together with any interest, penalty, fine, levy, impost, duty, charge, addition to tax or additional amount imposed with respect thereto by a Governmental Authority, and in each case, whether disputed or not.

“Tax Authority” means any Governmental Authority with jurisdiction or authority to impose, administer, levy, assess or collect Tax.

“Tax Return” means any return, report, statement, refund, claim, election, disclosure, declaration, information report or return, statement, estimate or other document filed or required to be filed with a Tax Authority with respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Terminated Affiliate Contracts” has the meaning specified in Section 6.14.

“Terminating Acquiror Breach” has the meaning specified in Section 9.01(b).

“Terminating Company Breach” has the meaning specified in Section 9.01(a).

“Termination Date” has the meaning specified in Section 9.01(a).

“Trading Day” means a day on which the Acquiror Common Stock is traded on a national securities exchange.

“Transaction Expenses” means any fees, costs and expenses incurred or subject to reimbursement by the Acquiror Parties and the Company, whether accrued for or not, in each case in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, including (a) any brokerage fees, commissions, finders’ fees or financial advisory fees, and, in each case, related costs and expenses, (b) any fees, costs and expenses of counsel, accountants or other advisors or service providers, (c) any fees, costs and expenses or payments of any of the Company related to any transaction bonus, discretionary bonus, change-of-control payment, retention or other compensatory payments or obligations made to any employee of the Company as a result of the execution of this Agreement or the Ancillary Agreements or in connection with the transactions contemplated hereby and thereby, including in combination with any other event (including the employer portion of any payroll, social security, unemployment or similar Taxes) and (d) and solely with respect to the Acquiror Parties, (i) any Extension Expenses, (ii) any amounts owed pursuant to the Sponsor Loan and (iii) any operating or other ordinary course expenses from and after the LOI Date.

“Transaction Proposal” has the meaning specified in Section 7.03(e).

“Transactions” means the transactions contemplated by this Agreement to occur at or immediately prior to the Closing, including the Domestication, the Mergers and the Company SAFE Conversions.

“Transfer Taxes” has the meaning specified in Section 7.04(a).

“Treasury Regulations” means the regulations promulgated under the Code.

“Trigger Event” means, following the Closing (a) a time at which the volume-weighted average price of the Acquiror Common Stock is greater than or equal to $12.00 per share for a period 20 Trading Days in any 30-Trading Day period or (b) upon the occurrence of a Change in Control.

“Trust Account” has the meaning specified in Section 4.06(a).

“Trust Agreement” has the meaning specified in Section 4.06(a).

“Trustee” has the meaning specified in Section 4.06(a).

“Unaudited Financial Statements” has the meaning specified in Section 3.06(a).

“Warrant Agreement” means that certain Warrant Agreement, dated as of January 11, 2021, between Acquiror and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent.

“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.

1.02  Construction.

(a)  Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation”, (vi) the word “or” shall be disjunctive but not exclusive and (vii) any reference to a Law shall mean such Law as amended.

(b)  Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c)  Unless the context of this Agreement otherwise requires, references to Laws shall include all rules and regulations promulgated thereunder and shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing any such Law.

(d)  The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(e)  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f)  All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g)  The phrases “delivered,” “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, mean that a copy of the information or material referred to has been provided no later than two (2) Business Days prior to the date of this Agreement to the party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such party or its legal counsel via electronic mail or hard copy form.

Article II
THE MERGERS; CLOSING

2.01  The Mergers. Upon the terms and subject to the conditions set forth in this Agreement, following the Domestication, at the First Effective Time, the First Merger Sub shall be merged with and into the Company, with the Company being the surviving corporation (which is sometimes hereinafter referred to for the periods at and after the First Effective Time as the “Surviving Company”) following the First Merger and the separate corporate existence of First Merger Sub shall cease. The First Merger shall be consummated in accordance with this Agreement and the DGCL and evidenced by a certificate of merger (the “First Certificate of Merger”), such First Merger to be consummated upon filing of the First Certificate of Merger or at such later time as may be agreed by Acquiror and the Company in writing and specified in the First Certificate of Merger (the “First Effective Time”). Promptly following the First Merger, but in any event on the same day as the First Merger and as a part of the same overall transaction as the First Merger, the Surviving Company shall be merged with and into Second Merger Sub, with Second Merger Sub being the surviving entity (which is sometimes hereinafter referred to for the periods at and after the Second Effective Time as the “Surviving Entity”) and the separate corporate existence of the Surviving Company shall cease. The Second Merger shall be consummated in accordance with this Agreement, the DGCL and the DLLCA and evidenced by a certificate of merger (the “Second Certificate of Merger” and, together with the First Certificate of Merger, the “Certificates of Merger”), such Second Merger to be consummated upon filing of the Second Certificate of Merger or at such time as may be later agreed by Acquiror and the Company in writing and specified in the Second Certificate of Merger (the “Second Effective Time”).

2.02  Effects of the Merger.

(a)  Effect of First Merger. At the First Effective Time, the First Merger shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing and subject thereto, by virtue of the First Merger and without further act or deed, at the First Effective Time, all of the property, rights, privileges, powers and franchises of the Company and First Merger Sub shall vest in the Surviving Company and all of the debts, liabilities and duties of the Company and First Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

(b)  Effect of Second Merger. At the Second Effective Time, the Second Merger shall have the effects set forth in this Agreement, the DGCL and DLLCA. Without limiting the generality of the foregoing and subject thereto, by virtue of the Second Merger and without further act or deed, at the Second Effective Time, all of the property, rights, privileges, powers and franchises of the Surviving Company and Second Merger Sub shall vest in the Surviving Entity and all of the debts, liabilities and duties of the Surviving Company and Second Merger Sub shall become the debts, liabilities and duties of the Surviving Entity.

2.03  Closing. Subject to the terms and conditions of this Agreement, the closing of the Mergers (the “Closing”) shall take place electronically through the exchange of documents via e-mail on the date which is three (3) Business Days after the date on which all conditions set forth in Article VIII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article VIII of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, the Acquiror and the Company shall cause the Certificates of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Sections 251 and 103 of the DGCL and Section 18-209 of the DLLCA, as applicable. Acquiror shall be renamed “Stardust Power Inc.” and the Acquiror Common Stock and Acquiror Warrants shall trade publicly on the NASDAQ under “SDST” and “SDSTW” or other new ticker symbols selected by the Company.

2.04  Effect on Capital Stock. (a) At the First Effective Time, by virtue of the Merger and without any action on the part of the Company, Acquiror, the Merger Subs or the holder of any Company Stock:

(a)  First Merger. At the First Effective Time, by virtue of the First Merger and without any action on the part of the Company, Acquiror, First Merger Sub or the holder of any Company Stock:

(i)  Conversion of First Merger Sub Common Stock. Each share of common stock of First Merger Sub, par value $0.0001 per share, issued and outstanding immediately prior to the First Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Company, par value $0.0001 per share (the “Surviving Company Stock”).

(ii)   Cancellation of Certain Company Common Stock. All Company Common Stock issued and outstanding immediately prior to the First Effective Time held by the Company in treasury or owned by any of the Acquiror Parties shall no longer be outstanding and shall be automatically canceled and shall cease to exist (the “Cancelled Shares”), and no consideration shall be delivered in exchange therefor.

(iii)   Conversion of All Other Company Common Stock. Each share of Company Common Stock (including shares of Company Common Stock issued in connection with the Company SAFE Conversions) issued and outstanding immediately prior to the First Effective Time, other than any Cancelled Shares and Dissenting Shares, shall be converted into the right to receive the applicable Per Share Consideration, as set forth in the Allocation Schedule.

(b)  Second Merger. At the Second Effective Time, by virtue of the Second Merger and without any action on the part of the Surviving Company, Acquiror, Second Merger Sub or the holder of any securities thereof:

(i)  Cancellation of Surviving Company Stock. Each share of Surviving Company Stock issued and outstanding immediately prior to the Second Effective Time shall cease to be outstanding and shall automatically be cancelled and cease to exist at the Second Effective Time, and no consideration shall be delivered in exchange therefor.

(ii)   Conversion of Second Merger Sub Equity Interests. Each membership unit of Second Merger Sub, issued and outstanding immediately prior to the Second Effective Time shall remain issued and outstanding and shall represent validly issued, fully paid and nonassessable membership units of the Surviving Entity (except as nonassessability may be limited by the DLLCA), which shall constitute the only outstanding units of the Surviving Entity immediately after the Second Effective Time.

2.05  Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding shares of Company Common Stock or Acquiror Shares shall have been changed into a different number of shares or a different class or series, by reason or any stock dividend, subdivision, reclassification, recapitalization, split, change, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Common Stock or Acquiror Shares will be appropriately adjusted to provide to the holders of Company Common Stock and the holders of Acquiror Shares the same economic effect as contemplated by this Agreement; provided, however, that this Section 2.05 shall not be construed to permit Acquiror, the Company or the Merger Subs to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

2.06  Allocation Schedule.

(a)  No later than five (5) Business Days prior to the Closing Date, the Company shall deliver to Acquiror (and Acquiror shall thereafter deliver to the Exchange Agent) an allocation schedule (including the Earnout Shares) (the “Allocation Schedule”) setting forth (i) the number of shares of Company Common Stock (including Company Restricted Stock) held by each Company Stockholder after giving effect to the Company SAFE Conversions and the number of shares of Company Common Stock subject to each Company Option held by each holder thereof and the exercise price thereof and each Exchanged Company Restricted Stock, (ii) the number of shares of Acquiror Common Stock that will be subject to each Exchanged Company Option and the exercise price thereof at the First Effective Time, in each case as determined under Section 2.08(a) and 2.08(b), (iii) the portion of the Merger Consideration (including the Earnout Shares) allocated to each Company Stockholder, determined by multiplying the number of shares of Company Common Stock held by such Company Stockholder immediately prior to the First Effective Time by the Per Share Consideration, (iv) the portion of the Merger Consideration (including the Earnout Shares) allocated to each Company Stockholder, determined by multiplying the number of shares of Company Common Stock (or equivalents thereof) held by such Company Stockholder immediately prior to the First Effective Time by the Per Share Consideration, and (v) a certification, duly executed by an authorized officer of the Company, that the information delivered in the Allocation Schedule is and, as of immediately prior to the First Effective Time, will be true and correct in all respects and in accordance with the last sentence of this Section 2.06. The Company will review any comments to the Allocation Schedule provided by Acquiror or any of its Representatives and consider in good faith any reasonable comments proposed by Acquiror or any of its Representatives. Notwithstanding the foregoing or anything to the contrary herein, (x) the aggregate number of shares of Acquiror Common Stock that each Company Stockholder will have a right to receive pursuant to the Allocation Schedule as of the First Effective Time will be rounded down to the nearest whole share, (y) in no event shall the aggregate number of shares of Acquiror Common Stock set forth on the Allocation Schedule that are allocated in respect of Company Common Stock and Company Options or that are issuable hereunder as of the Closing Date exceed the Merger Consideration (including the Earnout Shares) and (z) in no event shall the Allocation Schedule (or the calculations or determinations therein) breach, as applicable, any applicable Law, the Company Organizational Documents, the Company Stock Plan or any other Contract to which the Company is a party or bound.

(b)  Acquiror, the Exchange Agent and their respective Affiliates and Representatives shall be entitled to rely, without any independent investigation or inquiry, on the names, amounts and other information set forth in the Allocation Schedule. None of Acquiror, the Exchange Agent nor their respective Affiliates or Representatives shall have any Liability to any Company Stockholder or any of its Affiliates for relying on the Allocation Schedule. Except with Acquiror’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Allocation Schedule may not be modified after delivery to Acquiror except pursuant to a written instruction from the Company, with certification from an authorized representative of the Company that such modification is true and correct. Acquiror, the Exchange Agent and their respective Affiliates and Representatives shall be entitled to rely, without any independent investigation or inquiry, on such modified Allocation Schedule.

2.07  Closing Statement. No later than five (5) Business Days prior to the Closing Date, the Company shall deliver to Acquiror a statement setting forth its good faith calculation of Equity Value (the “Closing Statement”) together with reasonable supporting detail of each component thereof. Following delivery of the Closing Statement, the Company will (a) provide Acquiror and its Representatives a reasonable opportunity to review the Closing Statement along with all reasonable supporting detail, (b) consider in good faith Acquiror’s and its Representatives’ reasonable comments thereto (or on any component thereof) received within three (3) Business Days prior to the Closing Date and (c) negotiate in good faith with Acquiror to resolve any disputes in respect of such calculation (or any component thereof) prior to Closing Date; provided that, notwithstanding the foregoing, the Closing shall in no event be delayed as a result of the review of the Closing Statement.

2.08  Treatment of Company Options and Company Restricted Stock.

(a)  Treatment of Company Options. At the First Effective Time, without any action of any party or any other Person (but subject to both approval of the Proposals and (c) below), Acquiror shall adopt and assume the Company Stock Plan. Each Company Option that is outstanding immediately prior to the First Effective Time, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, cease to represent an option to purchase Company Common Stock (a “Company Option”) under the Company Stock Plan and shall be converted into an option to purchase a number of shares of Acquiror Common Stock (such option, an “Exchanged Company Option”) equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the First Effective Time multiplied by the Per Share Consideration (rounded down to the nearest whole share), at an exercise price per share equal to (i) the exercise price per share of Company Common Stock of such Company Option immediately prior to the First Effective Time divided by (ii) the Per Share Consideration (rounded up to the nearest whole cent); provided, however, that the exercise price and the number of shares of Acquiror Common Stock purchasable pursuant to the Exchanged Company Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Exchanged Company Option to which Section 422 of the Code applies, the exercise price and the number of shares of Acquiror Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Any Company Option issued but not outstanding shall automatically be cancelled and cease to exist at the First Effective Time, and no consideration shall be delivered in exchange therefor. Except as specifically provided above, following the First Effective Time, each Exchanged Company Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Option immediately prior to the First Effective Time.

(b)  Treatment of Company Restricted Stock. Each share of Company Restricted Stock that is outstanding immediately prior to the First Effective Time shall be converted into a number of shares of Acquiror Common Stock (such shares, “Exchanged Company Restricted Stock”) equal to the number of shares of Company Common Stock subject to such Company Restricted Stock immediately prior to the First Effective Time multiplied by the Per Share Consideration (rounded down to the nearest whole share). Except as specifically provided above, following the First Effective Time, each Exchanged Company Restricted Stock shall continue to be governed by the same terms and conditions (including vesting terms) as were applicable to the corresponding former Company Restricted Stock immediately prior to the First Effective Time.

(c)  Company Actions. At or prior to the First Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall (i) adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Options and Company Restricted Stock pursuant to Section 2.08(a) and Section 2.08 (b) and (ii) take all actions necessary to ensure that from and after the First Effective Time Acquiror will not be required to deliver Company Common Stock or other shares of capital stock of the Company to any Person pursuant to or in settlement of Company Options.

(d)  Acquiror Actions. Acquiror shall take all actions that are necessary for the assumption and conversion of the Company Options and the assumption and conversion of the Company Restricted Stock pursuant to this Section 2.08 including the reservation, issuance and listing of Acquiror Common Stock as necessary to effect the transactions contemplated by this Section 2.08(d). If registration of the Exchanged Company Options, Exchanged Company Restricted Stock or Acquiror Common Stock is required under the Securities Act, Acquiror shall file with the SEC, as promptly as practicable after the date that is sixty (60) days after the date that the Form 8-K announcing the Closing is filed (or any such earlier date permitted by applicable Law), a registration statement on Form S-8 with respect to such Exchanged Company Options, Exchanged Company Restricted Stock or Acquiror Common Stock, as applicable, and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as the applicable Exchanged Company Options and Exchanged Company Restricted Stock remain outstanding and such registration of the Acquiror Common Stock issuable thereunder continues to be required.

2.09  Company SAFE Conversions. Prior to the First Effective Time, the Company, the Company Board shall (a) adopt any resolutions and take any actions that are necessary to effectuate the Company SAFE Conversions pursuant to the Company SAFEs, as amended by the Company SAFE Amendments, and (b) take all actions necessary to ensure that, from and after the First Effective Time, all Company SAFEs will have been terminated with no liability to the Company.

2.10  Predecessor Sponsor Loans Settlement; Sponsor Loan Settlement. At or prior to the First Effective Time, the Acquiror shall (a) adopt any resolutions and take any actions that are necessary to effectuate the Predecessor Sponsor Loan Settlement and (b) take all actions necessary to ensure that, from and after the First Effective Time, the Acquiror shall have no further liabilities, obligations or Indebtedness with respect to or arising from the Predecessor Sponsor Loans and shall take all necessary actions to ensure a releases with respect to any such liabilities, obligations or Indebtedness. For the avoidance of doubt, any expenses relating to or arising out of the Predecessor Sponsor Loan Settlement, to the extent not settled in Acquiror Warrants, shall be Transaction Expenses. At or prior to the First Effective Time, the Acquiror shall (a) adopt any resolutions and take any actions that are necessary to effectuate the Sponsor Loan Settlement and (b) take all actions necessary to ensure that, from and after the First Effective Time, the Acquiror shall have no further liabilities, obligations or Indebtedness with respect to or arising from the Sponsor Loans. For the avoidance of doubt, any expenses relating to or arising out of the Sponsor Loan Settlement, to the extent not settled in Acquiror Warrants or cash, as appropriate, shall be Transaction Expenses.

2.11  Exchange of Company Certificates and Company Book-Entry Shares.

(a)  Exchange Agent. Prior to the First Effective Time, the Company and Acquiror shall appoint a bank or trust company to act as exchange agent (the “Exchange Agent”) for the payment and delivery of the Merger Consideration in accordance with this Section 2.11. Prior to the First Effective Time, Acquiror shall deposit (or cause to be deposited) with the Exchange Agent the number of shares of Acquiror Common Stock comprising the Merger Consideration to be issued at Closing, in respect of non-certificated outstanding Company Common Stock represented by book entry (“Company Book-Entry Shares”) in accordance with the Allocation Schedule and other than Cancelled Shares and Dissenting Shares, for exchange in accordance with this Section 2.11 through the Exchange Agent (the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued pursuant to the Allocation Schedule out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

(b)  Exchange Procedures. Promptly following the First Effective Time, Acquiror shall send, or shall cause the Exchange Agent to send, each holder of Company Book-Entry Shares the Merger Consideration, as set forth in the Allocation Schedule, for such Company Common Stock formerly represented by such Company Book-Entry Shares. Any Company Book-Entry Shares so surrendered shall forthwith be cancelled. Delivery of the Merger Consideration, as applicable, with respect to Company Book-Entry Shares shall only be made to the Person in whose name such Company Book-Entry Shares are registered. Until surrendered as contemplated hereby, each Company Book-Entry Share shall be deemed at any time after the First Effective Time to represent only the right to receive the Per Share Consideration in respect thereof.

(c)  Transfer Books. At the First Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Common Stock outstanding immediately prior to the First Effective Time on the records of the Company. From and after the First Effective Time, the holders of Company Book-Entry Shares representing Company Common Stock outstanding immediately prior to the First Effective Time shall cease to have any rights with respect to such shares except as otherwise provided for herein or by applicable Law.

(d)  Termination of Exchange Fund; Abandoned Property. At any time following one (1) year after the Closing Date, Acquiror shall be entitled to require the Exchange Agent to deliver to it any shares of Acquiror Common Stock remaining in the Exchange Fund made available to the Exchange Agent and not delivered to holders of Company Book-Entry Shares, and thereafter such holders shall be entitled to look only to Acquiror (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the Per Share Consideration payable upon due surrender of their Company Book-Entry Shares and compliance with the procedures in this Section 2.11. Notwithstanding the foregoing, none of Acquiror, the Surviving Company, the Surviving Entity nor the Exchange Agent shall be liable to any holder of a Company Book-Entry Shares for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e)  Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the First Effective Time with respect to the Acquiror Common Stock with a record date after the First Effective Time shall be paid to the holder of any unsurrendered Company Book-Entry Share with respect to the Acquiror Common Stock issuable in respect thereof unless and until the holder of such Company Book-Entry Share shall surrender such Company Book-Entry Share. Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Company Book-Entry Share, there shall be paid by Acquiror to the holder of whole shares of Acquiror Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of dividends or other distributions with a record date after the First Effective Time theretofore paid with respect to such whole shares of Acquiror Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the First Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Acquiror Common Stock.

2.12  Organizational Documents of the Surviving Company and the Surviving Entity.

(a)  At the First Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the First Effective Time, shall be amended and restated in its entirety, in form and substance to be agreed to by the parties, acting commercially reasonably, and, as so amended, shall be the certificate of incorporation of the Surviving Company, until thereafter supplemented or amended in accordance with its terms and the DGCL.

(b)  At the First Effective Time, the bylaws of the Company, as in effect immediately prior to the First Effective Time, shall be the bylaws of the Surviving Company, until thereafter supplemented or amended in accordance with its terms, the Surviving Company’s certificate of incorporation and the DGCL.

(c)  At the Second Effective Time, the certificate of formation of Second Merger Sub, as in effect immediately prior to the Second Effective Time, shall be the certificate of formation of the Surviving Entity, until thereafter supplemented or amended in accordance with its terms and the DLLCA.

(d)  At the Second Effective Time, the limited liability company agreement of the Second Merger Sub, as in effect immediately prior to the Second Effective Time, shall be the bylaws of the Surviving Entity, until thereafter supplemented or amended in accordance with its terms and the DLLCA.

2.13  Directors and Officers of the Surviving Company, the Surviving Entity and Acquiror.

(a)  Each person set forth on Section 2.13(a) of the Acquiror Schedules shall be appointed to the Board of Directors of the Surviving Company, effective as of immediately following the First Effective Time, and, as of such time, shall be the only directors of the Surviving Company. Each person appointed as a director of the Surviving Company pursuant to the preceding sentence shall remain in office as a director of the Surviving Company until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.

(b)  Persons constituting the officers of the Company prior to the First Effective Time shall continue to be the officers of the Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly appointed.

(c)  Persons constituting the officers of the Surviving Company prior to the Second Effective Time shall continue to be the officers of the Surviving Entity until the earlier of their death, resignation or removal or until their respective successors are duly appointed.

(d)  Except as otherwise agreed in writing by the Company and Acquiror prior to the Closing, and conditioned upon the occurrence of the Closing, subject to any limitation imposed under applicable Laws and NASDAQ listing requirements, Acquiror shall take all necessary action prior to the First Effective Time such that (i) each director of Acquiror in office immediately prior to the First Effective Time shall cease to be a director immediately following the First Effective Time (including by causing each such director to tender an irrevocable resignation as a director, effective as of the First Effective Time); (ii) the following individuals shall be appointed to the Acquiror Board, effective as of immediately following the First Effective Time: (A) two (2) individuals designated by the Company (the “Company Director Designees”), (B) four (4) individuals who shall qualify as “independent directors” under applicable SEC rules and listing and corporate governance rules and regulations of NASDAQ designated by the Company (the “Independent Directors”) and (C) one (1) individual designated by Sponsor (the “Sponsor Director Designee”); and (iii) one (1) individual designated by Sponsor shall be appointed to the Acquiror Board as a non-voting, designated observer, effective as of immediately following the First Effective Time. The Company Director Designees, the Independent Directors and the Sponsor Director Designee shall be the only directors of Acquiror, and there shall be no vacancies or unfilled newly created directorships. If necessary to effect the foregoing, the Acquiror Board shall adopt resolutions prior to the First Effective Time that expand or decrease the size of the Acquiror Board and appoint such persons to the vacancies resulting from the incumbent directors’ respective resignations or, if applicable, the newly created directorships upon any expansion of the size of the Acquiror Board. Each person appointed as a director of Acquiror pursuant to this Section 2.13(d) shall remain in office as a director of Acquiror until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. If any of the directors designated by the parties shall be unable or unwilling to serve at the Closing, the Company or Acquiror, respectively, shall promptly designate a replacement director and provide any relevant information about such appointee as the other party may reasonably request.

(e)  Acquiror shall take all necessary action prior to the First Effective Time such that (i) each officer of Acquiror in office immediately prior to the First Effective Time shall cease to be an officer immediately following the First Effective Time and (ii) the persons constituting the officers of the Company prior to the First Effective Time shall, as of immediately following the First Effective Time, be appointed the officers of Acquiror in identical positions until the earlier of their death, resignation or removal or until their respective successors are duly appointed.

(f)  On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to the Company with the individuals set forth on Section 2.13(f) of the Acquiror Schedules, which indemnification agreements shall continue to be effective following the Closing.

2.14  Withholding. Each of the Acquiror Parties, the Company, the Surviving Company, the Surviving Entity and their respective Affiliates and agents shall be entitled to deduct and withhold from any amounts otherwise deliverable or payable under this Agreement such amounts that any such Persons are required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any other applicable Law; provided, however, that before making any deduction or withholding pursuant to this Section 2.14, other than in connection with any deduction or withholding attributable to either (i) payments that are compensatory in nature or (ii) a failure of any Person to comply with Section 7.04(e) or Section 7.04(f), the withholding party, as applicable, shall use commercially reasonable efforts to give the recipient party at least three (3) days’ prior written notice of any anticipated deduction or withholding to provide the recipient party with an opportunity to provide any forms or other documentation or take such other steps in order to reduce or eliminate such deduction or withholding to the extent permitted by Law and shall use commercially reasonable efforts to consult and cooperate with the recipient party in good faith to attempt to reduce or eliminate any amounts that would otherwise be deducted or withheld pursuant to this Section 2.14 to the extent permitted by Law. To the extent that the Acquiror Parties, the Company, the Surviving Company, the Surviving Entity or their respective Affiliates withholds or deducts such amounts with respect to any Person and properly remits such withheld or deducted amounts to the applicable Governmental Authority, such withheld or deducted amounts shall be treated as having been paid to or on behalf of such Person in respect of which such withholding or deduction was made for all purposes. In the case of any such payment payable to employees of the Company or its Affiliates in connection with the Mergers treated as compensation, the parties shall cooperate to pay such amounts through the Company’s or an Affiliate’s payroll to facilitate applicable withholding.

2.15  Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the First Effective Time and held by a Company Stockholder who has not voted in favor of the First Merger or consented thereto in writing or by electronic transmissions and has properly demanded appraisal for such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration and shall instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL. At the First Effective Time, (a) all Dissenting Shares shall be cancelled, extinguished and cease to exist and (b) the holders of Dissenting Shares shall be entitled to only such rights as may be granted to him, her or it under the DGCL. If any such Company Stockholder fails to perfect or otherwise waives, withdraws or loses such Company Stockholder’s right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to be paid the fair value of such Dissenting Shares under Section 262 of the DGCL shall cease and such Dissenting Shares shall be deemed to have been converted, as of the First Effective Time, into and shall only represent the right to receive the Merger Consideration upon the surrender of such shares in accordance with this Article II. The Company shall give Acquiror reasonably prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares. The Company shall have the right to direct all negotiations and proceedings with respect to such demands, but shall provide Acquiror the right to participate in any such negotiations and proceedings. Prior to the First Effective Time, the Company shall not, except with the prior written consent of Acquiror, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL, or agree or commit to do any of the foregoing.

2.16  Payment of Expenses. On the Closing Date, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds all unpaid Transaction Expenses.

2.17  Earnout.

(a)  Following the Closing, and as additional consideration for the Transaction, within five (5) Business Days after the occurrence of the Trigger Event (subject to Section 2.17(d)), Acquiror shall issue or cause to be issued to each Company Stockholder its pro rata portion of the Earnout Shares, in accordance with the Allocation Schedule, which shall be registered pursuant to Securities Laws. In connection with a Trigger Event which is a Change in Control, such Earnout Shares shall be issued as of immediately prior to the effectiveness of the Change in Control.

(b)  Unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code, the Parties acknowledge and agree (i) that any Earnout Shares paid to the Company Stockholders shall be treated as additional consideration for the Surviving Company Stock for all income Tax purposes that can be received without imposition of tax (other than to the extent treated as interest under Section 483 of the Code or any similar provision of the Code), and (ii) to prepare and file all Tax Returns consistent with such Tax treatment. Notwithstanding anything in this Agreement to the contrary, the right to receive the Earnout Shares under this Agreement may not be assigned or transferred, other than as may be permitted in accordance with Rev. Proc. 84-42.

(c)  Notwithstanding anything to the contrary contained herein, no fraction of an Earnout Share will be issued by virtue of the Trigger Event, and each Person who would otherwise be entitled to a fraction of an Earnout Share (after aggregating all fractional Earnout Shares that otherwise would be received by such Person in connection with the occurrence of a Trigger Event) shall instead have the number of Earnout Shares issued to such Person rounded down to the nearest whole number.

(d)  If no Trigger Event has occurred prior to the eighth anniversary of the Closing Date, this Section 2.17 shall automatically terminate and be of no further force or effect, and no Earnout Shares shall be issuable hereunder.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), the Company represents and warrants to each of the Acquiror Parties as follows:

3.01  Organization, Standing and Corporate Power. The Company is an entity duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite legal entity power and authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Transactions or have a Material Adverse Effect. The Company Organizational Documents that have been made available to Acquiror are true, correct and complete and are in full force and effect as of the date of the Agreement and the Company is not in default under or in violation of any provision thereunder.

3.02  Corporate Authority; Approval; Non-Contravention.

(a)  The Company has all requisite corporate power and authority, and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is or will be a party and, subject to satisfaction of the conditions to Closing contemplated hereby, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is or will be a party, and the consummation by it of the Transactions, have been duly and validly authorized by all necessary corporate consent and authorizations on the part of the Company, and no other corporate actions on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement, the Ancillary Agreements to which it is or will be a party and the consummation by it of the Transactions, in each case, subject to receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties, is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect and by general principles of equity (the “Enforceability Exceptions”)).

(b)  The execution, delivery and, subject to receipt of the Company Stockholder Approval, performance of this Agreement and the Ancillary Agreements to which the Company is or will be a party, and the consummation of the Transactions, do not, and will not, constitute or result in (i) a breach or violation of, or a default under, the Company Organizational Documents or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default or change of control under, the creation or acceleration of any obligations under or the creation of a Lien (other than Permitted Liens) on any of the assets of the Company or any of its Subsidiaries pursuant to, any Material Contract to which the Company or any of its Subsidiaries is a party or, assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 3.02(a), under any Law to which the Company or any of its Subsidiaries is subject (except Laws that are applicable due to the Company’s business, or the Contracts or licenses of the Company), except (in the case of clause (ii) above) for such violations, breaches, defaults or changes of control which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)  The Company Support Agreements executed and delivered contemporaneously with the execution and delivery of this Agreement have been duly executed and delivered by the Company and, assuming due authorization, execution and delivery thereof by the other parties, is a legal, valid and binding obligation of the Company and, to the Knowledge of the Company, the Company Stockholders party thereto, enforceable against the Company and the Company Stockholders in accordance with their terms (subject to the Enforceability Exceptions). As of the date of this Agreement, the Company Stockholders party to the Company Support Agreements hold Company Common Stock representing the voting power sufficient to obtain the Company Stockholder Approval.

3.03  Governmental Approvals. No consent of, or registration, declaration, notice or filing with, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the Transactions, except for (i) the pre-merger notification requirements under the HSR Act, (ii) such other consents, registrations, declarations, notices and filings which, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (iii) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware.

3.04  Capitalization.

(a)  The authorized capital stock of the Company consists of 15,000,000 shares of Company Common Stock of which 9,000,000 shares of Company Common Stock were outstanding as of the close of business on the date of this Agreement. Each issued and outstanding share of Company Common Stock (i) has been duly authorized and is validly issued, fully paid and nonassessable, (ii) was issued in compliance in all material respects with applicable Laws, (iii) was not issued in breach or violation of any preemptive rights or Contract to which the Company is a party and (iv) is owned free and clear of any Lien imposed by or resulting from any Contract to which the Company is party (other than the Permitted Liens and the Company Organizational Documents and Contracts that have been provided to Acquiror that set forth the Company Stockholders’ obligations to the Company). 500,000 shares of Company Common Stock were reserved for issuance under Company Stock Plan as of the date of this Agreement.

(b)  Set forth on Section 3.04(b) of the Company Schedules is a true, correct and complete statement of (i) the number and class or series (as applicable) of all equity securities of the Company issued and outstanding (including warrants, notes, Company Options and other securities convertible into equity securities), (ii) the identity of the Persons that are the record and beneficial owners thereof, (iii) with respect to each Company Option, (A) the date of grant, (B) any applicable exercise (or similar) price, (C) any applicable expiration (or similar) date and (D) any applicable vesting schedule (including acceleration provisions) and (iv) with respect to each Company Option, whether such Company Option is an incentive stock option.

(c)  With respect to the Company Options, (i) all Company Options were granted with a per share exercise at least equal to the fair market value of the underlying share of Company Common Stock on the date such Company Option was granted (within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder), (ii) no Company Option has had its exercise date or grant date “back-dated” or materially delayed, (iii) each Company Option intended to qualify as an incentive stock option so qualifies and (iv) all Company Options have been issued in compliance with the Company Stock Plan and all applicable Laws and properly accounted for in all respects in accordance with GAAP.

(d)  Section 3.04(d) of the Company Schedules sets forth a schedule of all holders of Company Options on an individual-by-individual and grant-by-grant basis, and provides the number of Company Options originally granted, the number of Company Options currently outstanding, the grant date and exercise price associated with each Company Option, the vesting schedule and termination or expiration date of each Company Option, whether the Company Option is a nonqualified stock option or an incentive stock option and whether such Company Options are currently vested or unvested. Except as set forth in Section 3.04(d) of the Company Schedules, there are no preemptive or other outstanding rights, options, warrants, phantom interests, conversion rights, equity appreciation rights, other equity or equity-based rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company to issue or to sell any shares of its capital stock or other equity securities of the Company, or any securities or obligations convertible or exchangeable into or exercisable for, valued by reference to or giving any Person a right to subscribe for or acquire, any equity securities of the Company or to vote with the stockholders of the Company on any matter, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except as set forth in Section 3.04(d) of the Company Schedules, the Company is not party to any stockholders agreement, voting agreement or registration rights agreement relating to its equity interests.

(e)  Section 3.04(e) of the Company Schedules sets forth, with respect to each Subsidiary of the Company, (i) its name, (ii) its jurisdiction of organization, (iii) its form of organization and (iv) the equity securities issued by such Person and the holder(s) thereof.

(f)  Except as set forth on Section 3.04(f) of the Company Schedules, the Company has no equity interest in, nor has it agreed to acquire, any share capital or other equity security of any other company (wherever incorporated) other than in its Subsidiaries.

3.05  Subsidiaries.

(a) Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the Laws of its jurisdiction of organization, has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

(b) Each Subsidiary of the Company is licensed or duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, and names of its equityholders and details of equity ownership, are set forth on Section 3.05 of the Company Schedule. True, correct and complete copies of the governing documents of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Acquiror by or on behalf of the Company.

(d) All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company (i) have been duly authorized and validly issued, are, to the extent applicable, fully paid and nonassessable, (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the governing documents of each such Subsidiary, and (2) any other applicable Contracts governing the issuance of such securities, and (iii) are owned by the Company, directly or indirectly, free and clear of any Lien, and there are no issued, reserved for issuance or outstanding derivative securities of a Subsidiary of the Company (collectively, “Company Subsidiary Securities”). There are no outstanding obligations to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

3.06  Financial Statements; Internal Controls.

(a)  The audited consolidated balance sheets and related statements of financial position, audited statements of comprehensive income, statements of changes in shareholders’ equity and statements of cash flows of the Company for the period ended March 31, 2023 (collectively, the “Audited Financial Statements”), were prepared and audited in accordance with the standards, principles and practices specified therein and, subject thereto, in accordance with GAAP, the standards of the Public Company Accounting Oversight Board and applicable Law. Prior to the date hereof, true, complete and correct copies of the Audited Financial Statements, and the accompanying independent auditors’ report, as applicable, have been made available to Acquiror.

(b)  Prior to the date hereof the Company has made available to Acquiror true, complete and correct copies of the unaudited consolidated balance sheets and related unaudited consolidated statements of income, shareholders’ equity and cash flows of the Company as of the Balance Sheet Date (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). Subject to notes and normal year-end audit adjustments that are not material in amount or effect, the Unaudited Financial Statements were prepared in accordance with the standards, principles and practices specified in the Audited Financial Statements and, subject thereto, in accordance with applicable Law and show a true and fair view, in all material respects, of the: (i) assets, liabilities, the financial position and state of affairs of the Company as of the Balance Sheet Date and (ii) the profits and losses and cash flow of the Company for the nine (9)-month period ended as of the Balance Sheet Date.

(c)  The Financial Statements were derived from the books and records of the Company and prepared in accordance with GAAP, except as may be indicated in the notes thereto and using in all material respects the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies) used and applied in the preparation of the consolidated financial statements of the Company since the Company’s inception. The Financial Statements fairly present in all material respects the assets, liabilities, cash flow and financial condition and results of operations of the Company as of the times and for the periods referred to therein. Since the Balance Sheet Date, the Company has not made any material change in the accounting practices or policies applied in the preparation of the Financial Statements, except as required by applicable Law or GAAP.

(d)  The Company maintains a system of accounting and internal controls designed to provide reasonable assurances regarding the reliability of the financial reporting and the preparation of the financial statements of the Company in accordance in all material respects with GAAP. Since the Company’s inception, the Company (including the Company’s personnel and independent accountants who participated in the preparation or review of financial statements or the internal accounting controls employed by the Company) has not identified nor been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves management of the Company or any personnel involved in financial reporting or (iii) any written claim or allegation regarding any of the foregoing. The Financial Statements, when delivered by the Company for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 7.02, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC and the Securities Act in effect as of such date.

3.07  Compliance with Laws.

(a)  The Company is conducting and, since its inception, has conducted its business in material compliance with all Laws applicable to it and the Company’s business, properties or other assets.

(b)  There is, and since the Company’s inception has been, no Action by or against the Company, or any Person for whose acts or defaults the Company may be vicariously liable is pending or threatened in writing, nor has any Governmental Authority indicated in writing to the Company an intention to conduct the same.

(c)  Since the Company’s inception, the Company has not received any written notice or other communication (official or otherwise) from any Governmental Authority (i) with respect to an alleged, actual or potential violation and/or failure to comply, in any material respect, with any such applicable Law or (ii) requiring the Company to take or omit any action to ensure compliance with any such applicable Law.

(d)  The Company possesses all permits, approvals, orders, authorizations, consents, licenses, certificates, franchises, exemptions of, or filings or registrations with, or issued by, any Governmental Authority necessary for the ownership and use of the assets of the Company and the operation of the Company’s business as currently operated (the “Company Permits”), except where the failure to possess the same has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all such Company Permits are valid and in full force and effect, and there are no lawsuits or other proceedings pending or threatened, in writing, before any Governmental Authority that seek the revocation, cancellation, suspension or adverse material modification thereof. Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company is not in default, and, to the Knowledge of the Company, no condition exists that with notice or lapse of time or both would constitute a default, under the Company Permits.

3.08  Absence of Certain Changes or Events. Since the Balance Sheet Date and except as expressly required by this Agreement, (a) the Company has conducted its business in all material respects in the ordinary course of business, (b) the Company has not entered into any material transactions outside the ordinary course of business and (c) there has not been any change, effect, event, circumstance, occurrence or state of facts that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.09  No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in the Financial Statements (none of which is a liability for breach of contract, breach of warranty, tort, infringement, misappropriation, dilution or violation of Law), (b) for liabilities incurred in the ordinary course of business since the Balance Sheet Date, (c) as expressly permitted or contemplated by this Agreement or otherwise incurred in connection with the Transactions, (d) as disclosed on Section 3.09 of the Company Schedules, (e) contingent liabilities under executory contracts and (f) for liabilities that have been discharged or paid in full in the ordinary course of business, as of the date hereof, the Company does not have any material liabilities of any nature, whether accrued, contingent or otherwise.

3.10  Information Supplied. The information supplied in writing by the Company for inclusion in the Registration Statement and the Proxy Statement will not (a) in the case of the Registration Statement, at the time the Registration Statement is declared effective under the Securities Act and (b) in the case of the Proxy Statement, as of the date the Proxy Statement is first mailed to the Acquiror Shareholders and at the time of any meeting of the Acquiror Shareholders to be held in connection with the Transactions, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing sentence, the Company makes no representation or warranty or covenant with respect to: (x) statements made or incorporated by reference therein in any of the foregoing documents based on information supplied by Acquiror for inclusion therein or (y) any projections or forecasts or forward looking statements included in the Registration Statement or Proxy Statement.

3.11  Litigation.

(a)  Neither the Company nor, to the Knowledge of the Company, any of its officers, directors, agents or employees, in their capacities as such, is, or since the Company’s inception has been, the subject of or engaged in any material Action or other dispute resolution process before a third party, whether as claimant, defendant or otherwise, and no such Action or dispute resolution process is, or since the Company’s inception has been, pending or threatened, in writing, in each case, that would, individually or in the aggregate, reasonably be expected to be material. The Company is not, nor to the Knowledge of the Company is any of its officers, directors, agents or employees, in their capacities as such, subject to any settlement agreements or arrangements, whether written or oral, or is in discussions for a settlement or arrangement, regarding any material Actions.

(b)  The Company is not a party to or subject to the provisions of any outstanding Governmental Order (except if generally applicable without the Company being named therein) that would, individually or in the aggregate, reasonably be expected to be material to the Company or its Subsidiaries.

3.12  Contracts.

(a)  Section 3.12(a) of the Company Schedules sets forth a true and complete list as of the date hereof, of the following Contracts that are effective as of the date hereof and to which the Company is a party or is bound (all such Contracts set forth on Section 3.12(a) of the Company Schedules, or which are required to be so disclosed, the “Material Contracts”):

(i)  all such Contracts with a supplier of the Company or any of its Subsidiaries with a total annual payment or financial commitment exceeding $250,000 on an annual basis;

(ii)   all such Contracts with third party manufacturers and suppliers for the manufacture and supply of products providing for minimum order quantities, minimum purchase requirements or exclusive supply, manufacturing or purchase requirements with a total annual payment or financial commitment exceeding $250,000 on an annual basis;

(iii)   all such Contracts with (or with obligations of the Company or any of its Subsidiaries to) a Related Party;

(iv)  all such Contracts that contain any covenant materially limiting or prohibiting the right of the Company or any of its Subsidiaries (A) to engage in any line of business or conduct business in any geographic area, (B) to distribute or offer any products or services, (C) to compete with any other Person in any line of business or in any geographic area or levying a fine, charge or other payment for doing any of the foregoing or (D) to employ, hire or enter into a consultancy agreement with any Person, in each case other than provisions of non-solicitation in the ordinary course in agreements with suppliers and customers;

(v)  all such Contracts in which the aggregate outstanding expenditure or payment obligations of the Company or any of its Subsidiaries exceeds $250,000, excluding obligations that are contingent liabilities in respect of a breach or indemnification obligation or similar contingent obligation as a result of a breach or default;

(vi)  any partnership, joint venture or other similar agreement or arrangement providing for the formation, creation, operation, management or control of any partnership or joint venture with a third party to which the Company or any of its Subsidiaries is a party, other than bona fide customer-supplier relationships or a trade association;

(vii)  all such Contracts providing for the acquisition or disposition of any business, equity interests or material assets (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which the Company or any of its Subsidiaries has any ongoing obligation (including for deferred purchase price obligations, earn-out obligations, indemnification obligations and other contingent liabilities (including payment obligations in respect of the future utilization of any net operating losses));

(viii)  all such Contracts that obligate the Company or any of its Subsidiaries to make any loans, advances or capital contributions to, or investments in, any Person (other than advances to employees for business expenses in the ordinary course of business consistent with past practice);

(ix)  any note, mortgage, indenture or other obligation or agreement or other instrument for or relating to indebtedness for borrowed money in excess of $250,000, or any guarantee of third party obligations in excess of $250,000, or any letters of credit, performance bonds or other credit support for the Company or any of its Subsidiaries;

(x)  any collective bargaining agreement or other labor related Contract with any labor union, works council, or other labor organization (each a “CBA”);

(xi)  any Contract that is a settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which the Company or any of its Subsidiaries will have any material outstanding obligation after the date of this Agreement;

(xii)  any Contract (A) governing the terms of, or otherwise related to, the employment, engagement or services of any employee, officer, director or other individual service provider whose annual base compensation is in excess of $250,000, (B) providing for the payment and/or accelerated vesting of any compensation or benefits in connection with the consummation of the Transactions or (C) that cannot be terminated upon sixty days’ notice or less without further payment, liability or obligation;

(xiii)  all such Contracts for the development of (A) material Owned Intellectual Property that is embodied in or distributed with any products or services or is Owned Intellectual Property (other than Contracts with any employee or contractor on standard form of agreement entered into in the ordinary course of business under which such employee or contractor presently assigns all right, title and interest in and to any developed Intellectual Property to the Company or its Subsidiaries), and (B) any Intellectual Property for any Person by the Company or any of its Affiliates under which Contract the Company or its Subsidiaries has any material unperformed obligations other than Contracts with (1) any employee or contractor or a standard form of agreement entered into in the ordinary course of business under which such employee or contractor presently assigns all right, title and interest in and to any developed Intellectual Property to the Company or any of its Subsidiaries or (2) the Company’s customers entered into in the ordinary course of business whereby the Company or its Subsidiaries retains ownership of such developed Intellectual Property;

(xiv)  all such Contracts entered into to resolve any actual or threatened, in writing, Intellectual Property-related dispute or litigation, including settlement agreements, consent agreements, cross-license agreements, and coexistence agreements; and

(xv)  all such Contracts pursuant to which the Company or its Subsidiaries grants or is granted a license to, or other rights under, any Intellectual Property, excluding any (A) “shrink-wrap”, “click-through” and “off-the-shelf” agreements involving an annual amount or payment of less than $100,000 and used solely for the Company’s and its Subsidiaries’ internal business use, (B) open source licenses, (C) non-exclusive licenses granted to customers/clients in the ordinary course of business, (D) licenses to use background Intellectual Property of any employee or consultant and (E) incidental non-exclusive licenses granted to or by the Company in the ordinary course of business for the purpose of receiving services.

(b)  The Company (i) is not, nor has it received written notice that any other party to any Material Contract is, in material violation or material breach of or material default (immediately or upon notice or lapse of time) under or (ii) has not waived or failed to enforce any material rights or material benefits under any Material Contract to which it is a party or any of its properties or other assets is subject. No Material Contract is the subject of a notice to terminate, except for any expiration of the term of a Material Contract following the date of this Agreement in accordance with its terms. Each Material Contract is in full force and effect and, subject to the Enforceability Exceptions, is legal, valid and binding on the Company or its Subsidiary, as applicable, and, to the Knowledge of the Company, each other party thereto, except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Company. There is no default under any such Material Contracts by the Company, or, to the Knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company, or, to the Knowledge of the Company, any other party thereto, in each case, except as would be individually or in the aggregate material and adverse to the Company.

3.13  Employment Matters.

(a)  Section 3.13(a) of the Company Schedules sets forth an accurate and complete list of each material Company Benefit Plan (other than offer letters or agreements that are terminable without notice or cost and are substantially in the form provided to Acquiror). With respect to each material Company Benefit Plan, the Company has made available, to the extent applicable, accurate and complete copies of (i) the current plan and trust documents, including any amendments thereto, (ii) the most recent summary plan description together with any summaries of all material modifications thereto, (iii) the most recent IRS determination or opinion letter, (iv) the most recent IRS Form 5500 annual report (and all schedules thereto), (v) all current related insurance Contracts or other funding arrangements and (vi) all non-routine correspondence since the Company’s inception with any Governmental Authority.

(b)  Each Company Benefit Plan has been established, maintained, funded, operated and administered in accordance with its terms and is in compliance with applicable Laws, except for any failures to do so or be in compliance that would not be material and adverse to the Company. As of the date hereof, there is no pending or, to the Knowledge of the Company, threatened litigation relating to any Company Benefit Plans (other than routine claims for benefits). All contributions, premiums and other payments that the Company is required to make with respect to any Company Benefit Plan have been fully and timely paid when due, and any such amounts not yet due have been paid or properly accrued. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified, and has received a current favorable determination letter from the Internal Revenue Service or may rely upon a current opinion or advisory letter from the Internal Revenue Service to be qualified under Section 401(a) of the Code, and to the Knowledge of the Company, nothing has occurred that would adversely affect the qualification or tax exemption of any such Company Benefit Plan. The Company and its Subsidiaries have in all material respects complied with the requirements of the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, as amended, and the guidance and regulations issued thereunder (the “ACA”), and the Company and its Subsidiaries have neither incurred (whether or not assessed), nor reasonably expect to incur, any penalty or Tax under the ACA (including with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable) or Section 4980H, 4980B or 4980D of the Code. There has not been any breach of fiduciary duty (as determined under ERISA) or non-exempt prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan that could reasonably be expected to result in material liability to the Company.

(c)  No Company Benefit Plan is, and neither the Company nor any of its Subsidiaries has any current or contingent liability or obligation (including on account of an ERISA Affiliate) under or with respect to: (i) any “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject thereto) or that is or was subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA; (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA); (iii) a “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. No Company Benefit Plan provides, and the Company has not promised to provide, any post-termination, post-ownership or retiree health or welfare benefits to any Person, other than as required under Section 4980B of the Code or similar applicable Law for which the covered Person pays the full cost of coverage. The Company does not have any current or contingent liability by reason of, at any time since the Company’s inception, being treated as a single employer with any other Person under Section 414 of the Code.

(d)  The Company (i) is not a party to nor bound by any CBA, and no employees of the Company are represented by any labor union, works council, or other labor organization with respect to their employment with the Company; (ii) since the Company’s inception, no labor union, works council, other labor organization, or group of employees of the Company has made a demand for recognition or certification, and there are no representation or certification proceedings presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority; (iii) to the Knowledge of the Company, since the Company’s inception, there have been no actual or threatened organizing activities with respect to any employees of the Company, and no such activities are currently pending or, to the Knowledge of the Company, threatened; (iv) since the Company’s inception, there has been no actual or, to the Knowledge of the Company, threatened strike, lockout, work stoppage, slowdown, picketing, handbilling, unfair labor practice charge, material labor grievance, material labor arbitration or other material labor dispute against or affecting the Company, and no such dispute is currently pending or to the Knowledge of the Company, threatened; and (v) with respect to the Transactions, the Company has satisfied all notice, bargaining, consent, consultation or other obligations to its employees and employees’ representatives under applicable Law and any CBA.

(e)  Except as set forth on Section of the Company Schedules, neither the execution of this Agreement nor the consummation of the Transactions, either alone or in combination with the occurrence of any other event or events, would be reasonably likely to result in (i) any material payment or benefit (whether in cash, property or the vesting of property) becoming due to, or result in the forgiveness of any indebtedness of, any current or former director, manager, officer, employee, individual independent contractor or other individual service providers of the Company or any of its Subsidiaries (or any dependent or beneficiary thereof), (ii) a material increase in the amount or value of any compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other individual service providers of the Company or any of its Subsidiaries, or (iii) result in the acceleration of the timing of payment, funding or vesting, or trigger any material payment or funding of any compensation or benefits, including severance payment, due or payable to any current or former employee, officer, director or other individual service provider of the Company.

(f)  Except as set forth on Section 3.13(f) of the Company Schedules, no amount that could be received (whether in cash or property or the vesting of property) by any “disqualified individual” of the Company or any of its Affiliates under any Company Benefit Plan or otherwise as a result of the consummation of the Transactions, either alone or in combination with another event, would, separately or in the aggregate, reasonably expected to be nondeductible under Section 280G of the Code or subjected to an excise tax under Section 4999 of the Code.

(g)  The Company and its Affiliates have no current or contingent obligation to make a “gross-up” or similar payment, or otherwise indemnify or make whole any Person, in respect of any Taxes that may become payable under Section 4999 or 409A of the Code.

(h)  Each Company Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable IRS guidance thereunder.

(i)  Except as would not result in material liability for the Company: the Company has fully and timely paid all (i) wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, and other compensation that has come due and payable to its current or former employees and individual independent contractors under applicable Laws, Contract or Company policy, and (ii) fines, Taxes, interest, or other penalties for any failure to pay or delinquency in paying such compensation.

(j)  The Company and its Subsidiaries, since their inception, have been in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wages and hours (including classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Form I-9s for all employees and the proper confirmation of employee visas), harassment, discrimination and retaliation, disability rights or benefits, equal opportunity, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws (the “WARN Act”)), workers’ compensation, labor relations, COVID-19, pay equity, employee leave issues, affirmative action and affirmative action plan requirements and unemployment insurance.

(k)  To the Knowledge of the Company, no current or former employee or independent contractor of the Company or its Subsidiaries is in any material respect in violation of any material term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, noncompetition agreement, or other restrictive covenant, or any fiduciary duty: (i) owed to the Company or its Subsidiaries; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the Company.

(l)  To the Knowledge of the Company, no current employee with annualized compensation at or above $100,000 intends to terminate his or her employment with the Company or its Subsidiaries prior to the one-year anniversary of the Closing.

(m)  The Company has conducted an appropriate investigation of, or reasonably determined that no such investigation was warranted for, complaints of sexual harassment, discrimination, or retaliation raised by the Company’s or its Subsidiaries’ employees or independent contractors in connection with their employment or contractor relationship with the Company. With respect to each such allegation (except those the Company reasonably deemed to not have merit or to constitute minor violations of policy), the Company has taken prompt corrective action reasonably calculated to prevent further improper action. To the Knowledge of the Company, there are no such allegations of harassment or discrimination that, if known to the public, would bring the Company into material disrepute.

3.14  Taxes.

(a)  The Company and each of its Subsidiaries have timely filed with the appropriate Tax Authority, or has caused to be timely filed on its behalf (taking into account any valid extension of time within which to file), all income and other material Tax Returns required to be filed by it, and all such Tax Returns were and are true, correct and complete in all material respects. The Company and each of its Subsidiaries have timely paid all income and other material amounts of Taxes due and payable (whether or not shown on any Tax Return).

(b)  The Company and each of its Subsidiaries have (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, stockholder or any other third party, and (ii) timely remitted such amounts required to have been remitted to the appropriate Tax Authority.

(c)  Neither the Company nor any of its Subsidiaries is subject to any material Tax liability arising on or before the Balance Sheet Date that has not been paid or fully reserved for in the Financial Statements in accordance with GAAP. Since the Balance Sheet Date, neither the Company nor any of its Subsidiaries has incurred any material Tax liability, other than any liability for unpaid Taxes incurred (i) in the ordinary course of business or (ii) in connection with the transactions contemplated by this Agreement or any Ancillary Agreement.

(d)  No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Tax Authority against the Company or any of its Subsidiaries that remains unresolved or unpaid. There is no Tax audit or other proceeding of the Company or any of its Subsidiaries presently in progress, pending or threatened in writing and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to material Taxes or material Tax Returns of the Company and, as applicable, any of its Subsidiaries, and no request for any such waiver or extension is currently pending.

(e)  Neither the Company nor any of its Subsidiaries is or has been (i) a party to or bound by any Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding any commercial contract entered into in the ordinary course of business and not primarily related to Taxes), (ii) a member of a Tax group (other than any such Tax group the common parent of which is or was the Company) filing Income Tax Returns on an affiliated, consolidated, combined, unitary or similar basis, or (iii) a party to any “listed transaction” under Treasury Regulations Section 1.6011-4(b)(2) (or any similar or corresponding provision of state, local or foreign Law).

(f)  Neither the Company nor any of its Subsidiaries has any liability for Taxes of any other Person (other than any member of a Tax group the common parent of which is the Company) as a result of Treasury Regulations Section 1.1502-6, as a transferee or successor, or by operation of Law.

(g)  None of the Company or any of its Subsidiaries will be required to include any item of income that, individually or in the aggregate, is material in, or exclude any deduction that, individually or in the aggregate, is material from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) intercompany transaction or excess loss account under Section 1502 of the Code; or (v) prepaid amount or deferred revenue received on or prior to the Closing Date.

(h)  Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) since the Company’s inception.

(i)  No written claim has been made by a Tax Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that the Company or such Subsidiary is or may be subject to Taxes, or required to file a Tax Return in, that jurisdiction.

(j)  There are no Liens for Taxes (other than Liens not yet due and payable) on any of the assets of the Company or any of its Subsidiaries.

(k)  Section 3.14(k) of the Company Schedule sets forth the tax classification of the Company and each of its Subsidiaries for U.S. federal income tax purposes, and except as set forth in Section 3.14(k) of the Company Schedules, such classification has not changed since the formation of each such entity.

(l)  Neither the Company nor any of its Subsidiaries has taken any action, nor, as of the date hereof, to the Knowledge of the Company, are there any facts or circumstances, that would reasonably be expected to prevent the Mergers, the Company SAFE Conversions or the Domestication from qualifying for the Intended Tax Treatment.

(m)  The Company and its Subsidiaries are in material compliance with escheat and unclaimed property laws.

3.15  Intellectual Property.

(a)  Section 3.15(a) of the Company Schedules contains a complete and accurate list of all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications, (iii) copyright registrations and applications, and (iv) domain name registrations, in each case that are owned or purported to be owned by the Company or any of its Affiliates (collectively, “Registered IP”), indicating for each item, as applicable, the registration or application number, the applicable filing jurisdiction and the date of filing or issuance. The Registered IP is subsisting and, excluding any Registered IP which is the subject of an application for registration or issuance, is valid and enforceable. The Company or one of its Affiliates (A) exclusively owns and possesses all right, title and interest in and to all material Owned Intellectual Property, and (B) has a valid and enforceable written license to use all other material Intellectual Property that is used in or necessary for the operation of the business of the Company or any of its Affiliates as currently conducted, in each case of (A) and (B), free and clear of all Liens (other than Permitted Liens).

(b)  The Company Intellectual Property will, immediately after the Closing, be owned by, licensed to or available for use by the Company or one of its Affiliates on terms and conditions that are the same in all material respects to those immediately prior to the Closing. Neither the Company nor any of its Affiliates has granted any exclusive license with respect to any Owned Intellectual Property to any other Person.

(c)  (i) The operation of the business of the Company or any of its Affiliates as currently conducted does not infringe, misappropriate, dilute or otherwise violate, and since the Company’s inception, has not infringed, misappropriated, diluted or otherwise violated, any third party Intellectual Property and (ii) to the Knowledge of the Company, no third party is infringing, misappropriating, diluting or otherwise violating on the date of this Agreement, and no third party has infringed, misappropriated, diluted or otherwise violated, any Owned Intellectual Property.

(d)  As of the date hereof, there is no Action pending or, to the Knowledge of the Company or any of its Affiliates, threatened (including “cease and desist” letters or invitations to take a license) against the Company or any of its Affiliates (i) challenging the ownership, validity, registrability, patentability, or enforceability of any Owned Intellectual Property (excluding office actions and similar ex-parte proceedings in connection with the prosecution of applications for the registration or issuance of any Intellectual Property) or (ii) asserting that the Company or any of its Affiliates has infringed, misappropriated, diluted or otherwise violated any third party Intellectual Property since the Company’s inception.

(e)  All former and current officers, directors, employees, personnel, consultants, advisor, agents and independent contractors of the Company and its Subsidiaries, who have contributed to or participate in the authorship, invention, creation, conception, improvement, modification or development of any Intellectual Property in the course of their employment or engagement by the Company that is material to the business of the Company or its Subsidiaries have entered into and delivered to the Company or its Subsidiaries a valid, enforceable and binding proprietary rights agreement vesting ownership of such material Intellectual Property in the Company or its Subsidiaries (by way of a present grant of assignment). The Company and its Subsidiaries has taken reasonable steps to safeguard the secrecy of any trade secrets and material confidential information owned or used by the Company or its Subsidiaries, including ensuring that third parties who have had access to such information or materials are subject to legally binding confidentiality obligations with respect to such information or materials. To the Knowledge of the Company, there has been (i) no violation or unauthorized access to or disclosure of any trade secrets or material confidential information of or in the possession of the Company or its Subsidiaries and (ii) no material breach of any written Contract containing non-disclosure obligations with respect to any such trade secrets or material confidential information.

3.16  Information Technology.

(a)  The Company and its Subsidiaries own, lease, license, or otherwise have the legal right to use all IT Systems, and such IT Systems are sufficient for the immediate needs of their businesses as currently conducted. The IT Systems: (i) operate and perform in accordance with their documentation and functional specifications and otherwise as required by the Company or any of its Affiliates for the operation of their businesses as currently conducted and (ii) to the Knowledge of the Company, are free from bugs, viruses, worms, Trojan horses, similar disabling code and programs, and other defects, in each case, except as would not be material and adverse to the Company.

(b)  The Company and each of its Affiliates has implemented with respect to its IT Systems commercially reasonable backup, security and disaster recovery technology consistent with generally accepted industry practices for a similar business in both size and geographical location.

(c)  Since the Company’s inception, there has been no actual or suspected security breach or unauthorized Processing of the IT Systems, or any unauthorized use, misappropriation, modification, encryption, corruption, disclosure, transfer or other Processing of any information or data (including personal information) Processed therein (each, a “Security Breach”), in each case, that has resulted in, or is reasonably likely to result in, material liability to the Company or any of its Affiliates. Since the Company’s inception, there has not been any material failure with respect to any of the IT Systems that has not been remedied or replaced in all material respects.

(d)  The Company and its Affiliates have not been subject to any Actions, and have not received any complaints or other notices relating to the Company’s and its Subsidiary’s Processing of personal information or IT Systems (collectively, the “Data Security Requirements”) or any Security Breach (including any notices alleging violation of any Data Security Requirements or the unauthorized Processing of personal information).

3.17  Real Property.

(a)  The Company does not own any real property.

(b)  Section 3.17(b) of the Company Schedules contains a complete and accurate list of all real property leasehold or subleasehold estates and other rights to use or occupy, or other interests in, real property held by the Company as of the date of this Agreement (the “Company Properties”). The Company Properties are the only properties used by the Company in, or otherwise related to, the Company’s business as of the date of this Agreement, and subject to any permitted action pursuant to Section 5.01, as of the Closing Date. The Company is the sole legal and beneficial owner of the applicable legal interest in the Company Properties.

(c)  Section 3.17(c) of the Company Schedules contains a complete and accurate list of all leases, subleases, licenses, concessions, and other contracts, options, agreements and leasehold arrangements and all related supplemental documents (collectively, the “Real Property Documents”) pursuant to which the Company leases, licenses, subleases, occupies, or otherwise has an interest in, any Company Property on the date hereof. The Company has delivered to Acquiror a true and complete copy of each such Real Property Document. Neither the Company nor, to the Knowledge of the Company, any other party to any Real Property Document is in material breach or material default under such Real Property Document, and not event has occurred or circumstance exists which, with the delivery of notice, or the passage of time or both, would constitute a breach or default, or permit the termination, modification or acceleration of rent or other payment under such Real Property Document.

(d)  Except as set forth on Section 3.17(d) of the Company Schedules, each Real Property Document is a written agreement in full force and effect, and, subject to the Enforceability Exceptions, is valid, binding and enforceable, subject to proper authorization and execution of each Real Property Document by the other parties thereto. The Company has paid the rent and all other sums that are due and payable under such Real Property Documents and there are no significant arrears.

(e)  To the Knowledge of the Company, there exists no restrictions, covenants or encumbrances which prevent any of the Company Properties from being used now for their current use or would prevent or require consent from a third party as a result of the Transactions or would be material and adverse to the Company, except as set forth on Section 3.17(e) of the Company Schedules.

(f)  The Company has not at any time given any covenant or entered into any agreement in respect of any freehold or leasehold property other than the Company Properties in respect of which any material contingent liability remains as of the date of this Agreement with the Company as set forth on Section 3.17(f)(i) of the Company Schedules. The Company has not subleased, assigned, licensed or otherwise granted any Person its interest in any Company Property or the right to use or occupy any Company Property or any portion thereof, and the Company has not collaterally assigned or granted any other security interest in any Real Property Document or any interest therein, except as set forth on Section 3.17(f)(ii) of the Company Schedules.

(g)  As of the date hereof, the Company’s possession and quiet enjoyment of the Company Properties has not been disturbed and there are no material outstanding disputes, actions, claims, demands or complaints to which the Company is a party in respect of any of the Company Properties.

3.18  Corrupt Practices; Sanctions.

(a)  Since the Company’s inception, to the Knowledge of the Company, neither the Company nor any of its Representatives have directly or indirectly paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of any Governmental Authority to obtain or retain business, or direct business to any Person or to secure any other improper benefit or advantage in each case in violation in any material respect any Anti-Corruption Laws. To the Knowledge of the Company, no Government Official nor any of his or her immediate family members is an officer or director or owns any securities of the Company.

(b)  Since the Company’s inception, neither the Company nor, to the Knowledge of the Company, any of its Representatives, has, or is presently or has agreed to become, engaged in any conduct that violates in any material respect any applicable Anti-Corruption Laws.

(c)  To the Knowledge of the Company, the Company is not conducting and, since the Company’s inception, has not conducted, directly or indirectly, any business (including, without limitation, sales, reselling, licensing or sub-licensing arrangements, funding, making payments, procuring, insurance or otherwise providing assistance or support in connection with operations, business or any other activity) with or for the direct or indirect benefit of or on behalf of any Sanctioned Person, nor otherwise violated any applicable Sanction or Ex-Im Law.

3.19  Insurance.

(a)  Section 3.19(a) of the Company Schedules sets forth a true and complete list of the material current insurance policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance and other material policies or binders maintained by the Company (the “Insurance Policies”). To the Company’s Knowledge, there are no events, circumstances or other liabilities that give rise to a material claim under the Insurance Policies.

(b)  Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Insurance Policies are in full force and effect as of the date of this Agreement with respect to the Company, and the limits thereunder have not been impaired, exhausted or materially diminished.

(c) As of the date hereof, the Company has not received any written notice of cancellation of, or a material premium increase (relative to others in the industry in which the Company operates) with respect to, or of a material alteration of coverage under, any Insurance Policy. Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all of the Insurance Policies (i) are valid and binding in accordance with their terms, subject to Enforceability Exceptions and (ii) have not been subject to any lapse in coverage. There are no material claims related to the Company or the assets, business, operations, employees, officers and directors of the Company pending under any such Insurance Policies as to which coverage has been denied or disputed or in respect of which there is an outstanding reservation of rights.

3.20 Competition and Trade Regulation.

(a) Since the Company’s inception, the Company has been and currently is in compliance with relevant sanctions and export control Laws and regulations in jurisdictions in which the Company does business or to which the Company is otherwise subject, including the United States International Traffic in Arms Regulations, the Export Administration Regulations and United States sanctions Laws and regulations administered by the United States Department of the Treasury’s Office of Foreign Assets Control, except as would not be material or adverse to the Company.

(b) The Company is in compliance with all applicable Antitrust Laws in all material respects. The Company is not nor has it been a party to or is or has been concerned in any agreement or arrangement with a Governmental Authority under any anti-trust, competition or similar legislation in any jurisdiction in which the Company has assets or carries or intends to carry on business or where its activities may have an effect.

3.21 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) the Company is, and since the Company’s inception has been, in compliance in all respects with all Environmental Laws and, without limiting the foregoing, is, and since the Company’s inception has been, in compliance in all material respects with all Company Permits required under Environmental Laws in connection with the operation of the Company’s business or ownership or operation of the Company Properties, which Company Permits have been obtained by the Company and are current and valid;

(b) there are no Actions pending, or to the Knowledge of the Company, threatened, against the Company, and the Company has not received any written, or to the Knowledge of the Company, other notice, report, order, or directive of, and, to the Knowledge of the Company, the Company is not otherwise responsible for, any material violation of or material liability under, Environmental Laws, including for the contamination of or manufacture, generation, storage, disposal, release or threatened release at any location by, or exposure of any Person to, any Hazardous Material;

(c) the Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, sold, marketed, repaired, installed, distributed, released, exposed any Person to, or owned or operated any property or facility contaminated by, any Hazardous Materials, in each case in a manner that has given or would give rise to a material liability under Environmental Laws;

(d) the Company has not assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to the material liability of any other Person under Environmental Law; and

(e) the Company has furnished to Acquiror copies of all material environmental reports, assessments and audits and all other material environmental, health or safety documents in its possession or reasonable control relating to the past or current operations or facilities of the Company or any of its Affiliates.

3.22 Brokers. No broker, investment banker, financial advisor or other Person, other than those set out in Section 3.22 of the Company Schedules, the fees and expenses of which will be paid by the Company pursuant to an engagement letter entered into therewith, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Affiliates.

3.23 Affiliate Agreements. Except as set forth on Section 3.23 of the Company Schedules, the Company is not a party to any transaction, agreement, arrangement or understanding with any (a) present or former executive officer or director of the Company, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of the Acquiror Parties or the Company or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing.

3.24 No Other Representations or Warranties. The representations and warranties made by the Company in this Article III are the exclusive representations and warranties made by the Company, its Affiliates and their respective Representatives. Except for the representations and warranties contained in this Article III, neither the Company nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company, to the accuracy or completeness of any information regarding the Company available to the other parties or their respective Representatives and expressly disclaims any such other representations or warranties. For the avoidance of doubt, the Company, its Affiliates and each of their respective Representatives has not made and does not make any express or implied representation or warranty, either written or oral, with respect to the Company. In particular, without limiting the foregoing, neither the Company nor any other Person makes or has made any representation or warranty to the other parties hereto, and shall have no liability in respect of, (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company or (b) any oral or, except for the representations and warranties expressly made by the Company in this Article III, written information made available to the other parties hereto in the course of their evaluation of the Company and the negotiation of this Agreement or in the course of the Transactions.

Article IV

REPRESENTATIONS AND WARRANTIES

OF THE ACQUIROR PARTIES

Except as set forth in the Acquiror Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face) or in the Acquiror SEC Reports filed or furnished by Acquiror prior to the date of this Agreement (excluding (x) any disclosures in such Acquiror SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (y) any exhibits or other documents appended thereto), each of the Acquiror Parties represents and warrants to the Company as follows:

4.01 Organization, Standing and Corporate Power.

(a) Acquiror is an exempted company duly incorporated, validly existing and in good standing under the CLCI, and has all requisite legal entity power and authority to carry on its business as now being conducted. Acquiror is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Acquiror to consummate the Transactions or be material and adverse to Acquiror.

(b) First Merger Sub is an entity duly organized, validly existing and in good standing under the Laws of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder.

(c) Second Merger Sub is an entity duly organized, validly existing and in good standing under the Laws of Delaware, with full power and authority to enter into this Agreement and perform its obligations hereunder.

(d) Other than First Merger Sub and Second Merger Sub, Acquiror has no other Subsidiaries or any equity or other interests in any other Person.

4.02 Authority; Approval; Non-Contravention.

(a) Each of the Acquiror Parties has all requisite corporate or other legal entity power and authority, and has taken all corporate or other legal entity action necessary in order to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is or will be a party and, subject to satisfaction of the conditions to Closing contemplated hereby (including obtaining the Acquiror Shareholder Approvals) and the adoption of this Agreement by Acquiror as the sole stockholder and sole member of First Merger Sub and the adoption of this Agreement by Acquiror as the sole member of Second Merger Sub, respectively, to consummate the Transactions. The execution, delivery and performance by each of the Acquiror Parties of this Agreement and the Ancillary Agreements to which it is or will be a party, and the consummation by it of the Transactions, have been duly and validly authorized by all necessary consents and authorizations on the part of the Acquiror Parties and no other corporate or other actions on the part of the Acquiror Parties are necessary to authorize the execution and delivery by the Acquiror Parties of this Agreement, the Ancillary Agreements to which it is or will be a party and the consummation by it of the Transactions, in each case, subject to receipt of the Acquiror Shareholder Approvals and the adoption of this Agreement by Acquiror as the sole stockholder and sole member of First Merger Sub and Second Merger Sub, respectively. This Agreement has been duly executed and delivered by each of the Acquiror Parties and, assuming due authorization, execution and delivery hereof by the other parties, is a legal, valid and binding obligation of the Acquiror enforceable against them in accordance with its terms (subject to the Enforceability Exceptions).

(b) The execution, delivery, and performance of this Agreement and the Ancillary Agreements to which each of the Acquiror Parties is or will be a party, and the consummation of the Transactions, and subject to receipt of the Acquiror Shareholder Approvals and the approval of Acquiror as the sole stockholder and sole member of First Merger Sub and Second Merger Sub, respectively, do not, and will not, constitute or result in (i) a breach or violation of, or a default under, the Articles of Association or any organizational documents of First Merger Sub or Second Merger Sub or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Acquiror Parties or any of their Affiliates pursuant to, any Contract to which the Acquiror Parties or any of their Affiliates is a party or, assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 4.02(a), under any Law to which any of the Acquiror Parties or any of their Affiliates is subject, except (in the case of clause (ii) above) for such violations, breaches or defaults which has not had or would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Acquiror Parties to enter into, perform its obligations under this Agreement and consummate the Transactions.

(c) The Sponsor Letter Agreement executed and delivered contemporaneously with the execution and delivery of this Agreement has been duly executed and delivered by Acquiror and, assuming due authorization, execution and delivery thereof by the other parties, is a legal, valid and binding obligation of Acquiror and, to the Knowledge of Acquiror, the other parties thereto, enforceable against Acquiror and the other parties thereto in accordance with its terms (subject to the Enforceability Exceptions). Immediately prior to the Closing and as of the Closing no holder of any Acquiror Shares will be entitled to any anti-dilution or any similar adjustments and protections in connection with the Transactions or otherwise.

4.03 Litigation.

(a) Neither Acquiror nor, to the Knowledge of Acquiror, any of its officers, in their capacities as such, is the subject of or engaged in any material Action before a Governmental Authority, arbitration or other dispute resolution process before a third party unrelated to the dispute, whether as claimant, defendant or otherwise, and no such litigation, arbitration or dispute resolution process is pending or threatened in writing on the date hereof, in each case, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Acquiror Parties to enter into, perform its obligations under this Agreement and consummate the Transactions. As of the date hereof, Acquiror is not, nor to the Knowledge of Acquiror is any of its officers, in their capacities as such, subject to any settlement agreements or arrangements, whether written or oral, or is in discussions for a settlement or arrangement, regarding any material disputes or material claims.

(b) As of the date of this Agreement, none of the Acquiror Parties is a party to or subject to the provisions of any outstanding judgment, order, writ, injunction, decree or award of any Governmental Authority (except if generally applicable without the Acquiror Parties named therein) that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Acquiror Parties to enter into, perform its obligations under this Agreement and consummate the Transactions.

4.04 Compliance with Laws. The Acquiror Parties are, and since their respective dates of incorporation, have been, operating in all material respects in a manner that is customary for businesses similar to Acquiror and the Merger Subs, and each of the Acquiror Parties are conducting and, since their respective dates of incorporation, has conducted its business in material compliance with all Laws.

4.05 Employee Benefit Plans. Except as may be contemplated by the Acquiror Equity Plan Proposal, none of the Acquiror Parties maintains, contributes to or has any obligation or liability, or could reasonably be expected to have any obligation or liability, under, any Benefit Plan, or with respect to which Benefit Plan the Acquiror Parties or any of their respective Affiliates have any remaining obligations or liabilities, and neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in combination with another event) will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director, officer or employee of the Acquiror Parties, or (ii) result in the acceleration, vesting or creation of any rights of any stockholder, director, officer or employee of the Acquiror Parties to payments or benefits or increases in any existing payments or benefits or any loan forgiveness.

4.06 Financial Ability; Trust Account.

(a) As of the date hereof, there is at least $42,600,000 invested in a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated January 11, 2021, by and between Acquiror and the Trustee (the “Trust Agreement”). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror and, to the Knowledge of Acquiror, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the Knowledge of Acquiror, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. To the Knowledge of Acquiror, there are no side letters and there are no agreements, Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the Acquiror SEC Reports to be inaccurate or (ii) entitle any Person (other than any Acquiror Shareholder who is a Redeeming Shareholder) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, the Articles of Association and Acquiror’s final prospectus dated January 11, 2021. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no Actions pending or, to the Knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the First Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Articles of Association shall terminate, and, as of the First Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Articles of Association to dissolve and liquidate the assets of Acquiror by reason of the consummation of the Transactions. Following the First Effective Time, no Acquiror Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Shareholder is a Redeeming Shareholder.

(b) As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its obligations hereunder, Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date.

(c) As of the date hereof, Acquiror does not have, and does not have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness (other than with respect to this Agreement and the Transactions, as applicable).

4.07 Taxes.

(a) Each of the Acquiror Parties has timely filed with the appropriate Tax Authority, or has caused to be timely filed on its behalf (taking into account any valid extension of time within which to file), all income and other material Tax Returns required to be filed by it, and all such Tax Returns were and are true, correct and complete in all material respects. Each of the Acquiror Parties has timely paid all income and other material amounts of Taxes due and payable (whether or not shown on any Tax Return).

(b) Each of the Acquiror Parties, as applicable, has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, stockholder or any other third party, and (ii) timely remitted such amounts required to have been remitted to the appropriate Tax Authority.

(c) None of the Acquiror Parties is subject to any material Tax liability that has not been paid or fully reserved for in the audited financial statements (including, in each case, the notes and schedules thereto) included in the Acquiror SEC Reports in accordance with GAAP.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Tax Authority against the Acquiror Parties that remains unresolved or unpaid. There is no Tax audit or other proceeding of the Acquiror Parties presently in progress, pending or threatened in writing and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to material Taxes or material Tax Returns of the Acquiror Parties, and no request for any such waiver or extension is currently pending.

(e) None of the Acquiror Parties is or has been (i) a party to or bound by any Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding any commercial contract entered into in the ordinary course of business and not primarily related to Taxes), (ii) a member of a Tax group (other than any such Tax group the common parent of which is or was the Acquiror) filing Income Tax Returns on an affiliated, consolidated, combined, unitary or similar basis, or (iii) a party to any “listed transaction” under Treasury Regulations Section 1.6011-4(b)(2) (or any similar or corresponding provision of state, local or foreign Law).

(f) None of the Acquiror Parties has any liability for Taxes of any other Person (other than any member of a Tax group the common parent of which is Acquiror) as a result of Treasury Regulations Section 1.1502-6, as a transferee or successor, or by operation of Law.

(g) None of the Acquiror Parties will be required to include any item of income that, individually or in the aggregate, is material in, or exclude any deduction that, individually or in the aggregate, is material from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) intercompany transaction or excess loss account under Section 1502 of the Code; or (v) prepaid amount or deferred revenue received on or prior to the Closing Date.

(h) None of the Acquiror Parties has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) within the past two (2) years.

(i) No written claim has been made by a Tax Authority in a jurisdiction where an Acquiror Party does not file a Tax Return that such Acquiror Party is or may be subject to Taxes, or required to file a Tax Return in, that jurisdiction.

(j) There are no Liens for Taxes (other than Liens not yet due and payable) on any of the assets of the any Acquiror Party.

(k) Section 4.07(k) of the Acquiror Schedules sets forth the tax classification of each of the Acquiror Parties for U.S. federal income tax purposes, and except as set forth in Section 4.07(k) of the Acquiror Schedules, such classification has not changed since the formation of each such entity.

(l) The Acquiror Parties have not taken any action, nor, as of the date hereof, to the Knowledge of Acquiror, are there any facts or circumstances, that would reasonably be expected to prevent the Mergers, the Company SAFE Conversions or the Domestication from qualifying for the Intended Tax Treatment.

(m) The Acquiror Parties are in material compliance with escheat and unclaimed property laws.

4.08 Brokers. No broker, investment banker, financial advisor or other Person, other than those set out in Section 4.08 of the Acquiror Schedules, the fees and expenses of which will be paid by the Acquiror Parties pursuant to an engagement letter entered into therewith, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Acquiror Parties or any of their Affiliates. Section 4.08 of the Acquiror Schedules sets forth Acquiror’s good faith estimate of Acquiror’s aggregate Transaction Expenses.

4.09 Acquiror SEC Reports; Financial Statements; Sarbanes-Oxley Act.

(a) Acquiror has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since March 4, 2021 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Acquiror SEC Reports”). None of the Acquiror SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the Acquiror SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC), and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

(b) Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror and other material information required to be disclosed by Acquiror in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Acquiror’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.

(c) Acquiror has established and maintained a system of internal controls. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.

(d) There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

(f) To the Knowledge of Acquiror, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Acquiror SEC Reports. To the Knowledge of Acquiror, none of the Acquiror SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

4.10 Business Activities; Absence of Changes.

(a) Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Articles of Association, there is no agreement, commitment or Governmental Order binding upon Acquiror or to which Acquiror is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of the Acquiror Parties to enter into, perform its obligations under this Agreement and consummate the Transactions.

(b) Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, Acquiror has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) Acquiror is not party to any Contract with any other Person that would require payments by Acquiror in excess of $500,000 in the aggregate with respect to any individual Contract or when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 6.03) and Contracts set forth on Section 4.10(c) of the Acquiror Schedules).

(d) There is no liability, debt or obligation against the Acquiror Parties, except for liabilities and obligations (i) reflected or reserved for on Acquiror’s consolidated balance sheet for the quarterly period ended June 30, 2023 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to the Acquiror Parties, taken as a whole), (ii) that have arisen since the date of Acquiror’s consolidated balance sheet for the quarterly period June 30, 2023 in the ordinary course of the operation of business of the Acquiror Parties (other than any such liabilities as are not and would not be, in the aggregate, material to the Acquiror Parties, taken as a whole) or (iii) disclosed in Section 4.10(d) of the Acquiror Schedules.

(e) Since its organization, neither First Merger Sub nor Second Merger has conducted any business activities other than activities directed toward the accomplishment of the Mergers. Except as set forth in the organizational documents of First Merger Sub and Second Merger Sub, there is no agreement, commitment, or Governmental Order binding upon either First Merger Sub or Second Merger Sub or to which either of the Merger Subs is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of First Merger Sub or Second Merger or any acquisition of property by either First Merger Sub or Second Merger Sub or the conduct of business by either of First Merger Sub or Second Merger Sub as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of either of First Merger Sub or Second Merger Sub to enter into and perform its obligations under this Agreement.

(f) Neither First Merger Sub nor Second Merger Sub owns or has a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(g) First Merger Sub was formed solely for the purpose of effecting the First Merger and has not engaged in any business activities or conducted any operations other than in connection with the First Merger and has no, and at all times prior to the First Effective Time except as contemplated by this Agreement or the Ancillary Agreements, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(h) Second Merger Sub was formed solely for the purpose of effecting the Second Merger and has not engaged in any business activities or conducted any operations other than in connection with the Second Merger and has no, and at all times prior to the Second Effective Time except as contemplated by this Agreement or the Ancillary Agreements, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(i) (i) Since the date of Acquiror’s incorporation, there has not been any change, development, condition, occurrence, event or effect relating to the Acquiror Parties that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a material adverse effect on the ability of the Acquiror Parties to enter into, perform its obligations under this Agreement and consummate the Transactions and (ii) from December 22, 2020 through the date of this Agreement, the Acquiror Parties have not taken any action that would require the consent of the Company pursuant to Section 6.03 if such action had been taken after the date hereof.

4.11 Registration Statement. The information supplied in writing by the Acquiror Parties for inclusion in the Registration Statement and the Proxy Statement will not (a) in the case of the Registration Statement, at the time the Registration Statement is declared effective under the Securities Act and (b) in the case of the Proxy Statement, as of the date the Proxy Statement is first mailed to the Acquiror Shareholders and at the time of any meeting of the Acquiror Shareholders to be held in connection with the Transactions, contain any untrue statement of a material fact, or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the forgoing sentence, the Acquiror makes no representation or warranty or covenant with respect to: (a) statements made or incorporated by reference therein in any of the foregoing documents based on information supplied by Company for inclusion therein or (b) any projections or forecast or forward looking statements included in the Registration Statement or Proxy Statement.

4.12 No Outside Reliance. Notwithstanding anything contained in this Article IV or any other provision hereof, Acquiror and its Affiliates and any of its and their respective directors, officers, employees, partners, members or representatives, acknowledge and agree that Acquiror has made its own investigation of the Company and its Subsidiaries and that neither the Company nor any of its Affiliates or any of their respective directors, officers, employees, partners, members, agents or Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article III or any certificate delivered in accordance with Section 8.02(d), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company and its Subsidiaries, and each of the Acquiror Parties, on its own behalf and on behalf of their Affiliates and its and their directors, officers, employees, partnership, members or Representatives, disclaim reliance on any representations and warranties, express or implied, other than those expressly given by the Company in Article III or any certificate delivered in accordance with Section 8.02(d). Without limiting the generality of the foregoing, it is understood that any cost or other estimates, financial or other projections or other predictions that may be contained or referred to in the Acquiror Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates or their respective Representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article III of this Agreement or any certificate delivered in accordance with Section 8.02(d). Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article III or any certificate delivered in accordance with Section 8.02(d), with all faults and without any other representation or warranty of any nature whatsoever.

4.13 Capitalization.

(a) The authorized share capital of Acquiror consists of (i) (A) 500,000,000 Acquiror Class A Shares, of which 3,931,719 Acquiror Class A Shares are issued and outstanding as of the date of this Agreement, (B) 10,000,00 Existing Acquiror Public Warrants are issued and outstanding as of the date of this Agreement and (C) 5,566,667 Existing Acquiror Private Placement Warrants are issued and outstanding as of the date of this Agreement, (ii) 50,000,000 Acquiror Class B Shares, of which 7,500,000 Acquiror Class B Shares are issued and outstanding, and (iii) 5,000,000 preference shares of Acquiror, par value $0.0001, none of which are issued and outstanding. All of the issued and outstanding Acquiror Shares and Existing Acquiror Warrants (w) have been duly authorized and validly issued and, with respect to the Acquiror Shares, are fully paid and nonassessable, (x) were issued in compliance in all material respects with applicable Law, (y) were not issued in breach or violation of any preemptive rights or Contract and (z) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83, except as disclosed in the Acquiror SEC Reports with respect to certain Acquiror Class B Shares held by the Sponsor.

(b) Except for this Agreement, any Subscription Agreements, the Existing Acquiror Warrants and Acquiror Class B Shares, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for Acquiror Shares or other equity interests of Acquiror, or any other Contracts to which Acquiror is a party or by which Acquiror is bound obligating Acquiror to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Acquiror, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Acquiror. Except as disclosed in the Acquiror SEC Reports or the Articles of Association, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror Shareholders may vote. Except as disclosed in the Acquiror SEC Reports, there are no registration rights, and Acquiror is not a party to any stockholders agreement, voting agreement or registration rights agreement, rights plan, anti-takeover plan or similar agreements relating to Acquiror Shares or any other equity or equity-based interests of Acquiror. Other than First Merger Sub and Second Merger Sub, Acquiror does not own any capital stock or any other equity or equity-based interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person. There are no securities or instruments issued by or to which Acquiror is a party containing anti-dilution or similar provisions that will be triggered by the consummation of the Transactions.

(c) As of the date hereof, the authorized share capital of First Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, of which one share is issued and outstanding and beneficially held (and held of record) by Acquiror as of the date of this Agreement.

(d) As of the date hereof, one unit of Second Merger Sub is issued and beneficially held (and of record) by Acquiror as the of the date of this Agreement.

(e) Subject to approval of the Proposals, the shares of Acquiror Common Stock to be issued by Acquiror in connection with the Transactions, upon issuance in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and will not be subject to any preemptive rights of any other stockholder of Acquiror and will be capable of effectively vesting in the Company Stockholders title to all such securities, free and clear of all Liens (other than Liens arising pursuant to applicable Securities Laws).

4.14 NASDAQ Stock Market Quotation. The issued and outstanding Acquiror Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “GPACU”. The issued and outstanding Acquiror Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “GPAC”. The issued and outstanding Existing Acquiror Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “GPACW”. Acquiror is in compliance in all material respects with the rules of NASDAQ and there is no action or proceeding pending or, to the Knowledge of Acquiror, threatened against Acquiror by NASDAQ, the Financial Industry Regulatory Authority or the SEC with respect to any intention by such entity to deregister the Acquiror Units, the Acquiror Class A Shares, the Existing Acquiror Public Warrants or terminate the listing of Acquiror Class A Shares on NASDAQ. None of Acquiror or its Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Units, Acquiror Class A Shares or Existing Acquiror Public Warrants under the Exchange Act.

4.15 Contracts; No Defaults.

(a) The Acquiror SEC Reports disclose every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K) (other than this Agreement and any Ancillary Agreement to which Acquiror is a party) to which, as of the date of this Agreement, the Acquiror Parties are a party or by which any of their respective assets are bound (the “Acquiror Material Contracts”). True, correct and complete copies of the Acquiror Material Contracts have been delivered to or made available to the Company or its Representatives.

(b) None of the Acquiror Parties is, nor has it received written notice that any other party to any such Acquiror Material Contract is, in material violation or material breach of or material default (immediately or upon notice or lapse of time) under any such Acquiror Material Contract to which it is a party or any of its properties or other assets is subject. No such Acquiror Material Contract is the subject of a notice to terminate, except for any expiration of the term of such Contract following the date of this Agreement in accordance with its terms. Each Acquiror Material Contract is in full force and effect and, subject to the Enforceability Exceptions, is legal, valid and binding on the Acquiror Parties, as applicable, and, to the Knowledge of Acquiror, each other party thereto, except as would not be material and adverse to the Acquiror Parties taken as a whole. There is no default under any such Acquiror Material Contract by the Acquiror Parties or, to the Knowledge of Acquiror, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Acquiror Parties or, to the Knowledge of Acquiror, any other party thereto, in each case, except as would be material and adverse to the Acquiror Parties taken as a whole.

4.16 Title to Property. None of the Acquiror Parties (a) owns or leases any real or personal property or (b) is a party to any agreement or option to purchase any real property, personal property or other material interest therein.

4.17 Investment Company Act. None of the Acquiror Parties is an “investment company” within the meaning of the Investment Company Act.

4.18 Affiliate Agreements. Except as set forth on Section 4.18 of the Acquiror Schedules, none of the Acquiror Parties is a party to any transaction, agreement, arrangement or understanding with any (a) present or former executive officer or director of either of the Acquiror Parties, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of Acquiror or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (each of the foregoing, an “Acquiror Affiliate Agreement”).

4.19 Corrupt Practices.

(a) Since their respective dates of incorporation, to the Knowledge of Acquiror, none of the Acquiror Parties, nor any of their respective Representatives, have directly or indirectly paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of any Governmental Authority to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage in each case in violation in any material respect any Anti-Corruption Laws. Acquiror (x) has instituted policies and procedures designed to ensure compliance with the Anti-Corruption Laws and other anti-bribery, anti-corruption and anti-money laundering Laws in each jurisdiction in which Acquiror operates and (y) has maintained such policies and procedures in force. To the Knowledge of Acquiror, no Government Official nor any of his or her immediate family members is an officer or director or owns any securities of Acquiror.

(b) Since their respective dates of incorporation, none of the Acquiror Parties nor, to the Knowledge of Acquiror, any of their respective Representatives, has, or is presently or has agreed to become, engaged in any conduct that violates in any material respect any applicable Anti-Corruption Laws.

(c) Since their respective dates of incorporation, to the Knowledge of Acquiror, none of the Acquiror Parties is conducting and has not conducted, directly or indirectly, any business (including, without limitation, sales, reselling, licensing or sub-licensing arrangements, funding, making payments, procuring, insurance or otherwise providing assistance or support in connection with operations, business or any other activity) with or for the direct or indirect benefit of or on behalf of any Sanctioned Person, nor otherwise violated any applicable Sanction or Ex-Im Law.

4.20 Takeover Statutes and Charter Provisions. Effective immediately after the consummation of the Domestication, the Acquiror Board represents that it has taken all action necessary so that the restrictions on a “business combination” (as such term is used in Section 203 of the DGCL) contained in Section 203 of the DGCL or any similar restrictions under any foreign Laws will be inapplicable to this Agreement and the transactions contemplated hereby, including the Mergers and the issuance of the Merger Consideration. As of the date of the Domestication and through the First Effective Time, no “fair price,” “moratorium,” “control share acquisition” or other anti-takeover statute or similar domestic or foreign Law applies with respect to the Acquiror, parties in connection with this Agreement, the Mergers, the issuance of the Merger Consideration or any of the other Transactions. As of the date of the Domestication and through the First Effective Time, there is no stockholder rights plan, “poison pill” or similar anti-takeover agreement or plan in effect to which any of the Acquiror Parties is subject, party or otherwise bound.

4.21 No Other Representations or Warranties. The representations and warranties made by the Acquiror Parties in this Article IV are the exclusive representations and warranties made by the Acquiror Parties their Affiliates, and their respective Representatives. Except for the representations and warranties contained in this Article IV, none of the Acquiror Parties, nor any other Person, has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Acquiror Parties, to the accuracy or completeness of any information regarding the Acquiror Parties available to the other parties or their respective Representatives and expressly disclaims any such other representations or warranties. Without limiting the foregoing, none of the Acquiror Parties, nor any other Person, makes or has made any representation or warranty to the other parties hereto with respect to, and shall have no liability in respect of, (a) any financial projection, forecast, estimate, budget or prospect information relating to the Acquiror Parties or (b) any oral or, except for the representations and warranties expressly made by the Acquiror Parties in this Article IV, written information made available to the other parties hereto in the course of their evaluation of the Acquiror Parties and the negotiation of this Agreement or in the course of the Transactions.

Article V
COVENANTS OF THE COMPANY

5.01 Conduct of Business. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, except as set forth on Section 5.01 of the Company Schedules, as expressly contemplated by this Agreement or any Ancillary Agreement or as consented to by Acquiror in writing (which consent shall not be unreasonably withheld, conditioned or delayed), or as may be required by Law, (i) use its commercially reasonable efforts to conduct and operate its business in the ordinary course consistent with past practice in all material respects, (ii) use commercially reasonable efforts to preserve intact the current business organization and ongoing businesses of the Company and its Subsidiaries, and maintain the existing relations and goodwill of the Company and its Subsidiaries with their customers, suppliers, distributors and creditors and (iii) use commercially reasonable efforts to keep available the services of its present officers Without limiting the generality of the foregoing, except as set forth on Section 5.01 of the Company Schedules, as expressly contemplated by this Agreement or any Ancillary Agreement or as consented to by Acquiror in writing (which consent shall not be unreasonably withheld, conditioned or delayed), or as may be required by Law, the Company shall not, and shall cause its Subsidiaries not to, during the Interim Period:

(a) change or amend any certificate of incorporation, bylaws or other organizational documents of the Company or its Subsidiaries;

(b) declare, make or pay any dividend or other distribution (whether in cash, equity or property) to stockholders of the Company or repurchase or redeem any Company Common Stock;

(c) create, allot, issue, redeem, sell, grant or repurchase or agree to create, allot, issue, redeem, sell, grant or repurchase any shares or other securities of whatsoever nature convertible into shares (or any option to subscribe for the same) of the Company, including any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating the Company, to issue, deliver or sell any equity securities of the Company or securities convertible into equity securities of the Company, other than, prior to the delivery of the Allocation Schedule pursuant to Section 2.06, the issuance of the shares of Company Common Stock upon the exercise of Company Options outstanding as of the date hereof in accordance with the terms of the Company Stock Plan and the underlying grant, award or similar agreement;

(d) enter into, amend or modify any material term of, terminate or waive or release any material rights, claim or benefits under any Contract or other arrangement to which the Company, on one hand, and a Company Stockholder or its Affiliate, on the other hand, are parties or by which they are bound or which is for the benefit of a Company Stockholder or its Affiliates, other than entry into, amendments of, modifications of, terminations of or waivers or releases under such Contracts or arrangements in the ordinary course of business consistent with past practice;

(e) sell, transfer, lease, license, pledge or otherwise encumber or subject to any Lien, abandon, cancel, let lapse or convey or dispose of any material assets or material properties, or the business of the Company and its Subsidiaries, except for (i) dispositions of obsolete or worthless assets, (ii) sales of inventory in the ordinary course of business and (iii) sales, abandonment, lapses of tangible or intangible assets or items or materials in an amount material to the Company in the aggregate, other than (A) as set forth on Section 5.01(e) of the Company Schedules, (B) where the Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew any immaterial Registered IP in the ordinary course of business, (C) Permitted Liens or (D) pledges, non-exclusive licenses and encumbrances on property and assets in the ordinary course of business (including performance and warranty bonds for the benefit of customers) and that would not, individually or in the aggregate, reasonably be expected to be material to the Company;

(f) except as set forth on Section 5.01(f) of the Company Schedules, (i) establish, adopt, enter into, amend, modify or terminate any CBA to which the Company is a party or by which it is bound, (ii) recognize or certify any labor union, works council, other labor organization or group of employees as the bargaining representative for any employees of the Company, (iii) implement or announce any employee layoffs, plant closings, reductions-in-force, furloughs, temporary layoffs, reduction in terms and conditions of employment, or other actions that could implicate the WARN Act, or (iv) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other individual service provider of the Company or any of its Subsidiaries;

(g) (i) establish, adopt, amend, modify or terminate any Company Benefit Plan or any other benefit or compensation plan, policy, program, Contract, agreement or arrangement that would be a Company Benefit Plan if in effect on the date hereof; (ii) increase or accelerate or commit to accelerate the funding, payment or vesting of the compensation or benefits provided to any of the current or former employees, officers, directors or other service providers of the Company, including under any Company Benefit Plan or otherwise; (iii) grant or announce any cash, severance or equity or equity-based incentive awards or other compensation and benefits payable to any of the current or former employees, officers, directors or other individual service providers of the Company (or any of their respective dependents or beneficiaries); (iv) hire, promote or engage, or otherwise enter into any employment or consulting agreement or arrangement with, any current or former employee or other individual service provider of the Company whose annualized compensation opportunities would exceed $150,000; or (v) terminate any employee or other individual service provider of the Company other than for cause, whose annualized compensation opportunities would exceed $150,000;

(h) (i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof, other than such acquisitions and purchases that would not require financial statements of the acquired business to be included in the Registration Statement pursuant to Rule 3-05 of Regulation S-X under the Securities Act; or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the transactions contemplated by this Agreement);

(i) make any capital expenditures (or commitment to make any capital expenditures) that in the aggregate are material to the Company, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditure budget for periods following the date hereof, made available to Acquiror prior to the date hereof;

(j) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any material change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person, except advances to employees or officers of the Company in the ordinary course of business and extended payment terms for customers in the ordinary course of business;

(k) make, revoke or change any material Tax election (other than elections made in the ordinary course of business that could not reasonably be expected to materially and adversely affect Acquiror), adopt or change any material Tax accounting method or period (other than in the ordinary course of business if such adoption or change could not reasonably be expected to adversely affect Acquiror), file any amendment to a material Tax Return, enter into any closing (or similar) agreement with a Governmental Authority with respect to a material amount of Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to any material Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of material Taxes, or enter into any material Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding any commercial Contract entered into in the ordinary course of business and not primarily related to Taxes), surrender any right to claim any refund of material Taxes, or take any action, or fail to take any action, which would reasonably be expected to prevent or impede the Mergers or the Domestication from qualifying for the Intended Tax Treatment;

(l) waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability, other than in the ordinary course of business consistent with past practice or where such waiver, release, compromise, settlement or satisfaction involves monetary damages not to exceed $100,000 in the aggregate;

(m) incur, issue, assume, guarantee or otherwise become liable for any Indebtedness, or in any material respect, modify any Indebtedness, other than (A) borrowings in an aggregate amount not to exceed $3,000,000 and (B) intercompany indebtedness;

(n) make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law;

(o) voluntarily fail to maintain, cancel or materially change coverage under, in a manner detrimental to the Company, any insurance policy maintained with respect to the Company and their assets and properties;

(p) make any material change to any of the Company’s Cash management practices, including materially deviating from or materially altering any of its practices, policies or procedures in paying accounts payable or collecting accounts receivable; or

(q) enter into any agreement or undertaking to do any action prohibited under this Section 5.01.

5.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company by third parties that may be in the Company’s possession from time to time, and except for any information which (a) relates to interactions with prospective buyers of the Company or the negotiation of this Agreement and the Transactions or (b) in the judgment of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which the Company is bound, the Company shall afford to Acquiror and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company, to all of its properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of the Company, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and that are in the possession of the Company as such Representatives may reasonably request; provided, that such access shall not include any invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by Acquiror and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the First Effective Time.

5.03 HSR Act and Regulatory Approvals.

(a) In connection with the Transactions, the Company shall comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act. The Company shall use its reasonable best efforts to submit, as soon as practicable, any other required applications or filings pursuant to any Antitrust Laws and furnish to Acquiror as promptly as reasonably practicable all information required for any application or other filing required to be made by Acquiror pursuant to any Antitrust Law. The Company shall substantially comply with any Information or Document Requests.

(b) The Company shall exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and consents or approvals pursuant to any other applicable Antitrust Laws, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the Transactions and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(c) The Company shall cooperate in good faith with the Regulatory Consent Authorities and exercise its reasonable best efforts to undertake promptly any and all action required to complete lawfully the Transactions as soon as practicable (but in any event prior to the Termination Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove any impediment under Antitrust Law or the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Mergers; provided that notwithstanding anything in this Agreement to the contrary, nothing in this Section 5.03 or any other provision of this Agreement shall require or obligate the Company to take any actions, including selling, divesting or otherwise disposing of, licensing, holding separate or taking or committing to take any action that limits in any respect Acquiror’s or the Company’s freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of Acquiror or the Company; and further provided, that, notwithstanding anything in this Agreement to the contrary, nothing in this Section 5.03 or any other provision of this Agreement shall require or obligate the Company or any other Person to take any actions with respect to its Affiliates or Subsidiaries.

(d) The Company shall promptly notify Acquiror of any substantive communication with any Governmental Authority or third party with respect to the Transactions, and furnish to Acquiror upon request copies of any material notices or written communications received by the Company or any of its Affiliates with respect to the Transactions, and the Company shall permit counsel to Acquiror an opportunity to review in advance, and the Company shall consider in good faith any reasonable comments of such counsel in connection with, any proposed written communications by the Company or its Affiliates to any Governmental Authority concerning the Transactions; provided, that the Company shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority to delay the consummation of the Transactions without the written consent of Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed). The Company agrees to provide, to the extent permitted by the applicable Governmental Authority, Acquiror and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between the Company or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Any materials exchanged in connection with this Section 5.03 may be redacted or withheld as necessary to address privilege or confidentiality concerns of legal counsel (including in-house counsel) of the Company, and to remove competitively sensitive material; provided, that the Company may, as it deems advisable and necessary, designate any materials provided to Acquiror under this Section 5.03 as “outside counsel only.” Notwithstanding anything in this Agreement to the contrary, nothing in this Section 5.03 or any other provision of this Agreement shall require or obligate the Company or any of its Affiliates to, and Acquiror, First Merger Sub and Second Merger Sub and Affiliates shall not, without the prior written consent of the Company, agree or otherwise be required to, take any action with respect to the Company or any of its Affiliates, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect its freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of the Company or any of its Affiliates, or any interest therein. All filing fees payable to the Regulatory Consent Authorities in connection with the transactions contemplated by this Agreement, including in connection with the HSR Act, shall be paid fifty percent (50%) by the Company and fifty percent (50%) by Acquiror.

5.04 No Claim Against the Trust Account. The Company acknowledges that Acquiror is a blank check company with the power and privileges to effect a Business Combination and the Company has read Acquiror’s final prospectus, dated January 11, 2021 and other Acquiror SEC Reports, the Articles of Association, and the Trust Agreement and understands that Acquiror has established the Trust Account described therein for the benefit of Acquiror’s public shareholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Company further acknowledges and agrees that Acquiror’s sole assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public shareholders. The Company further acknowledges that, if the Transactions or, in the event of termination of this Agreement, another Business Combination, are or is not consummated by the Automatic Extension Deadline or such later date as approved by the shareholders of Acquiror to complete a Business Combination, Acquiror will be obligated to return to its shareholders the amounts being held in the Trust Account. Accordingly, the Company (on behalf of itself and its Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and Acquiror to collect from the Trust Account any monies that may be owed to them by Acquiror or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever, including, without limitation, for any Willful Breach of this Agreement. This Section 5.04 shall survive the termination of this Agreement for any reason. Notwithstanding the foregoing, the foregoing waiver will not limit or prohibit the Company from pursuing a claim against Acquiror, First Merger Sub, Second Merger Sub or any other Person (a) for legal relief against monies or other assets of the Acquiror, First Merger Sub or Second Merger Sub held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions or (b) for damages for breach of this Agreement against Acquiror (or any successor entity), First Merger Sub or Second Merger Sub in the event this Agreement is terminated for any reason and Acquiror consummates a Business Combination with another Person, in each case of clauses (a) and (b), so long as such claim would not affect Acquiror’s ability or obligation to effectuate the redemption of any Redeeming Shareholder’s Acquiror Class A Shares.

5.05 Proxy Solicitation; Other Actions.

(a) The Company shall be available to, and the Company shall use reasonable best efforts to make their officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, Acquiror and its counsel in connection with (i) the drafting of the Registration Statement and (ii) responding in a timely manner to comments on the Registration Statement from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with Acquiror in connection with Acquiror’s preparation for inclusion in the Registration Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required by Form S-4.

(b) From and after the date on which the Registration Statement becomes effective under the Securities Act until the Closing Date, the Company will give Acquiror prompt written notice of any action taken or not taken by the Company or of any development regarding the Company, in any such case which is known by the Company, that would cause the Registration Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, Acquiror and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Registration Statement, such that the Registration Statement no longer contains an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided further, however, that no information received by Acquiror pursuant to this Section 5.05 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Company Schedules.

Article VI
COVENANTS OF ACQUIROR

6.01 HSR Act and Regulatory Approvals.

(a) In connection with the transactions contemplated by this Agreement, Acquiror shall comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act. Acquiror shall use its reasonable best efforts to submit, as soon as practicable, any other required applications or filings pursuant to any Antitrust Laws and furnish to the Company as promptly as reasonably practicable all information required for any application or other filing required to be made by the Company pursuant to any Antitrust Law. Acquiror shall substantially comply with any Information or Document Requests.

(b) Acquiror shall request early termination of any waiting period under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and consents or approvals pursuant to any other applicable Antitrust Laws, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the Transactions and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(c) Acquiror shall cooperate in good faith with the Regulatory Consent Authorities and exercise its reasonable best efforts to undertake promptly any and all action required to complete lawfully the Transactions as soon as practicable (but in any event prior to the Termination Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove any impediment under Antitrust Law or the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Mergers; provided that notwithstanding anything in this Agreement to the contrary, nothing in this Section 6.01 or any other provision of this Agreement shall require or obligate Acquiror to take any actions, including selling, divesting or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect Acquiror’s or the Company’s freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of Acquiror or the Company; and further provided, that, notwithstanding anything in this Agreement to the contrary, nothing in this Section 6.01 or any other provision of this Agreement shall require or obligate Acquiror or any other Person to take any actions with respect to Acquiror’s Affiliates or the Sponsor.

(d) Acquiror shall promptly notify the Company of any substantive communication with, and furnish to the Company upon request copies of any material notices or written communications received by, Acquiror or any of its Affiliates and any third party or Governmental Authority with respect to the Transactions, and Acquiror shall permit counsel to the Company an opportunity to review in advance, and Acquiror shall consider in good faith the views of such counsel in connection with, any proposed material communications by Acquiror or its Affiliates to any Governmental Authority concerning the Transactions; provided, that Acquiror shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority to delay the consummation of the Transactions without the written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed). Acquiror agrees to provide, to the extent permitted by the applicable Governmental Authority, the Company and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Acquiror or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Any materials exchanged in connection with this Section 6.01 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns of legal counsel (including in-house counsel) of Acquiror, and to remove competitively sensitive material; provided, that Acquiror may, as it deems advisable and necessary, designate any materials provided to the Company under this Section 6.01 as “outside counsel only.”

6.02 Indemnification and Insurance.

(a) From and after the First Effective Time, Acquiror and the Surviving Company agree that they shall indemnify and hold harmless each present and former director and officer of the Company against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the First Effective Time, whether asserted or claimed prior to, at or after the First Effective Time, to the fullest extent that the Company would have been permitted under applicable Law and its certificate of incorporation, bylaws and indemnification agreements in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause the Surviving Company to, (i) maintain for a period of not less than six (6) years from the First Effective Time provisions in its certificate of incorporation, bylaws and indemnification agreements, to the extent applicable, concerning the indemnification and exculpation (including provisions relating to expense advancement) of officers and directors that are no less favorable to those Persons than the provisions of the Company’s certificate of incorporation, bylaws and indemnification agreements, to the extent applicable, as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, and shall cause the Surviving Company and their respective Subsidiaries to honor, each of the covenants in this Section 6.02.

(b) For a period of six (6) years from the First Effective Time, Acquiror shall, or shall cause one or more of its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its Representatives) on terms not less favorable than the terms of such current insurance coverage; provided, however, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6) -year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the First Effective Time and (ii) if any claim is asserted or made within such six (6) -year period, any insurance required to be maintained under this Section 6.02 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 6.02 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on Acquiror and the Surviving Company and all successors and assigns of Acquiror and the Surviving Company. In the event that Acquiror, the Surviving Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror and the Surviving Company shall ensure that proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 6.02. The obligations of Acquiror and the Surviving Company under this Section 6.02 shall not be terminated or modified in such a manner as to materially and adversely affect any present and former director and officer of the Company without the consent of the affected Person.

(d) Prior to the Closing, Acquiror shall obtain directors’ and officers’ liability insurance that shall be effective as of Closing and will cover those Persons who will be the directors and officers of Acquiror and its Subsidiaries (including the directors and officers of the Company) at and after the Closing on terms customary for a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on NASDAQ which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as Acquiror and its Subsidiaries (including the Company).

6.03 Conduct of Acquiror During the Interim Period.

(a) During the Interim Period, Acquiror, First Merger Sub and Second Merger Sub shall, subject to Section 7.02, carry on their business in the ordinary course of business and in accordance with applicable Law. During the Interim Period, except as set forth on Section 6.03 of the Acquiror Schedules or as expressly contemplated by this Agreement or any Ancillary Agreement or as consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned or delayed), or as may be required by Law, Acquiror shall not and shall not permit First Merger Sub or Second Merger Sub to:

(i) change, modify or amend the Trust Agreement, the Articles of Association or the organizational documents of First Merger Sub or Second Merger Sub;

(ii) (A) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding capital stock or other equity interests; (B) split, combine, reclassify or otherwise change any of its capital stock or other equity interests; or (C) other than the redemption of any Acquiror Class A Shares required by the Offer or as otherwise required by the Articles of Association in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Acquiror;

(iii) make, revoke or change any material Tax election (other than elections made in the ordinary course of business that could not reasonably be expected to adversely affect the Company), adopt or change any material Tax accounting method or period (other than in the ordinary course of business if such adoption or change could not reasonably be expected to materially and adversely affect the Company or any of its Subsidiaries), file any amendment to a material Tax Return, enter into any closing (or similar) agreement with a Governmental Authority with respect to a material amount of Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority relating to any material Taxes or settle, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of material Taxes, or enter into any material Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding any commercial Contract entered into in the ordinary course of business and not primarily related to Taxes), surrender any right to claim any refund of material Taxes, or take any action, or fail to take any action, which would reasonably be expected to prevent or impede the Domestication or the Mergers from qualifying for the Intended Tax Treatment;

(iv) other than as set forth on Section 6.03(a)(iv) of the Acquiror Schedules, enter into, renew or amend in any material respect, any Acquiror Affiliate Agreement (or any Contract, that if existing on the date hereof, would have constitute an Acquiror Affiliate Agreement), provided, however, that Acquiror may enter into an Acquiror Affiliate Agreement with Sponsor to fund working capital (including Transaction Expenses) or extensions;

(v) enter into, or amend or modify any material term of (in a manner adverse to Acquiror, First Merger Sub or Second Merger Sub (including the Company)), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, any Contract of a type required to be listed on Section 4.15(a) of the Acquiror Schedules (or any Contract, that if existing on the date hereof, would have been required to be listed on Section 4.15(a) of the Acquiror Schedules) to which Acquiror, First Merger Sub or Second Merger Sub is a party or by which it is bound;

(vi) incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, provided, that this nothing in this Section 6.03 shall prevent Acquiror from borrowing funds, including for the avoidance of doubt from Sponsor, necessary to finance working capital needs (including to pay expenses incurred in connection with the consummation of the Transactions or this Agreement (including any expenses arising from any Extension)) and any ordinary course operating expenses;

(vii) (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Acquiror, First Merger Sub or Second Merger Sub or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (1) in connection with the exercise of any Existing Acquiror Warrants outstanding on the date hereof, (2) the Transactions or (3) entry into a private placement of Acquiror Common Stock or other securities of Acquiror, such placement to be consummated prior to or substantially concurrent with the consummation of the Transactions, including the Private Placement, or (B) amend, modify or waive any of the terms or rights set forth in, any Existing Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(viii) (A) acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof; or (B) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Acquiror, First Merger Sub or Second Merger Sub (other than the transactions contemplated by this Agreement);

(ix) make any loans, advances or capital contributions to or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;

(x) make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law; or

(xi) enter into any agreement or undertaking to do any action prohibited under this Section 6.03.

(b) During the Interim Period, Acquiror shall, and shall cause both First Merger Sub and Second Merger Sub to comply with, and continue performing under, as applicable, the Articles of Association, the Trust Agreement and all other agreements or Contracts to which Acquiror, First Merger Sub or Second Merger Sub may be a party.

6.04 Trust Account. Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in Article VIII), Acquiror shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement for the following: (a) the redemption of any Acquiror Class A Shares in connection with the Offer; (b) the payment of any unpaid Transaction Expenses pursuant to Section 2.16; and (c) the disbursement to Acquiror of the balance of the assets in the Trust Account, if any, after payment of the amounts required under the foregoing clause (a) and (b).

6.05 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror, First Merger Sub or Second Merger Sub by third parties that may be in Acquiror’s, First Merger Sub’s or Second Merger Sub’s possession from time to time, and except for any information which in the opinion of legal counsel (including in-house counsel) of Acquiror would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which Acquiror, First Merger Sub or Second Merger Sub is bound, Acquiror shall afford to the Company and its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of Acquiror, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of Acquiror that are in the possession of Acquiror as such Representatives may reasonably request. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the First Effective Time.

6.06 Acquiror Listing.

(a) From the date hereof through the Closing, Acquiror shall use reasonable best efforts to ensure Acquiror remains listed as a public company on, and for Acquiror Units, Acquiror Common Stock and Existing Acquiror Public Warrants to be listed on, NASDAQ.

(b) Acquiror shall use reasonable best efforts to cause the Acquiror Common Stock and the Acquiror Warrants to be issued in connection with the Transactions or otherwise reserved for issuance to be approved for listing on NASDAQ as promptly as practicable following the issuance thereof, subject to official notice of issuance, on or prior to the Closing Date.

6.07 Acquiror Public Filings. From the date hereof through the Closing, Acquiror will timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws. Prior to making any such filings with the SEC, the Acquiror shall give the Company a reasonable opportunity to review and comment on any such proposed filings relating to the Transactions or the Company and to incorporate, in good faith, the Company’s reasonable comments thereto.

6.08 Section 16 Matters. Prior to the Closing, the board of directors of Acquiror, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Acquiror Common Stock pursuant to this Agreement and the other agreements contemplated hereby, by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of Acquiror following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

6.09 Class B Conversion; Domestication.

(a) Prior to the consummation of the Transactions, and subject to the Supermajority Acquiror Shareholder Approval, and at least one (1) Business Day prior to the Domestication, each then issued and outstanding Acquiror Class B Share, shall convert automatically, on a one-for-one basis, into Acquiror Class A Shares, in accordance with the Articles of Association and the Sponsor Letter Agreement, other than as otherwise set forth in the Sponsor Letter Agreement;

(b) Prior to the consummation of the Mergers, and subject to the Supermajority Acquiror Shareholder Approval, Acquiror shall domesticate to the State of Delaware and become a Delaware corporation in accordance with Section 388 of the DGCL by (i) filing a certificate of corporate domestication with respect to the Domestication and the Acquiror Charter with the Secretary of State of the State of Delaware, (ii) completing, making and procuring all those filings required to be made with the Cayman Islands Registrar of Companies in connection with the Domestication and (iii) obtaining a certificate of de-registration from the Cayman Islands Registrar of Companies. In connection with the Domestication, Acquiror shall adopt as Acquiror’s initial certificate of incorporation the Acquiror Charter. Acquiror shall effect the Domestication in such a way that Acquiror’s representations and warranties set forth in Article IV remain true and correct.

(c) At the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any Acquiror Shareholder, (i) each then issued and outstanding Acquiror Class A Share (including those Acquiror Class A Shares issued in connection with the Class B Conversion) shall convert automatically, on a one-for-one basis, into a share of the Acquiror Common Stock (as part of its domestication as a corporation incorporated in the State of Delaware), (ii) each then issued and outstanding Existing Acquiror Warrant shall convert automatically into an Acquiror Warrant, pursuant to the Warrant Agreement and (iii) each then issued and outstanding Acquiror Unit that has not been previously separated will be cancelled and will entitle the holder thereof to one Acquiror Class A Share and one-sixth of one Existing Acquiror Warrant which shall be automatically converted as set out in the foregoing paragraphs (i) and (ii) respectively.

6.10 Extension of Business Combination Deadline. Acquiror agrees that during the Interim Period, it will continue to extend the existence of Acquiror for the maximum number of monthly periods until January 14, 2024 (the “Automatic Extension Deadline”) in accordance with the Articles of Association, as amended, (the “Automatic Extensions” and together with any Charter Amendment Extensions, “Extensions”). If Closing has not occurred prior to the Automatic Extension Deadline, Acquiror shall use its reasonable best efforts (including soliciting any necessary proxies) to (a) cause the approval of any amendment to the Articles of Association necessary to extend the Automatic Extension Deadline of Acquiror (the “Extension Amendment”) to a date no earlier than July 14, 2024 (a “Charter Amendment Extension” and such date, as extended, the “Business Combination Deadline”) and resolve to recommend that the Acquiror Shareholders approve the Extension Amendment by special resolution (the “Extension Recommendation”), and not change or modify or propose to change or modify the Extension Recommendation, and (b) prepare and file with the SEC a proxy statement (the “Extension Proxy Statement”) for the purposes of soliciting proxies from Acquiror Shareholders for the adoption of the Extension Amendment. Acquiror shall (x) comply in all material respects with all applicable Laws, any applicable rules and regulations of NASDAQ, the Articles of Association and this Agreement in connection with the preparation, filing and distribution of the Extension Proxy Statement, any solicitation of proxies thereunder, the holding of an extraordinary general meeting of the Acquiror Shareholders to consider, vote on and approve the Extension Amendment and making any necessary filings with the Cayman Islands Registrar of Companies, and (y) respond to any comments or other communications, whether written or oral, that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Extension Proxy Statement. Any expenses incurred by Acquiror or its Representatives pursuant to this Section 6.10 (the “Extension Expenses”) shall be deemed to be Transaction Expenses. For the avoidance of doubt, nothing in this Section 6.10 shall obligate the Acquiror, the Sponsor or their respective Affiliates to incur any expenses or provide any funds with respect to any of the foregoing Section 6.10. Notwithstanding the foregoing, the Extension Expenses (and for the avoidance of doubt excluding any payments made to the Trust Account) shall not exceed $450,000 in the aggregate without the prior written consent of the Company solely for purposes of Transaction Expenses to be reimbursed to the Company pursuant to Section 9.02(b).

6.11 Acquiror Equity Incentive Plan. Following the execution and delivery of this Agreement Acquiror shall approve and adopt, in a form reasonably acceptable and agreed upon by the Company, a customary incentive equity plan in the manner prescribed under applicable Laws, effective as of one day prior to Closing that will provide that the Acquiror Class A Shares reserved for issuance thereunder, together with the shares of Acquiror Common Stock reserved with respect to Exchanged Company Options and Exchanged Company Restricted Stock under the Company Stock Plan after giving effect to Section 2.08, will be set at an amount equal to ten percent (10%) of Acquiror Common Stock outstanding immediately after Closing (the “Acquiror Equity Incentive Plan”). Following the Domestication such incentive equity plan shall be amended to refer to Acquiror Common Stock and following the Closing no further awards will be granted under the Company Stock Plan.

6.12 Consent of First Merger Sub. Prior to the Closing, Acquiror, in its capacity as the sole stockholder of First Merger Sub, shall deliver to the Company a true and correct copy of a written consent approving this Agreement and the Transactions that is duly executed by Acquiror in accordance with the organizational documents of First Merger Sub and the Laws of the State of Delaware, as applicable.

6.13 Consent of Second Merger Sub. Prior to the Closing, Acquiror, in its capacity as the sole member of Second Merger Sub, shall deliver to the Company a true and correct copy of a written consent approving this Agreement and the Transactions that is duly executed by Acquiror in accordance with the organizational documents of Second Merger Sub and the Laws of the State of Delaware, as applicable.

6.14 Termination of Affiliate Contracts. At or prior to Closing, each of the Acquiror Affiliate Contracts set forth on Section 6.14 of the Acquiror Schedules (the “Terminated Affiliate Contract”) shall be settled or terminated. No such Terminated Affiliate Contract (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Closing and Company and its Affiliates shall be released from all obligations and liabilities thereunder.

Article VII
JOINT COVENANTS

7.01 Support of Transaction. Without limiting any covenant contained in Article V or Article VI, including the obligations of the Company and Acquiror with respect to the notifications, filings, reaffirmations and applications described in Section 5.03 and Section 6.01, respectively, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 7.01, Acquiror and the Company shall each, and Acquiror shall cause both First Merger Sub and Second Merger Sub to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Acquiror, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions, including any required approvals of parties to Material Contracts with the Company, and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article VIII or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall Acquiror, First Merger Sub, Second Merger Sub or the Company be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company is a party or otherwise in connection with the consummation of the Transactions.

7.02 Exclusivity.

(a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause its Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) make any filings with the SEC in connection with a public offering of any equity or other securities of the Company (or any Affiliate or successor of the Company); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or knowingly encourage any effort or attempt by any Person (other than Acquiror) to do or seek to do any of the foregoing. The Company agrees to (A) notify Acquiror promptly (and, in any event, within one (1) Business Day) upon receipt of any Company Acquisition Proposal by the Company, describing the material terms and conditions thereof in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal), (B) keep Acquiror reasonably informed on a current basis of any modifications to such offer or information and (C) refrain from (and to cause its Subsidiaries and their respective Representatives to refrain from) conducting any further discussions with, providing any information to or entering into negotiations with such Persons. The Company shall immediately cease and cause to be terminated any discussions or negotiations with any Persons (other than Acquiror and its Representatives) that may be ongoing with respect to a Company Acquisition Proposal and terminate any such Person’s and such Person’s Representative’s access to any electronic data room.

(b) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Acquiror shall not, and shall cause its Representatives not to, directly or indirectly: (i) solicit, initiate, encourage (including by means of furnishing or disclosing information), facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to an Acquiror Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, an Acquiror Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding an Acquiror Acquisition Proposal; or (iv) enter into any agreement, arrangement or understanding that could reasonably be expected to adversely affect the ability of Company and/or its Affiliates to consummate the Transaction in a timely manner; or (v) otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any effort or attempt by any Person (other than the Company) to do or seek to do any of the foregoing or seek to circumvent the Transaction or further an Acquiror Acquisition Proposal. Acquiror agrees to (A) notify the Company promptly (and, in any event, within one (1) Business Day) upon receipt of any Acquiror Acquisition Proposal by Acquiror, describing the material terms and conditions thereof in reasonable detail (including the identity of any person or entity making such Acquiror Acquisition Proposal), (B) keep the Company reasonably informed on a current basis of any modifications to such offer or information and (C) refrain from (and to cause its Affiliates and their respective Representatives to refrain from) conducting any further discussions with, providing any information to or entering into negotiations with such Persons. The Acquiror shall immediately cease and cause to be terminated any discussions or negotiations with any Persons (other than Company and its Representatives) that may be ongoing with respect to a transaction or transactions substantially similar to the Transactions and terminate any such Person’s and such Person’s Representative’s access to any electronic data room. For the avoidance of doubt, it is understood and agreed that the covenants and agreements contained in this Section 7.02 shall not prohibit the Company, Acquiror or any of their respective Representatives from taking any actions in the ordinary course that are not otherwise in violation of this Section 7.02 (such as answering phone calls) or informing any Person inquiring about a possible Company Acquisition Proposal or Acquiror Acquisition Proposal, as applicable, of the existence of the covenants and agreements contained in this Section 7.02.

7.03 Preparation of Registration Statement; Special Meeting; Solicitation of Acquiror Shareholder Approvals and Company Stockholder Approval.

(a) As promptly as practicable following the execution and delivery of this Agreement, Acquiror shall prepare, with the assistance of the Company, and cause to be filed with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Acquiror Common Stock and Acquiror Warrants to be issued under this Agreement, which Registration Statement will also contain the Proxy Statement. Each of Acquiror and the Company shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Mergers. Each of Acquiror and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement. Promptly after the Registration Statement is declared effective under the Securities Act, Acquiror will cause the Proxy Statement to be mailed to shareholders of Acquiror. Acquiror and the Company shall each bear half (50%) of all reasonably documented fees and expenses, incurred in connection with the preparation and filing of the Registration Statement and the receipt of stock exchange approval in connection with the listing of Acquiror Common Stock to be issued as Merger Consideration on the Closing Date, other than fees and expenses of advisors (which shall be borne by party incurring such fees).

(b) As promptly as reasonably practicable after the date hereof, the Company shall deliver to Acquiror, the Financial Statements that are required to be included in the Registration Statement. When delivered in accordance with this Section 7.03(b), the Financial Statements will (i) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and its Subsidiaries as at the date(s) thereof and for the periods indicated therein, (ii) be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, (iii) in the case of the Audited Financial Statements, be audited in accordance with the standards of the PCAOB and contain a report of the Company’s independent auditor and (iv) comply in all material respects with the applicable accounting requirements and other the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(c) The Company shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company and its Subsidiaries, Acquiror in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement and any other filings to be made by Acquiror with the SEC in connection with the Transactions and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

(d) Each of Acquiror and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If Acquiror or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such party shall promptly inform the other party and (ii) Acquiror, on the one hand, and the Company, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) an amendment or supplement to the Registration Statement. Acquiror and the Company shall use reasonable best efforts to cause the Registration Statement as so amended or supplemented, to be filed with the SEC and to be disseminated to the shareholders of Acquiror, as applicable, in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Articles of Association. Each of the Company and Acquiror shall provide the other parties with copies of any written comments, and shall inform such other parties of any oral comments, that Acquiror receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the other parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

(e) Acquiror agrees to include provisions in the Proxy Statement and to take reasonable action related thereto, with respect to (i) approval of the Transactions, including the Business Combination, and the adoption and approval of this Agreement (the “Transaction Proposal”), (ii) approval of the Acquiror Charter (the “Amendment Proposal”) and certain non-binding proposals relating to the approval of the Amendment Proposal, (iii) approval of the issuance of the Acquiror Common Stock as Merger Consideration in accordance with the rules of NASDAQ (the “NASDAQ Proposal”), (iv) approval and adoption of the Acquiror Equity Incentive Plan (the “Acquiror Equity Plan Proposal”), (v) the election of seven (7) directors who, upon consummation of the Transactions, will be the directors of Acquiror (the “Director Election Proposal”), (vi) the Domestication (the “Domestication Proposal”), (vii) adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing proposals (the “Adjournment Proposal”) and (viii) approval of any other proposals reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the Transactions (each, an “Additional Proposal” and, together with the Transaction Proposal, the Amendment Proposal, the NASDAQ Proposal, the Acquiror Equity Plan Proposal, the Director Election Proposal, the Domestication Proposal and the Adjournment Proposal, the “Proposals”). Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which Acquiror shall propose to be acted on by Acquiror Shareholders at the Special Meeting.

(f) Acquiror shall use reasonable best efforts to, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) establish the record date (which record date shall be mutually agreed with the Company) for, duly call, give notice of, convene and hold the Special Meeting in accordance with the Articles of Association and the CLCI, (ii) cause the Proxy Statement to be disseminated to Acquiror Shareholders in compliance with applicable Law and (iii) solicit proxies from the holders of Acquiror Shares to vote in favor of each of the Proposals. Acquiror shall, through the Acquiror Board, recommend to its shareholders that they approve the Proposals (the “Acquiror Board Recommendation”) and shall include the Acquiror Board Recommendation in the Proxy Statement. The Acquiror Board shall not (and no committee or subgroup thereof shall) withdraw, modify, amend or qualify (or propose to withdraw, modify, amend or qualify publicly) the Acquiror Board Recommendation, or fail to include the Acquiror Board Recommendation in the Proxy Statement. Notwithstanding the foregoing provisions of this Section 7.03(f), if on a date for which the Special Meeting is scheduled, Acquiror has not received proxies representing a sufficient number of Acquiror Shares to obtain the Acquiror Shareholder Approvals, as applicable, whether or not a quorum is present, Acquiror shall have the right to make one or more successive postponements or adjournments of the Special Meeting; provided, that the Special Meeting, without the prior written consent of the Company, (x) may not be adjourned to a date that is more than ten (10) Business Days after the date for which the Special Meeting was originally scheduled or the most recently adjourned Special Meeting (excluding any adjournments required by applicable Law) and (y) may not be held later than four (4) Business Days prior to the Termination Date.

(g) As promptly as practicable after the Registration Statement becomes effective, the Company shall solicit a consent in writing or by electronic transmission from the Company Stockholders approving and adopting this Agreement, the Mergers and, to the extent required by Law, the Transactions (when executed by the Company Stockholders holding at least a majority of all outstanding shares of Company Common Stock, voting together as a single class on an as-converted basis, (collectively, the “Company Stockholder Approval”)). In connection therewith, the Company shall use reasonable best efforts to, as promptly as practicable, (A) establish the record date (which record date shall be mutually agreed with Acquiror) for determining the Company Stockholders entitled to provide such written consent and (B) solicit written consents from the Company Stockholders to give the Company Stockholder Approval. The Company shall, through the Company Board, recommend to the Company Stockholders that they adopt this Agreement (the “Company Board Recommendation”), subject to the provisions of this Section 7.03(g). The Company Board shall not (and no committee or subgroup thereof shall) withdraw, modify, amend or qualify (or propose to withdraw, modify, amend or qualify publicly) the Company Board Recommendation. The Company will provide Acquiror with copies of all stockholder consents it receives within one (1) Business Day of receipt. If the Company Stockholder Approval is obtained, then promptly following the receipt of the required consents in writing or by electronic transmission, the Company will prepare and deliver to its stockholders who have not consented the notice required by Sections 228(e) and 262 of the DGCL.

7.04 Tax Matters.

(a) Transfer Taxes. Notwithstanding anything to the contrary contained herein, all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions (“Transfer Taxes”) shall be paid one hundred percent (100%) by Acquiror. The Company, First Merger Sub, Second Merger Sub and Acquiror further agree to reasonably cooperate, and join in the execution of any Tax Returns, in each case with respect to Transfer Taxes, and to further reasonably cooperate to reduce or eliminate the amount of any such Transfer Taxes in accordance with applicable Law.

(b) Tax Treatment. The parties intend that, for U.S. federal (and applicable state and local) Income Tax purposes, (i) the Domestication shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code to which the Acquiror is a party under Section 368(b) of the Code, and accordingly, the taxable year of Acquiror will end on the date that the Domestication is consummated pursuant to Treasury Regulations Section 1.367(b)-2(f)(4), (ii) the Company SAFE Conversions shall constitute a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code and (iii) the Mergers, taken together, shall be viewed as a single integrated transaction that shall qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code as described in IRS Rev. Rul. 2001-46, 2001-2 C.B. 321 to which each of the Acquiror and Company are parties under Section 368(b) of the Code. The parties hereto shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), the treatment described in this Section 7.04(b) unless required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar or corresponding provision of applicable Law). The parties hereto shall, and shall cause their Affiliates to, cooperate with each other and their respective counsel to document and support the Intended Tax Treatment.

(c) The parties hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a). From the date hereof through the Closing, and following the Closing, the parties shall not, and shall not permit or cause their respective Affiliates to, take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, (i) the Mergers or (ii) the Domestication from qualifying for the relevant Intended Tax Treatment.

(d) If, in connection with the preparation and filing of the Registration Statement, the SEC requests or requires that tax opinions be prepared and submitted in such connection, Acquiror and the Company shall deliver to Kirkland & Ellis LLP and Norton Rose Fulbright, as applicable, customary Tax representation letters satisfactory to its counsel, dated and executed as of the date the Registration Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement, and, if required by the SEC, Kirkland & Ellis LLP shall furnish an opinion, subject to customary assumptions and limitations, with respect to the Intended Tax Treatment as it applies to the Domestication and, if required, Norton Rose Fulbright shall furnish an opinion, subject to customary assumptions and limitations, with respect to the Intended Tax Treatment as it applies to the Mergers.

(e) FIRPTA Certificate. On the Closing Date, the Company shall deliver or cause to be delivered on behalf of the Company to Acquiror (i) a certification from the Company pursuant to Treasury Regulations Section 1.1445-2(c)(3) and (ii) a notice of such certification to the Internal Revenue Service pursuant to Treasury Regulations Section 1.897-2(h)(2) (which shall be delivered by Acquiror to the Internal Revenue Service on behalf of the Company after the Closing), in each case dated not more than thirty (30) calendar days prior to the Closing Date and duly signed by a responsible corporate officer of the Company.

(f) Tax Forms. (i) Each Company Stockholder that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Acquiror a properly completed and duly executed IRS Form W-9 certifying that such Company Stockholder, as the case may be, is not subject to backup withholding and (ii) each Company Stockholder that is not a “United States person” shall deliver to the Acquiror a properly completed and duly executed applicable IRS Form W-8.

(g) Tax Matters Cooperation. Each of the parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another party, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any Tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and after the Closing, making available to Persons who were shareholders of Acquiror prior to the Mergers, upon the reasonable request of such Persons, information reasonably necessary to compute any income of any such holder (or its direct or indirect owners) arising (i) if applicable, as a result of Acquiror’s status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any taxable period ending on or prior to the Closing Date, including timely providing (A) a PFIC Annual Information Statement to enable such holders to make a “Qualifying Electing Fund” election under Section 1295 of the Code for such taxable period, and (B) information to enable applicable holders to report their allocable share of “subpart F” income under Section 951 of the Code for such taxable period and (ii) under Section 367(b) of the Code and the Treasury Regulations promulgated thereunder as a result of the Domestication.

7.05 Confidentiality; Publicity.

(a) Acquiror acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference.

(b) None of Acquiror, First Merger Sub, Second Merger Sub, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Transactions, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Law or the rules of any national securities exchange), in which case Acquiror or the Company, as applicable, shall use their commercially reasonable efforts to coordinate such announcement or communication with the other party, prior to announcement or issuance and allow the other party a reasonable opportunity to comment thereon (which shall be considered by Acquiror or the Company, as applicable, in good faith); provided, however, that, notwithstanding anything contained in this Agreement to the contrary, (i) each party and its Affiliates may make announcements and may provide information regarding this Agreement and the Transactions to their respective owners, their Affiliates, and its and their respective directors, officers, employees, managers, advisors, direct and indirect investors and prospective investors without the consent of any other party hereto and (ii) the Company may exercise its rights and communicate with third parties as contemplated by Section 7.02; and provided, further, that subject to Section 5.02 and this Section 7.05, the foregoing shall not prohibit any party hereto from communicating with third parties to the extent necessary for the purpose of seeking any third party consent.

7.06 Post-Closing Cooperation; Further Assurances. Following the Closing, each party shall, on the request of any other party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the Transactions.

7.07 Private Placement; PIPE Financing.

(a) The Company, following the execution and delivery of this Agreement, shall use its commercially reasonable efforts to cause certain subscribers (the “Subscribers”) to enter into subscription agreements (the “Subscription Agreements”) with Company, pursuant to which such Subscribers, upon the terms and subject to the conditions set forth therein, will agree to purchase shares of Company Common Stock at a purchase price and structure mutually agreed (with such consent to not be unreasonably withheld, conditioned or delayed) to by Company and Acquiror (the “Private Placement”), and the Acquiror shall reasonably cooperate with the Company in such efforts.

(b) During the Interim Period, Acquiror may, but is not obligated to, enter into additional subscription agreements (the “Additional Subscription Agreements”) with certain third-party subscribers (the “Additional Subscribers”) pursuant to which Additional Subscribers, if any, upon the terms and subject to the conditions set forth therein, will agree to purchase Acquiror Shares, Acquiror Warrants, Acquiror Units or other securities of Acquiror (any such transaction, an “Additional Permitted Private Placement”) and the Company shall reasonably cooperate with the Acquiror in such efforts; provided that (except or as otherwise expressly consented to by the Company in advance of such issuance) (ii) no such Additional Permitted Private Placement shall provide for a purchase price below prevailing market value (including of any discounts, rebates, equity kicker or promote) and (ii) the aggregate proceeds from all Additional Permitted Private Placements shall not exceed $150,000,000.

Article VIII

CONDITIONS TO OBLIGATIONS

8.01 Conditions to Obligations of All Parties. The obligations of the parties hereto to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a) Antitrust Law Approval. All applicable waiting periods (and any extensions thereof) under the HSR Act in respect of the Transactions shall have expired or been terminated, and any agreement with any Governmental Authority not to consummate the Transactions shall have expired or been terminated.

(b) No Prohibition. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Domestication or the Mergers, illegal or otherwise prohibiting or enjoining consummation of the Transactions, including the Domestication or the Mergers.

(c) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(d) Acquiror Shareholder Approvals. The Acquiror Shareholder Approvals, other than such approvals for the Proposals contained in Section 7.03(e)(v) and Section 7.03(e)(viii), shall have been obtained.

(e) Company Shareholder Approvals. The requisite approvals of the Company with respect to this Agreement and the Transactions pursuant to the Company Organizational Documents shall have been obtained.

8.02 Additional Conditions to Obligations of Acquiror and Merger Subs. The obligations of Acquiror, First Merger Sub and Second Merger Sub to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a) Representations and Warranties. The representations and warranties of the Company contained in Section 3.01 (Organization, Standing and Corporate Power), Section 3.02(a) (Corporate Authority; Approval; Non-Contravention), Section 3.22 (Brokers) and Section 3.08 (Absence of Certain Changes or Events) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. The representations and warranties of the Company contained in Section 3.04 (Capitalization) shall be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct, in all material respects other than de minimis inaccuracies as of such earlier date. All other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Material Adverse Effect.

(b) Agreements and Covenants. Each of the covenants of the Company to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c) SAFE Conversion Amendments. The Company SAFE Amendments shall have been duly executed and delivered by the parties thereto and shall be in full force and effect.

(d) Officer’s Certificate. The Company shall have delivered to Acquiror a certificate signed by an authorized officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 8.02(a) and Section 8.02(b) have been fulfilled.

(e) No Material Adverse Effect. Since the date hereof, there shall not have occurred any change, effect, event, occurrence, state of facts or development that, in the aggregate, has had or would reasonably be expected to result in a Material Adverse Effect.

(f)   Ancillary Agreements. The Company shall have delivered to Acquiror executed counterparts to all of the Ancillary Agreements to which the Company, or any Company Stockholder, is party.

8.03 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate the Mergers is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Representations and Warranties. The representations and warranties of Acquiror, First Merger Sub and Second Merger Sub contained in Section 4.01 (Organization, Standing and Corporate Power), Section 4.02(a) (Corporate Authority; Approval; Non-Contravention), Section 4.08 (Brokers) and Section 4.10(a) and 4.10(b) (Business Activities; Absence of Changes) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. The representations and warranties of Acquiror, First Merger Sub and Second Merger Sub contained in Section 4.13 (Capitalization), shall be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects other than de minimis inaccuracies as of such earlier date. All other representations and warranties of Acquiror, First Merger Sub and Second Merger Sub contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein) as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a material adverse effect on Acquiror.

(b) Agreements and Covenants. Each of the covenants of Acquiror to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c) Officer’s Certificate. Acquiror shall have delivered to the Company a certificate signed by an authorized officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 8.03(a) and Section 8.03(b) have been fulfilled.

(d) NASDAQ. The Acquiror Common Stock and Acquiror Warrants to be issued in connection with the Transactions shall have been approved for listing on NASDAQ, subject only to official notice of issuance thereof.

(e) No Material Adverse Effect. Since the date hereof, there shall not have occurred any change, effect, event, occurrence, state of facts or development that, in the aggregate, has had or would reasonably be expected to result in a material adverse effect on the ability of the Acquiror to consummate the Transactions at the Closing.

(f)   Ancillary Agreements. Acquiror shall have delivered to the Company executed counterparts to all of the Ancillary Agreements to which Acquiror or Sponsor is party.

Article IX
TERMINATION/EFFECTIVENESS

9.01 Termination. This Agreement may be terminated, and the Transactions abandoned:

(a) by mutual written consent of the Company and Acquiror;

(b) prior to the Closing, by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that any condition specified in Section 8.02(a) or Section 8.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if any such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period; (ii) the Closing has not occurred on or before the Business Combination Deadline (the “Termination Date”); provided that, if Acquiror has successfully extended its expiration pursuant to the requisite shareholder approval, Acquiror may extend the Termination Date for a period of up to one hundred fifty (150) days by delivery of a written notice to the Company at or prior to 11:59 p.m. Eastern Time on the then-applicable Termination Date; or (iii) the consummation of the Mergers is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or other Law; provided, that the right to terminate this Agreement under Section 9.01(b)(ii) shall not be available if (A) Acquiror’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date or (B) if Acquiror is in breach of this Agreement on such date, which breach could give rise to a right of the Company to terminate this Agreement;

(c) prior to the Closing, by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror, First Merger Sub or Second Merger Sub set forth in this Agreement, such that any condition specified in Section 8.03(a) or Section 8.03(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror, First Merger Sub or Second Merger Sub through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by Acquiror, First Merger Sub or Second Merger Sub of notice from the Company of such breach, but only as long as Acquiror continues to use its commercially reasonable efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period; (ii) the Closing has not occurred on or before the Termination Date; provided that, if Acquiror has successfully extended its expiration pursuant to the requisite shareholder approval, Acquiror may extend the Termination Date for a period of up to one hundred fifty (150) days by delivery of a written notice to the Company at or prior to 11:59 p.m. Eastern Time on the then-applicable Termination Date; or (iii) the consummation of the Mergers is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or other Law; provided, that the right to terminate this Agreement under Section 9.01(c)(ii) shall not be available if (x) the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date or (y) if the Company is in breach of this Agreement on such date, which breach could give rise to a right of Acquiror to terminate this Agreement;

(d) by written notice from either the Company or Acquiror to the other if the Acquiror Shareholder Approval is not obtained at the Special Meeting (subject to any adjournment or recess of the meeting);

(e) by written notice from Acquiror to the Company if the Company Stockholder Approval shall not have been obtained within two (2) Business Days following the date that the Registration Statement is declared effective; or (f)   by the Company if Acquiror Common Stock is delisted from NASDAQ prior to the consummation of the Transactions (and has not been listed on NYSE or another reasonably acceptable national securities exchange or OTC Markets).

9.02 Effect of Termination.

(a) Except as otherwise set forth in this Section 9.02, in the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any party hereto for any fraud or Willful Breach of this Agreement by such party occurring prior to such termination.

(b) Upon the termination of this Agreement, other than pursuant to Section 9.01(c)(i), Section 9.01(d) and, to the extent such delisting is due to Acquiror’s failure to obtain the Extension Amendment, Section 9.01(f) the Company shall promptly reimburse the Acquiror for all reasonable and documented Transaction Expenses incurred by the Acquiror as of the date of such termination; provided, that, Transaction Expenses as calculated pursuant to this Section 9.02 shall only include amounts of Sponsor Loan proceeds spent or amounts incurred pursuant to the Sponsor Loan(s) from and after the LOI Date.

(c) The provisions of Sections 5.04, 7.05, 9.02 and Article X (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions, to the extent required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement. A failure by the Acquiror to close in accordance with this Agreement when obligated to do so shall be deemed to be a Willful Breach of this Agreement.

Article X
MISCELLANEOUS

10.01 Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement, or agree to an amendment or modification to this Agreement in the manner contemplated by Section 10.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

10.02 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)	If to Acquiror, First Merger Sub or Second Merger Sub, to:

Global Partner Acquisition Corp. II

200 Park Avenue,

32nd Floor

New York, NY 10166

Attn:	Chandra R. Patel
Jarett Goldman

E-mail:	crpatel@antarcticacapital.com
jgoldman@antarcticacapital.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn:	Lauren M. Colasacco, P.C.
Peter Seligson, P.C.
Jennifer R. Gasser

E-mail:	lauren.colasacco@kirkland.com
peter.seligson@kirkland.com
jennifer.gasser@kirkland.com

(b)	If to the Company to:

Stardust Power Inc.

9112 N Kelley Ave, Ste C.

Oklahoma City, OK 73131

Attn:	Roshan Pujari
E-mail:	roshan@stardust-power.com

with a copy to (which shall not constitute notice):

Norton Rose Fulbright

1301 Avenue of the Americas

New York, NY 10019-6022

Attn:	Rajiv Khanna
E-mail:	rajiv.khanna@nortonrosefulbright.com

or to such other address or addresses as the parties may from time to time designate in writing.

10.03 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 10.03 shall be null and void, ab initio.

10.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing, (a) in the event the Closing occurs, the present and former officers and directors of the Company and Acquiror (and their successors and representatives) are intended third party beneficiaries of, and may enforce, Section 6.02 and Section 2.13(f) and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third party beneficiaries of, and may enforce Section 10.14.

10.05 Expenses. Except as otherwise provided herein (including Section 2.16, Section 5.03(a), Section 7.03 and Section 7.04(a)), each party hereto shall bear its own expenses incurred in connection with this Agreement and the Transactions, whether or not such Transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

10.06 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction; provided, that, the Domestication shall be effected in accordance with both the DGCL and the CLCI, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

10.07 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.08 Schedules and Exhibits. The Company Schedules and the Acquiror Schedules and, with respect to both the Company Schedules and the Acquiror Schedules, Exhibits referenced therein are a part of this Agreement as if fully set forth herein. All references herein to Company Schedules and Exhibits or the Acquiror Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Company Schedules or the Acquiror Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Company Schedule or Acquiror Schedule. Certain information set forth in the Company Schedules and the Acquiror Schedules is included solely for informational purposes.

10.09 Entire Agreement. This Agreement (together with the Company Schedules, the Acquiror Schedules and Exhibits to this Agreement), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement among the parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between the parties except as expressly set forth or referenced in this Agreement, any Ancillary Agreement and the Confidentiality Agreement.

10.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement (but not necessarily by the same natural persons who executed this Agreement) and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the parties shall not restrict the ability of the board of directors of any of the parties to terminate this Agreement in accordance with Section 9.01 or to cause such party to enter into an amendment to this Agreement pursuant to this Section 10.10.

10.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

10.12 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement, or the Transactions, shall be brought in the Court of Chancery of the State of Delaware or, if such court lacks jurisdiction, the state or federal courts in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court; provided that the courts of the Cayman Islands shall have jurisdiction over the Domestication to the extent required by the CLCI. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 10.12. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY and unconditionally WAIVES to the fullest extent permitted by law ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS. Each of the parties hereto certifies and acknowledges that (a) no representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each such party understands and has considered the implications of this waiver, (c) each such party makes this waiver voluntarily, and (d) each such party has been induced to enter into this Agreement and the Transactions by, among other things, the mutual waivers in this SECTION 10.12.

10.13 Enforcement. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 9.01, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.13 shall not be required to provide any bond or other security in connection with any such injunction.

10.14 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror, First Merger Sub or Second Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions.

10.15 Non-survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Second Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) fraud, (b) any Willful Breach of this Agreement, (c) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (d) this Article X.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Acquiror, First Merger Sub, Second Merger Sub and the Company have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

Global partner acquisition corp ii

By:	/s/ Chandra R. Patel
Name:	Chandra R. Patel
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

STRIKE Merger Sub I, Inc.

By:	/s/ Chandra R. Patel
Name:	Chandra R. Patel
Title:	Chief Executive Officer

STRIKE Merger Sub II, LLC

By:	/s/ Chandra R. Patel
Name:	Chandra R. Patel
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

STARDUST POWER INC.

By:	/s/ Roshan Pujari
Name:	Roshan Pujari
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

EXHIBIT A

Execution Version

Form of Company Support Agreement

This Support Agreement (this “Agreement”) is made and entered into as of November 21, 2023, by and among Global Partner Acquisition Corp II, a Cayman Islands exempted company (“GPAC”), Stardust Power Inc., a Delaware limited liability company (the “Company”), and the other Persons whose names appear on the signature pages hereto (each such Person, a “Company Stockholder” and, collectively, the “Company Stockholders”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in that certain Business Combination Agreement, dated as of the date hereof (as provided to each of the Company Stockholders as of the date hereof, and as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”).

RECITALS

WHEREAS, GPAC, Strike Merger Sub I, Inc., Strike Merger Sub II, LLC. and the Company entered into the Business Combination Agreement on the date hereof, which, among other things, provides for a business combination pursuant to which the Company will, through a series of transactions, become a wholly-owned Subsidiary of GPAC;

WHEREAS, the Company Stockholders agree to enter into this Agreement with respect to all Company Common Stock that the Company Stockholders now or hereafter control and/or own, beneficially (as defined in Rule 13d-3 under the Exchange Act) or of record;

WHEREAS, the Company Stockholders are the owners of, and have sole voting power (including, without limitation, by proxy or power of attorney) over, such number of shares of Company Stock and Company Options as are indicated opposite each of their names on Schedule A attached hereto;

WHEREAS, as a condition to the willingness of GPAC to enter into the Business Combination Agreement and of Sponsor to support the Business Combination, and, in each case, as an inducement and in consideration therefor, the Company Stockholders have agreed to enter into this Agreement; and

WHEREAS, each of GPAC, the Company and each Company Stockholder has determined that entering into this Agreement is in its best interests and, as applicable, that of its stockholders.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“Expiration Time” shall mean the earliest to occur of (a) the Second Effective Time, (b) such date and time as the Business Combination Agreement shall be validly terminated pursuant to its terms and (c) the effective date of a written agreement of the parties hereto terminating this Agreement.

“Transfer” shall mean, with respect to any security, any direct or indirect sale, assignment, tender, exchange, pledge, hypothecation, disposition or loan, or the grant, creation or suffrage of a lien, security interest or encumbrance in or upon, or the gift, grant, or placement in trust or other transfer of such security (including by operation of law), or any right, title, or interest therein (including any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, or entry into any agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing, excluding entry into this Agreement, the Business Combination Agreement and the other Ancillary Agreements (as applicable) and the consummation of the transactions contemplated hereby and thereby.

2. Agreement to Retain the Company Common Stock.

2.1 No Transfer of Company Common Stock. Until the Expiration Time, each Company Stockholder unconditionally and irrevocably agrees not to, without the prior written consent of GPAC and the Company (such consent to be given or withheld in each of their respective sole discretions), (a) Transfer any shares of Company Common Stock, (b) deposit any shares of Company Common Stock into a voting trust or enter into a voting agreement or any similar agreement, arrangement or understanding with respect to any shares of Company Common Stock or grant any proxy (except as otherwise provided herein), consent or power of attorney with respect thereto (other than pursuant to this Agreement), (c) engage in any swap, hedging or other transaction which is designed to, or which would (either alone or in connection one or more developments or events) lead to or result in a Transfer of any shares of Company Common Stock, or (d) take any action that would reasonably be expected to have the effect of preventing or materially delaying the performance of such Company Stockholder’s obligations hereunder; provided, that (1) any Company Stockholder may Transfer any such shares of Company Common Stock to any other Company Stockholder or any Affiliate of any such Company Stockholder in accordance with the terms of the Company’s Certificate of Incorporation, dated March 15, 2023 (the “Company Certificate of Incorporation”) or the Company’s Bylaws, dated March 15, 2023 (the “Company Bylaws” and, together with the Company Certificate of Incorporation, the “Company Governing Documents”), subject to (i) such transferee’s prior or concurrent written agreement, reasonably satisfactory to each of GPAC and the Company, evidencing such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring Company Stockholder and (ii) the Company’s and GPAC’s mutual prior written consent; and that (2) VIKASA Clean Energy I LP and Energy Transition Investors LLC may each Transfer up to 50% of the Company Common Stock held by it, subject to each transferee’s prior or concurrent written agreement, reasonably satisfactory to each of GPAC and the Company, evidencing such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring Company Stockholder.

2.2 Additional Purchases. Until the Expiration Time, each Company Stockholder unconditionally and irrevocably agrees that any shares of Company Common Stock that such Company Stockholder purchases or otherwise hereinafter acquires (including as a result of the exercise of any option to purchase or receive shares of Company Common Stock or as the result of a permitted Transfer pursuant to Section 2.1) or with respect to which such Company Stockholder otherwise acquires sole or shared voting power after the execution of this Agreement and prior to the Expiration Time shall be subject to the terms and conditions of this Agreement to the same extent as if they were owned by such Company Stockholder as of the date hereof.

2.3 Unpermitted Transfers. Any Transfer or attempted Transfer of any shares of Company Common Stock in violation of this Section 2 shall, to the fullest extent permitted by applicable Law, be null and void ab initio.

3. Agreement to Consent and Approve.

3.1 Hereafter until the Expiration Time, each Company Stockholder agrees that, except as otherwise agreed in writing with each of GPAC and the Company: (a) within 48 hours after the Registration Statement being declared effective by the SEC, each such Company Stockholder shall execute and deliver the Company Stockholder Approval, which consent shall approve the Business Combination Agreement and the Transactions, including the Mergers, or (b) in any other circumstances upon which a consent or other approval with respect to the Business Combination Agreement, the Transactions, the Mergers or the other transactions contemplated by the Business Combination Agreement is sought. Following such execution and delivery, each Company Stockholder hereby agrees that it will not revoke, withdraw or repudiate the Company Stockholder Approval.

3.2 Hereafter until the Expiration Time, and subject to Section 2 hereof, no Company Stockholder shall enter into any tender or voting agreement, or any similar agreement, arrangement or understanding, or grant a proxy or power of attorney, with respect to the Company Common Stock that is inconsistent with this Agreement or otherwise take any other action with respect to the Company Common Stock that would prevent, materially restrict, materially limit or materially interfere with the performance of such Company Stockholder’s obligations hereunder or the consummation of the transactions contemplated hereby.

3.3 Hereafter until the Expiration Time, at any meeting of, or in any action by written consent or vote of the Company Stockholders, the Company Stockholders shall vote (or cause to be voted) all Company Common Stock, currently or hereinafter owned or controlled (including by proxy or otherwise) by such Company Stockholder against, and withhold consent with respect to, (i) any merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company (other than the Business Combination Agreement, the Transactions and the other transactions contemplated thereby, including the Mergers), (ii) any proposal in opposition to approval of the Business Combination Agreement or in competition with or inconsistent with the Business Combination Agreement (including any Company Acquisition Proposal), or (iii) any proposal, action or agreement that would (x) impede, frustrate, interfere with, delay, postpone, prevent, nullify, or adversely affect the Transactions or any material provision of this Agreement, the Business Combination Agreement, any other Ancillary Agreements or the transactions contemplated hereby or thereby, (y) result in a breach in any respect of any material covenant, representation, warranty or any other obligation or agreement of the Company under the Business Combination Agreement or (z) result in any of the conditions set forth in Article 8 of the Business Combination Agreement not being fulfilled. No Company Stockholder shall commit or agree to take any action inconsistent with the foregoing that would be effective prior to the Expiration Time.

3.4 Without limiting any other rights or remedies of Acquiror, in the event that any Company Stockholder fails to perform or otherwise comply with the covenants, agreements or obligations set forth in this Section 3, such Company Stockholder hereby irrevocably appoints the Company or any individual designated by the Company as such Company Stockholder’s agent, attorney-in-fact and proxy (with full power of substitution and re-substitution), for and in the name, place and stead of such Company Stockholder, to attend on behalf of such Company Stockholder any meeting of the Company Stockholders with respect to the matters described in this Section 3, to include the Company Common Stock in any computation for purposes of establishing a quorum at any such meeting of the Company Stockholders, to vote (or cause to be voted) the subject Company Common Stock or consent (or withhold consent) with respect to any of the matters described herein in connection with any meeting of the Company Stockholders or any action by written consent by the Company Stockholders (including the Company Stockholder Approval). The proxy granted in this Section 3.4 shall expire upon the Termination Date.

3.5 The proxy granted by each Company Stockholder pursuant to Section 3.4 is coupled with an interest sufficient in law to support an irrevocable proxy and is granted in consideration of Acquiror entering into the Business Combination Agreement and agreeing to consummate the transactions contemplated thereby. The proxy granted by each Company Stockholder pursuant to Section 3.4 is a durable proxy and shall survive the bankruptcy, dissolution, death, incapacity or other inability to act by any such Company Stockholder and shall revoke any and all prior proxies granted by such Company Stockholder with respect to the Company Common Stock. The vote or consent of the proxyholder in accordance with Section 3.4 with respect to its obligations under this Agreement shall control in the event of any conflict between such vote or consent by the proxyholder of the Company Common Stock and a vote or consent by the Company Stockholder of the Company Common Stock (or any other Person with the power to vote or provide consent with respect to the Company Common Stock) with respect to the matters described in this Section 3. The proxyholder may not exercise the proxy granted pursuant to Section 3.4 on any matter except for those matters set forth in Section 3.

4. Additional Agreements.

4.1 Each Company Stockholder agrees not to commence, join in, knowingly facilitate, assist or knowingly encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against GPAC, the Company or the other parties to the Business Combination Agreement or any of their respective successors or directors or officers (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Business Combination Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into this Agreement, the Business Combination Agreement or the Ancillary Agreements.

4.2 Each Company Stockholder agrees that, at or prior to the Closing, it will execute and deliver (or cause to be delivered) a counterpart to each of the Shareholder Agreement and the Lock-up Agreement (each in the form and substance thereof to be agreed by GPAC and the Company prior to Closing, which lock-up shall be no less burdensome than the lock-up set forth in the Sponsor Side Letter).

4.3 Certain Company Stockholders agree that, at or prior to the Closing, they will execute and deliver (or cause to be delivered), as required by the Business Combination Agreement a counterpart to the Registration Rights Agreement (in form and substance thereof to be agreed by GPAC and the Company prior to Closing).

4.4 Each Company Stockholder agrees to accept the delivery of the Per Share Consideration to such Company Stockholder at the Closing in accordance with the terms of the Business Combination Agreement, and agrees that once such Per Share Consideration is delivered to such Company Stockholder, no other consideration may be claimed by such Company Stockholder in respect of such Company Stockholder’s equity in the Company immediately prior to Closing except as provided in the Business Combination Agreement and any Ancillary Agreement.

4.5 Until the Expiration Time, each Company Stockholder agrees to comply with the obligations applicable to the Company pursuant to Section 7.01, Section 7.02 and Section 7.05 of the Business Combination Agreement as if such Company Stockholder were a party thereto.

5. Representations and Warranties of the Company Stockholders. Each Company Stockholder hereby represents and warrants to GPAC as follows:

5.1 Due Authority. Such Company Stockholder has the full power and authority to make, enter into and carry out the terms of this Agreement. This Agreement has been duly and validly executed and delivered by such Company Stockholder and constitutes a valid and binding agreement of such Company Stockholder enforceable against it in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

5.2 Ownership of the Company Common Stock. As of the date hereof, such Company Stockholder is the owner of the Company Common Stock indicated on Schedule A hereto opposite such Company Stockholder’s name, free and clear of any and all Liens, other than (i) those created by this Agreement, (ii) as may be set forth in the Company Governing Documents of the Company, (iii) those under applicable securities laws or (iv) as disclosed on Schedule A. Such Company Stockholder has as of the date hereof and, except pursuant to a transfer permitted in accordance with Section 2.1 hereof, will have until the Expiration Time, sole voting power (including the right to control such vote as contemplated herein), power of disposition, power to issue instructions with respect to the matters set forth in this Agreement and power to agree to all of the matters applicable to such Company Stockholder set forth in this Agreement, in each case, over all Company Common Stock currently or hereinafter owned by such Company Stockholder. As of the date hereof, such Company Stockholder does not directly or indirectly own any other voting securities of the Company other than the Company Common Stock and Company Options set forth on Schedule A opposite such Company Stockholder’s name. As of the date hereof, such Company Stockholder does not directly or indirectly own any rights to purchase or acquire any other equity securities of the Company, except as set forth on Schedule A opposite such Company Stockholder’s name.

5.3 No Conflict; Consents.

(a) The execution and delivery of this Agreement by such Company Stockholder does not, and the performance by such Company Stockholder of the obligations under this Agreement and the compliance by such Company Stockholder with any provisions hereof do not and will not: (i) conflict with or violate any applicable Law applicable to such Company Stockholder, (ii) contravene or conflict with, or result in any violation or breach of, any provision of any limited liability company agreement, certificate of formation, articles of association, by-laws, operating agreement or similar formation or governing documents and instruments of such Company Stockholder or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the shares of Company Common Stock owned by such Company Stockholder pursuant to any Contract to which such Company Stockholder is a party or by which such Company Stockholder is bound, except, in the case of clause (i) or (iii), as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of such Company Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, Governmental Official or any other Person is required by or with respect to such Company Stockholder in connection with the execution and delivery of this Agreement or the consummation by such Company Stockholder of the transactions contemplated hereby.

5.4 Absence of Litigation. As of the date hereof, there is no action pending against, or, to the knowledge (after reasonable inquiry) of such Company Stockholder, threatened against such Company Stockholder that would reasonably be expected to materially impair the ability of such Company Stockholder to perform such Company Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby.

5.5 Absence of Other Voting Agreement. Except for this Agreement, such Company Stockholder has not: (i) entered into any voting agreement, voting trust or similar agreement with respect to any shares of Company Common Stock or other equity securities of the Company owned by such Company Stockholder, or (ii) granted any proxy, consent or power of attorney with respect to any shares of Company Common Stock or other equity securities of the Company owned by such Company Stockholder (other than as contemplated by this Agreement).

6. Termination. This Agreement shall terminate upon the earliest to occur of (i) the Expiration Time, (ii) as to each Company Stockholder, the mutual written agreement of GPAC, the Company and such Company Stockholder and (iii) the amendment of the Business Combination Agreement, without the prior written consent of the Company Stockholders representing a majority of the equity interests in the Company, to (A) decrease the Merger Consideration payable thereunder, (B) impose any additional limitations, obligations or restrictions on the payment of Merger Consideration to the Company Stockholders or (C) change the form of Merger Consideration in a manner that is adverse to the Company Stockholders (such date, the “Termination Date”).

7. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in any other party, any direct or indirect ownership or incidence of ownership of or with respect to the Company Stockholder’s shares of Company Common Stock. All rights, ownership and economic benefits of and relating to the Company Stockholder’s Company Common Stock and shall remain vested in and belong to the Company Stockholder, and no other party shall have any authority to direct the Company Stockholders in the voting or disposition of any of the Company Common Stock except as otherwise provided herein.

8. Miscellaneous.

8.1 Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void, unenforceable or against its regulatory policy, the remainder of this Agreement will continue in full force and effect and the application of such term, provision, covenant or restriction to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto such that this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. The parties hereto further agree to replace such void or unenforceable term, provision, covenant or restriction of this Agreement with a valid and enforceable term, provision, covenant or restriction that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable term, provision, covenant or restriction.

8.2 Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Termination Date. This Section 8.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Second Effective Time or the termination of this Agreement.

8.3 Assignment. Except for in connection with a Transfer as permitted pursuant to Section 2.1, no party hereto may assign, directly or indirectly, including by operation of Law, either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties hereto. Subject to the first sentence of this Section 8.3, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment in violation of this Section 8.3 shall be null and void ab initio.

8.4 Amendments and Modifications. Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, at any time, by execution of an instrument in writing signed on behalf of each of the parties hereto with respect to any of the terms contained herein.

8.5 Specific Performance; Injunctive Relief. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to enforce specifically the terms and provisions hereof in the exclusive jurisdiction and venue of the courts of the State of Delaware or the federal courts located in the State of Delaware (the “Chosen Courts”) and immediate injunctive relief to prevent breaches of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties hereto hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the parties hereto. Each of the parties hereto hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each party hereto hereby further agrees that in the event of any action by any other party hereto for specific performance or injunctive relief, it will not assert that a remedy at Law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

8.6 Further Assurances. The Company Stockholder agrees, from time to time, and without additional consideration, to execute and deliver such additional proxies, documents, and other instruments and to take all such further action as GPAC may reasonably request to consummate and make effective the transactions contemplated by Business Combination Agreement and this Agreement.

8.7 Notices. All notices, consents and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by a nationally recognized courier service guaranteeing overnight delivery, or sent via email to the parties hereto at the following addresses:

Notices to GPAC:

Global Partner Acquisition Corp II

200 Park Avenue, 32nd Floor

New York, NY 10166

Attention:

Chandra R. Patel

Jarett Goldman

E-mail:

crpatel@antarcticacapital.com;

jgoldman@antarcticacapital.com

with copies to (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10002

Attention:

Lauren M. Colasacco, P.C.

Peter Seligson, P.C.

Jennifer R. Gasser

E-mail:

lauren.colasacco@kirkland.com

peter.seligson@kirkland.com

jennifer.gasser@kirkland.com

Notices to the Company: Stardust Power Inc. 6608 N. Western Ave, Suite 466 Nichols Hills OK 73116 Attention: Roshan Pujari Email: roshan@stardust-power.com with a copy to (which shall not constitute notice):

Norton Rose Fulbright

1301 Avenue of the Americas, New York, New York 10019-6022

Attention:

Rajiv Khanna

E-mail:

rajiv.khanna@nortonrosefulbright.com

Notices to any Company Stockholder: To the address for notice set forth on Schedule A hereto.

Unless otherwise specified herein, such notices or other communications will be deemed given (a) on the date received, if delivered personally, (b) one Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery and (c) on the date received, if delivered by email. Each of the parties hereto will be entitled to specify a different address by delivering notice as aforesaid to each of the other parties hereto.

8.8 Applicable Law; Jurisdiction of Disputes.

(a) This Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, and any action, suit, dispute, controversy or claim arising out of this Agreement, or the validity, interpretation, breach or termination of this Agreement, shall be governed by and construed in accordance with the laws of the state of Delaware without regard to any conflicts of law provisions that would require the application of the laws of any other jurisdiction.

(b) Each of GPAC, the Company and the Company Stockholders irrevocably consents to the exclusive jurisdiction and venue of the Chosen Courts in connection with any matter based upon or arising out this Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Each of GPAC, the Company and the Company Stockholders shall not assert as a defense in any legal dispute, that (a) such person is not personally subject to the jurisdiction of the Chosen Courts for any reason, (b) such legal proceeding may not be brought or is not maintainable in the Chosen Courts, (c) such person’s property is exempt or immune from execution, (d) such legal proceeding is brought in an inconvenience forum or (e) the venue of such legal proceeding is improper. Each of GPAC, the Company and the Company Stockholders hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before the Chosen Courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than the Chosen Courts, whether on the grounds of inconvenient forum or otherwise. Each of GPAC, the Company and the Company Stockholders hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 8.6. Notwithstanding the foregoing in this Section 8.7, each of GPAC, the Company and the Company Stockholders may commence any action, claim, cause of action or suit in a court other than the Chosen Courts solely for the purpose of enforcing an order or judgment issued by the Chosen Courts.

8.9 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

8.10 Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, and is not intended to confer upon any other Person other than the parties hereto any rights or remedies. This Agreement is not intended to and shall not be construed to give any third-party any interest or rights (including, without limitation, any third-party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

8.11 Counterparts. This Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart. Signatures delivered electronically shall be deemed to be original signatures.

8.12 Effect of Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.13 Expenses. Except as otherwise set forth in this Agreement and the Business Combination Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party hereto incurring such expenses.

8.14 No Recourse. Notwithstanding anything to the contrary contained herein or otherwise, but without limiting any provision in the Business Combination Agreement, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities and Persons that are expressly identified as parties hereto to this Agreement in their capacities as such and no former, current or future stockholders, unitholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or affiliates of any party hereto, or any former, current or future direct or indirect stockholder, unitholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties hereto to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the matters contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of any party hereto against the other parties hereto, in no event shall any party hereto or any of its affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

8.15 No Group. The obligations of each Company Stockholder hereunder are several and not joint with the obligations of any other Company Stockholder, and no Company Stockholder shall be responsible in any way for the performance of the obligations of any other Company Stockholder hereunder. Nothing contained herein, and no action taken by any Company Stockholder pursuant hereto, shall be deemed to constitute the Company Stockholders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Company Stockholders in any way acting in concert or as a group with respect to such obligations or the transactions contemplated herein.

8.16 Waiver. No failure or delay on the part of any party hereto to exercise any power, right, privilege or remedy under this Agreement shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party hereto shall be deemed to have waived any claim available to such party arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

[Remainder of Page Intentionally Left Blank]

In witness whereof, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

GPAC:

GLOBAL PARTNER ACQUISITION CORP II

By:
Name:
Title:

COMPANY:

STARDUST POWER INC.

By:
Name:
Title:

COMPANY STOCKHOLDERS:

ENERGY TRANSITION INVESTORS LLC

By:
Name:
Title:

7636 HOLDINGS LLC

By:
Name:
Title:

VIKASA CLEAN ENERGY I LP

By:
Name:
Title:

[Signature Page to Company Support Agreement]

RAINBOLT FAMILY FOUNDATION

By:
Name:
Title:

By:
Name:	Roshen Pujari

By:
Name:	Pablo Cortegoso

By:
Name:	Abi Adeoti

By:
Name:	Anupam Agarwal

By:
Name:	Charlotte Nangolo

By:
Name:	Heather Farley

By:
Name:	Tyler Coons

[Signature Page to Company Support Agreement]

By:
Name:	Maggie Clayton

By:
Name:	Charles Egas

By:
Name:	Keoni Grundhauser

By:
Name:	Dane Walin

By:
Name:	John Riesenberg

By:
Name:	E. Johnson Edwards

By:
Name:	Michael Thompson

By:
Name:	William Tates

By:
Name:	Eric Carnell

[Signature Page to Company Support Agreement]

EXHIBIT B

Form of Sponsor Letter Agreement

EXHIBIT C

Scope of Shareholder Agreement

Customary Shareholder Agreements between the Acquiror and each of (i) the Sponsor and its Affiliates and (ii) Roshan Pujari and his Affiliates, providing for board nomination rights (subject to customary fall aways) and related matters including voting agreement in connection with the board nominated slate; provided that the nomination rights shall be consistent with the initial board appointment rights set forth in the Agreement. For the avoidance of doubt, the Shareholder Agreement shall not limit the right of any Person to freely transfer their Acquiror Common Stock (subject to the post-closing lock-up and any lock-up contemplated by the Registration Rights Agreement) and such Acquiror Common Stock when transferred shall not be subject to any limitations, or have any rights, under the Shareholder Agreement.